UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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XRS Corporation

(Exact name of registrant as specified in its charter)

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XRS CORPORATION

965 Prairie Center Drive

Eden Prairie, MN 55344

(952) 707-5600

September 29, 2014

Dear Shareholder:

On behalf of the board of directors of XRS Corporation, I cordially invite you to attend a special meeting of shareholders of XRS Corporation to be held on Thursday, October 30, 2014, at the company’s offices located at 965 Prairie Center Drive, Eden Prairie, MN 55344, at 9:00 a.m. local time.

On August 29, 2014, XRS Corporation entered into a definitive merger agreement to be acquired by a subsidiary of Omnitracs, LLC, an affiliate of Vista Equity Partners. This special meeting is being held in connection with the transactions contemplated by the merger agreement. If those transactions are complete, you will be entitled to receive $5.60 in cash, without interest, less any required withholding taxes, for each share of our capital stock that you own (unless you have properly exercised your dissenters’ rights with respect to such shares). At the special meeting of shareholders, you will be asked to consider and vote upon the following proposals:

1.	To approve the Agreement and Plan of Merger, dated as of August 29, 2014, by and among our company, Amundsen Holdings, LLC (“Parent”) and Amundsen Merger Sub Corp., a wholly owned direct subsidiary of Parent (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”);

2.	To adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to approve the Merger Agreement, if there are insufficient votes to establish quorum or to approve the Merger Agreement at the time of the special meeting; and

3.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement (the “Merger”).

After due and careful discussion and consideration, our company’s board of directors has unanimously (i) determined that the Merger Agreement, the Support Agreements (as defined below) and the transactions contemplated thereby are fair to and in the best interests of our company and its shareholders, (ii) approved and declared advisable the execution, delivery and performance by our company of the Merger Agreement and the consummation of the transactions contemplated thereby, (iii) recommended that our company’s shareholders vote in favor of the approval of the Merger Agreement and the Merger, and (iv) directed that the approval of the Merger Agreement and the Merger be submitted to our company’s shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, and “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the Merger.

The proposal to approve the Merger Agreement will be approved if it receives the affirmative vote of a majority of the voting power of all shares entitled to vote thereon. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger will each be approved if it receives the affirmative vote of a majority of the voting power of the shares present and entitled to vote thereon.

Certain of our executive officers and significant shareholders have agreed to vote at the special meeting and to vote in favor of the proposal to approve the Merger Agreement pursuant to voting and support agreements entered into with Parent and Merger Sub. These shareholders hold approximately 68.2% of our issued and outstanding shares of capital stock. As a result of the commitments of these shareholders to participate in the special meeting, we expect that the proposal to approve the Merger Agreement will receive at least the affirmative vote of a majority of the voting power of all shares entitled to vote thereon, and that the proposal will be approved.

Your vote is very important, regardless of the number of shares of our company’s capital stock you own. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your vote by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the advising (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of our company in connection with the Merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. The failure to vote your shares with respect to the approval of the Merger Agreement will have the same effect as a vote “AGAINST” approval of the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares “FOR” approval of the proposal to approve the Merger Agreement will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Appendix A to the proxy statement. We encourage you to read the entire proxy statement and its appendices, including the Merger Agreement, carefully. You may also obtain additional information about our company from documents we have filed with the Securities and Exchange Commission.

Very truly yours,

John J. Coughlan

Chairman and Chief Executive Officer

The proxy statement is dated September 29, 2014, and is first being mailed to our shareholders on or about September 30, 2014.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

XRS CORPORATION

965 Prairie Center Drive

Eden Prairie, MN 55344

(952) 707-5600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO

BE HELD THURSDAY, OCTOBER 30, 2014

To the Shareholders of XRS Corporation:

A special meeting of shareholders of XRS Corporation will be held on Thursday, October 30, 2014, at the company’s offices located at 965 Prairie Center Drive, Eden Prairie, MN 55344, at 9:00 a.m., local time, for the following purposes:

1.	To approve the Agreement and Plan of Merger, dated as of August 29, 2014, by and among our company, Amundsen Holdings, LLC (“Parent”), and Amundsen Merger Sub Corp., a wholly owned direct subsidiary of Parent (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”);

2.	To adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to approve the Merger Agreement, if there are insufficient votes to establish quorum or to approve the Merger Agreement at the time of the special meeting; and

3.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement (the “Merger”).

Our company’s board of directors has fixed the close of business on September 24, 2014, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting.

Your vote is very important, regardless of the number of shares of our company’s capital stock you own. The Merger cannot be completed unless the Merger Agreement is approved by the affirmative vote of a majority of the voting power of all shares entitled to vote thereon. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger each will be approved if it receives the affirmative vote of a majority of the voting power of the shares present and entitled to vote thereon.

Certain of our executive officers and significant shareholders have agreed to vote at the special meeting and to vote in favor of the proposal to approve the Merger Agreement pursuant to voting and support agreements entered into with Parent and Merger Sub (collectively, the “Support Agreements”). These shareholders hold approximately 68.2% of our issued and outstanding shares of capital stock. As a result of the commitments of these shareholders to participate in the special meeting, we expect that the proposal to approve the Merger Agreement will receive more than the required number of affirmative votes and that the proposal will be approved.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your vote by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of our company in connection with the Merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. If you do not attend and vote your shares at the special meeting and you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

After due and careful discussion and consideration, our company’s board of directors has unanimously (i) determined that the Merger Agreement, the Support Agreements and the transactions contemplated thereby are fair to and in the best interests of our company and its shareholders, (ii) approved and declared advisable the execution, delivery and performance by our company of the Merger Agreement and the consummation of the transactions contemplated thereby, (iii) recommended that our company’s shareholders vote in favor of the approval of the Merger Agreement and the Merger, and (iv) directed that the approval of the Merger Agreement and the Merger be submitted to our company’s shareholders. Accordingly, our company’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR VOTE BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

Whether or not you expect to be present personally at the special meeting, please complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope at your earliest convenience. This will ensure your participation in the decisions to be made by the shareholders.

By Order of the Board of Directors

September 29, 2014	Michael W. Weber Secretary

GENERAL INFORMATION

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of XRS Corporation (NASDAQ: XRSC), a Minnesota corporation that we refer to in this proxy statement as the “Company,” “we,” “our,” or “us,” for solicitation of proxies for use at a special meeting of shareholders to be held on Thursday, October 30, 2014, at the Company’s offices located at 965 Prairie Center Drive, Eden Prairie, MN 55344, at 9:00 a.m., local time, and at all adjournments thereof. The purposes of the meeting and the matters to be acted upon are set forth in the preceding Notice of Special Meeting of Shareholders. We are not currently aware of any other matters that will come before the meeting.

We have asked brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of our common stock and we will reimburse them for their expenses in so doing. To ensure adequate representation at the meeting, our officers, agents and employees may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. We will bear all expenses incurred in connection with this solicitation.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page 24)

XRS Corporation, together with its wholly owned subsidiary, Turnpike Global Technologies, Inc., delivers compliance and fleet management solutions to the commercial trucking industry. Our solutions enable customers to improve compliance with United States Department of Transportation (DOT) regulations, optimize the utilization of their assets and enhance the productivity of fleet operations across the entire supply chain resulting in decreased costs.

Amundsen Merger Sub Corp., a Minnesota corporation (which we refer to in this proxy statement as “Merger Sub”) and wholly owned direct subsidiary of Amundsen Holdings, LLC, was formed on August 27, 2014 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Merger, as defined below) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Amundsen Holdings, LLC, a Delaware limited liability company (which we refer to in this proxy statement as “Parent”), was formed on August 27, 2014 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Merger) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of financing in connection with the Merger.

Parent is a wholly owned subsidiary of Omnitracs, LLC (“Omnitracs”), the leading provider of fleet management solutions, including software applications, information services, and hardware platforms for private and for-hire fleets. Omnitracs’ intuitive technologies, including solutions for safety and compliance, fuel efficiency, driver retention, fleet productivity, GPS fleet tracking, and fleet maintenance, enable its customers to solve common fleet problems and achieve their business objectives. Having pioneered the telematics industry more than 25 years ago as a business unit of Qualcomm, today, Omnitracs continues to serve more than

2,500 private and for-hire fleet customers and more than 270,000 vehicles throughout North America and Latin America. Omnitracs is part of the Vista Equity Partners portfolio of companies.

Merger Sub and Parent are affiliates of Vista Equity Partners Fund IV, L.P. (“Vista”). Vista has provided to Parent an equity commitment of up to $180 million (subject to adjustments and the terms and conditions as described in the Equity Commitment Letter). After giving effect to the Merger, the Company, as the surviving corporation, will be affiliated with Vista.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated August 29, 2014, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the “Merger Agreement,” and to the merger of Merger Sub with and into the Company, as the “Merger.”

Merger Agreement (Page 51)

The Merger Agreement provides that the Merger may be consummated, subject to the terms and conditions of the Merger Agreement, after the shareholders of the Company have approved the Merger Agreement at a special meeting of our shareholders and the other closing conditions are satisfied or waived. We have prepared this proxy statement in connection with the solicitation of proxies for the special meeting to obtain shareholder approval of the Merger Agreement in order to be able to consummate the Merger. The Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”

The Special Meeting (Page 20)

Time, Place and Purpose of the Special Meeting (Page 20)

The special meeting will be held on Thursday, October 30, 2014 at the Company’s offices located at 965 Prairie Center Drive, Eden Prairie, MN 55344, at 9:00 a.m. local time.

At the special meeting, holders of shares of Company capital stock will be asked to approve the proposal to approve the Merger Agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Merger Agreement. In addition, holders of shares of Company capital stock will be asked to approve, on an advisory (non-binding) basis, the existing compensatory arrangements between the Company and its named executive officers providing for specified compensation as may become payable in connection with the Merger.

Record Date and Quorum (Page 20)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company capital stock at the close of business on September 24, 2014, which the Company has set as the record date for the special meeting and which we refer to as the “record date.” You will have one vote for each share of Company capital stock that you owned on the record date. As of the record date, there were 27,942,942 shares of Company capital stock outstanding and entitled to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Company capital stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting constitutes a quorum for transaction of business at the special meeting.

Vote Required (Page 20)

Approval of the proposal to approve the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Preferred Stock entitled to vote thereon, voting together as a single class on an as-converted to common stock basis (the “Shareholder Approval”). Failure to vote, by proxy or in person and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the advisory (non-binding) proposal to approve the compensation payable to our named executive officers in connection with the Merger each require the affirmative vote of holders of a majority in voting power of the shares of our common stock and Preferred Stock present in person or represented by proxy at the special meeting, voting together as a single class on an as-converted to common stock basis. Failure to vote, by proxy or in person, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the each such proposal.

If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 17,051,923 shares of Company capital stock (excluding shares of common stock issuable upon the vesting and exercise of stock options or the vesting and settlement of restricted stock units as of such date) collectively representing 61.0% of the outstanding shares of Company capital stock on the record date.

Certain of our executive officers and significant shareholders have agreed to vote at the special meeting and to vote in favor of the proposal to approve the Merger Agreement pursuant to voting and support agreements entered into with Parent and Merger Sub. These shareholders hold approximately 68.2% of our issued and outstanding shares of capital stock. As a result of the commitments of these shareholders to participate in the special meeting, we expect that the proposal to approve the Merger Agreement will receive at least the affirmative vote of a majority of the voting power of all shares entitled to vote thereon, and that the proposal will be approved.

Proxies and Revocation (Page 22)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company capital stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares will not be voted on any of the proposals submitted to a vote at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement, and your shares will not have an effect on approval of the proposal to adjourn the special meeting or on the advisory (non-binding) proposal to approve the compensation payable to our named executive officers in connection with the Merger.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company capital stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

The Merger (Page 24)

The Merger Agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”) and will continue to do business following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

Merger Consideration (Page 26)

In the Merger, each outstanding share of Company common stock (excluding shares held (i) by the Company, Parent or Merger Sub (other than shares in trust accounts, managed accounts and the like) and (ii) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or otherwise lost dissenters’ rights under Minnesota law with respect to such shares, which we refer to collectively as the “excluded shares”) will be converted into the right to receive $5.60 in cash, without interest thereon and less any required withholding taxes, which amount we refer to as the “Merger Consideration.” Each outstanding share of Preferred Stock (other than any excluded shares) will be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of shares of Company common stock into which such share of Preferred Stock would have been converted had the holder thereof converted such share into shares of Company common stock immediately prior to the closing of the Merger in accordance with the Company’s organizational documents multiplied by (y) the Merger Consideration.

Treatment of Common Stock Warrants (Page 42)

Pursuant to the Merger Agreement, at the Effective Time, each company warrant with respect to which the holder has signed a warrant cancellation agreement will be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of shares of Company capital stock subject to such warrant immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company capital stock under such warrant. If the exercise price payable per share of Company capital stock under such warrant is more than the Merger Consideration, such warrant will be cancelled as of the Effective Time without any consideration being payable under such warrant. The Company has agreed to use its reasonable best efforts to cause holders of warrants to execute warrant cancellation agreements.

Treatment of Stock Options (Page 42)

If the Merger occurs, each outstanding, unexpired and unexercised option to acquire shares of Company common stock issued (i) under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, with respect to which the applicable award agreement so permits, (ii) under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, with respect to which the holder thereof has signed an option cancellation agreement, and (iii) under the Company’s 2002 Long-Term Incentive and Stock Plan, as amended, with respect to which the applicable holder thereof has signed an option cancellation agreement, in each case whether or not vested, will be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of shares of Company common stock subject to such option immediately prior to the Effective Time (without regard to vesting) multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company common stock under such option, subject to any required tax withholding. No holder of an option that has an exercise price per share of Company common stock that is equal to or greater than the Merger Consideration shall be entitled to any payment on such options, either before or after the Effective Time.

Treatment of Restricted Stock Units (Page 43)

Pursuant to the Merger Agreement, at the Effective Time, each outstanding award of a right (other than awards of options to acquire shares of Company common stock) entitling the holder thereof to shares or cash equal to or based on the value of shares issued under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, that is outstanding or payable as of immediately prior to the Effective Time (each a “Restricted Stock Unit”), whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of shares subject to such Restricted Stock Unit; and (ii) the Merger Consideration, subject to any required tax withholdings.

Recommendation of the Board of Directors and the Special Committee; Reasons for the Merger (Page 29)

After due and careful discussion and consideration of various factors described in the section titled “Proposal 1—The Merger—Recommendation of the Board of Directors and the Special Committee; Reasons for the Merger,” (i) the special committee (the “Special Committee”) of the Board unanimously (1) approved the Merger Agreement, the Support Agreements and the transactions contemplated thereby (including the Merger) for the purposes of Sections 302A.673 and 302A.675 of the Minnesota Business Corporation Act and (2) recommended that the Board approve the Merger Agreement and the transactions contemplated in the Merger Agreement, and (ii) the Board unanimously (1) determined that the Merger Agreement, the Support Agreements and the transactions contemplated thereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (2) approved and declared advisable the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger), (3) resolved to recommend that the shareholders of the Company vote in favor of the approval of the Merger Agreement and the Merger, and (4) directed that the approval of the Merger Agreement and the Merger be submitted to the Company’s shareholders.

The Board recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

To review the factors that the Board considered when deciding whether to approve the Merger Agreement and the transactions contemplated thereby, see “Proposal 1—The Merger—Recommendation of the Board of Directors and the Special Committee; Reasons for the Merger.”

Opinion of William Blair & Company, L.L.C. (Page 32)

On August 29, 2014, William Blair & Company, L.L.C., which we refer to as William Blair, delivered its oral opinion to the Special Committee and subsequently confirmed in writing that, as of August 29, 2014 and based upon and subject to the assumptions, qualifications and limitations stated therein, the $5.60 per share in cash to be received by the holders of shares of Company common stock (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders who have properly exercised dissenters’ rights) pursuant to the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of William Blair, dated August 29, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. William Blair provided its opinion for the information and assistance of the Special Committee and the Board in connection with their consideration of the Merger. The William Blair opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the transaction or any other matter. The Company hired William Blair based on its qualifications and expertise in providing financial advice to technology companies and its reputation as a nationally recognized investment banking firm as well as its knowledge of the Company. William Blair provided financial advisory services to the Company from 2011 to 2013 pursuant to a letter agreement entered into in 2011 and received $75,000 as a retainer and $53,479.64 as expense reimbursement pursuant to such letter agreement. Pursuant to a letter agreement dated August 6, 2014, a fee of $500,000 became payable to William Blair upon delivery of its fairness opinion. Under the terms of the letter agreement, William Blair will be entitled to receive an additional fee of approximately $1.86 million upon completion of the Merger. The Company also has agreed to reimburse William Blair for specified out-of-pocket expenses (including reasonable fees and expenses of its counsel and other independent experts retained by William Blair) incurred by it in connection with its services in an amount not to exceed $35,000, and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws. In addition, in 2013, William Blair provided advice and consultation to Omnitracs LLC, an affiliate of Parent, in connection with an acquisition unrelated to the Merger, which William Blair discussed with the Special Committee. William Blair received a fee of $1 million from Omnitracs for such advice and consultation. During the two years preceding the date of its opinion, William Blair has not otherwise been engaged by or received any compensation from the Company or Parent.

Financing of the Merger (Page 39)

Parent and Merger Sub estimate that they will need up to $180 million at closing of the Merger to pay the aggregate Merger Consideration and related fees and expenses.

Debt Financing (Page 39)

Parent and Merger Sub plan to use third party funded debt to finance a portion of the Merger consideration. Omnitracs, LLC, a parent company of Parent and Merger Sub, has received a debt commitment letter from Royal Bank of Canada, Credit Suisse Securities (USA) LLC, Guggenheim Corporate Funding, LLC and certain of their respective affiliates, pursuant to which they commit to provide Omnitracs, LLC with $110 million in secured first lien term loans and $40 million in second lien term loans. Subject to the satisfaction of certain customary conditions, the first and second lien term loans will be fully drawn at closing of the Merger and used by Merger Sub to pay the aggregate Merger Consideration and related fees and expenses.

Equity Financing; Limited Guaranty (Page 39)

Parent has received an equity commitment letter from Vista (which we refer to as the “Equity Commitment Letter”), pursuant to which Vista has committed to contribute to Parent up to $180 million (subject to adjustment as set forth in the Equity Commitment Letter) in cash in immediately available funds, which will be sufficient for Parent to consummate the transactions contemplated by the Merger Agreement, including the aggregate Merger Consideration, as applicable, pursuant to and in accordance with the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “Equity Financing.” The funding of the Equity Financing is subject to (i) the satisfaction, or waiver by Parent and Merger Sub (with the prior written approval of Vista), of all conditions of the Merger, as applicable and (ii) the contemporaneous consummation of the Merger. The Company is a third party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of the Company to seek and obtain specific performance to cause Parent and Merger Sub to cause, or to directly cause, Vista to fund the Equity Financing in accordance with the terms of the Equity Commitment Letter and the Merger Agreement.

Concurrently with the execution and delivery of the Merger Agreement, Vista executed and delivered to the Company a limited guaranty in favor of the Company in respect of certain of Parent’s and Merger Sub’s liabilities and obligations under the Merger Agreement (which we refer to as the “Limited Guaranty”), provided that in no event will Vista incur obligations totaling more than $13.2 million in the aggregate (plus the amount of certain reimbursement or indemnification obligations payable pursuant to the Merger Agreement) under the Limited Guaranty.

Interests of Certain Persons in the Merger (Page 40)

In considering the recommendation of the Board with respect to the proposal to approve the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. These interests include the acceleration and “cash-out” of stock options and restricted stock units held by executive officers and the right to continued indemnification and insurance coverage for our directors and executive officers by the Surviving Corporation after the Merger. In addition, our executive officers each are entitled to enhanced severance arrangements if their employment is terminated within the period that is six months before the Merger and two years after the Merger. The Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholder of the Company.

Material United States Federal Income Tax Consequences of the Merger (Page 46)

The exchange of shares of Company capital stock for cash in the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize gain or loss equal to the difference between the amount of cash you receive with respect to such Shares (determined before the deduction of any required withholding taxes) and your adjusted tax basis in the Shares exchanged therefor, and such gain or loss will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held the Shares for more than one (1) year at the time of the exchange. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made to a non-United States Holder with respect to shares of Company capital stock exchanged for cash pursuant to the Merger may be exempt from United States federal income tax. A non-United States Holder may be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. You should read “Proposal 1—The Merger–Material United States Federal Income Tax Consequences of the Merger” beginning on page 46 for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the material United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Regulatory Approvals and Notices (Page 49)

Under the HSR Act (as defined below), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to the Merger.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), the Merger may not be completed until the expiration of a thirty (30) calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the end of the thirty (30) calendar day waiting period is set to fall on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 P.M., New York City time, the next business day. VEPF IV AIV VI, L.P., an affiliate of Parent, filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the Merger on September 11, 2014, and the required waiting period with respect to the Merger is set to expire at 11:59 P.M., New York City Time, on October 14, 2014.

Under the Communications Act of 1934, as amended, and the related rules and regulations that have been issued by the Federal Communications Commission (the “FCC”), prior FCC approval is necessary before the parties may consummate a transaction involving the assignment of licenses and authorizations issued by the FCC. The Merger would result in a deemed assignment of the Company’s authorization issued by the FCC to operate certain mobile earth terminals in conjunction with our business. On September 5, 2014, an application was filed seeking FCC consent to the assignment of that authorization from the Company to Omnitracs. That application appeared on an FCC Public Notice on September 10, 2014. Under the rules of the FCC, interested parties have thirty (30) days from the date of that Public Notice in order to file objections to the application. If no such objections are filed by that deadline (i.e., by October 10, 2014) and the FCC finds that grant of the application will serve the public interest, the FCC will grant the application in the ordinary course.

Merger Closing Conditions (Page 51)

The respective obligations of the Company and Parent to complete the Merger are subject to the satisfaction or waiver by the Company and Parent of certain conditions, including that the Company shall have obtained the Shareholder Approval and the waiting period under the HSR Act shall have expired. The Merger is not subject to a condition related to financing.

No Solicitation of Alternative Proposals (Page 58)

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to solicit any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, at any time before the Effective Time, the Company may (i) provide information in response to a request therefor to any third party that has made an alternative proposal and (ii) engage in discussions or negotiations with any third party regarding an alternative proposal, if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes, or could reasonably be expected to lead to, a Superior Offer (as defined herein). The Company has agreed to promptly, and in any event within 24 hours, provide Parent with any information concerning the Company and its subsidiaries that is provided to any third party making an unsolicited Superior Offer. If the Company terminates the Merger Agreement in order to accept a Superior Offer, the Company is required to pay a termination fee of $6.6 million and reimburse Parent’s expenses in an amount up to $2.25 million.

Termination of the Merger Agreement (Page 63)

The Merger Agreement may be terminated at any time prior to the Effective Time, except as otherwise provided in the Merger Agreement, as follows:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•	if the Shareholder Approval is not obtained at the special meeting or any adjournment or postponement thereof, provided that such right to termination is not available to a party if it is in breach of its obligations with respect to the filing of the proxy statement, holding of a special meeting of shareholders or obtaining of the Shareholder Approval;

•	if a court of competent jurisdiction or other governmental body has taken any final and non-appealable action that has the effect of permanently restraining, enjoining or otherwise making consummation of the Merger illegal; provided that the right to terminate in this circumstance shall not be available to Parent or the Company if the issuance of such final and non-appealable action is primarily attributable to a failure on the part of such party to perform in any material respect any covenant or obligation required to be performed at or prior to the Effective Time; or

•

if the Merger shall not have been consummated on or before the End Date (i.e., January 26, 2015); provided that such right to terminate the Merger Agreement on the End Date shall not be available to Parent or the Company if the failure of the Merger to be consummated on or before such date is primarily due to the failure Parent or the Company, as applicable, to perform in all material respects any of its obligations the Merger Agreement.

•	by the Company if:

•	at any time prior to the Closing, if there is any breach of or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in the Merger Agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of a condition to the Merger regarding the accuracy of Parent’s or Merger Sub’s representations and warranties or Parent’s or Merger Sub’s compliance with its covenants or agreements and (ii) is not capable of being cured prior to the End Date or is not commenced to have been cured within fifteen days of the date the Company gives Parent notice of such breach or failure to perform; provided that the Company shall not have the right to terminate the Merger Agreement in this circumstance if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described above;

•	at any time prior to the receipt of the Shareholder Approval in order to accept a Superior Offer and enter into a Specified Agreement, subject to the Company’s compliance with its obligations described in the section above titled “No Solicitation of Alternative Proposals” (provided that that payment by the Company of the termination fee described below shall be a condition to the termination of the Merger Agreement by the Company in this circumstance); or

•	if (i) the conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied, (ii) the Company has irrevocably confirmed that all conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied as of the date of such notice (other than those conditions that by their nature are to be satisfied at the Closing) and, if there are any unsatisfied conditions to its obligations to close the Merger (other than those conditions that by their nature are to be satisfied at the Closing) that it is willing to waive such unsatisfied conditions and (iii) the Merger shall not have been consummated within three (3) business days after the delivery of such notice (the “Merger Failure Termination Right”).

•	by Parent if:

•	at any time prior to the Closing, there is a breach of any representation or warranty or failure to perform any covenant in the Merger Agreement on the part of the Company, which inaccuracy, breach or failure to perform would give rise to the failure of a condition to the Merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements, and is not capable of being cured prior to the End Date or is not commenced to have been cured within fifteen (15) days of the date Parent gives the Company notice of such breach or failure to perform; provided that Parent will not have the right to terminate the Merger Agreement in this circumstance if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the Company has the right to terminate the Merger Agreement as described above; or

•	at any time prior to the receipt of the Shareholder Approval, if (i) the Company has failed (x) to include the Recommendation in the Proxy Statement or has effected a Company Adverse Change Recommendation, or (y) to publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the special meeting of shareholders, provided that Parent may only make such request once every thirty (30) days, provided further that if an Acquisition Proposal shall have been publicly disclosed, Parent may make such request up to three (3) times every thirty (30) days, or (ii) there has been a material breach of the provisions described in the section titled “No Solicitation of Alternative Proposals” above.

Effect of Termination (Page 64)

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect (subject to certain designated provisions of the Merger Agreement which survive, including provisions relating to expenses, the termination fees, limitations on liability and specific performance, among others) and, other than certain termination fees and reimbursement obligations described below, there will be no liability on the part of Parent, Merger Sub or the Company. No party is relieved of any liability for any willful and material breach of the Merger Agreement prior to the date thereof or for any common law fraud.

Termination Fees (Page 64); Expense Reimbursement (Page 65)

The Company has agreed to pay Parent or a person designated by Parent a termination fee of $6.6 million (plus expense reimbursement of up to $2.25 million) in certain circumstances described below:

•	if the Merger Agreement is terminated by the Company in order for the Company to accept a Superior Offer and enter into a Specified Agreement (subject to the terms and conditions of such termination right), with such fee being payable prior to such termination;

•	if the Merger Agreement is terminated by Parent because the Company has failed (x) to include the Recommendation in the Proxy Statement or has effected a Company Adverse Change Recommendation, or (y) to publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the Shareholders’ Meeting, provided that Parent may only make such request once every thirty (30) days, provided further that if an Acquisition Proposal shall have been publicly disclosed, Parent may make such request up to three (3) times every thirty (30) days, in each case, with such fee being payable, within two business days after such termination; and

•	if the Merger Agreement is terminated by Parent due to a willful breach by the Company of any of its representations, warranties or covenants set forth in the Merger Agreement or by Parent or the Company due to failure to obtain the Shareholder Approval, if required by applicable legal requirements, and (A) after the date of the Merger Agreement but prior to such termination any person shall have publicly disclosed or made known to the Board a bona fide Acquisition Proposal (unless such Acquisition Proposal is irrevocably, in good faith and publicly (if publicly made) withdrawn prior to such termination) and (B) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term Acquisition Proposal has the meaning described below, except that the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.” In the event the termination fee is payable in accordance with the foregoing, such fee shall be payable prior to the consummation of the Acquisition Proposal referred to therein.

If a termination fee is paid by the Company to Parent under the circumstances described above, Parent will have the right, exercisable by written notice to the Company within one business day after the receipt of payment of such termination fee, to irrevocably refund such termination fee to the Company, and in that event that the Company actually receives a full refund of the entire termination fee within two business days after the delivery of such notice, Parent and Merger Sub will be entitled to all remedies available to them (including uncapped monetary damages for willful and material breach and the Company). If, however, after receiving the Termination Fee, Parent fails to exercise its right to so refund the termination fee, Parent will be deemed to have irrevocably waived such right to monetary damages for willful and material breach by the Company.

Parent has agreed to pay the Company $13.2 million (the “Parent Termination Fee”) if the Merger Agreement is terminated by the Company pursuant to its Merger Failure Termination Right as described above.

In the event the Merger Agreement is terminated by Parent because of the Company’s willful breach of its representations, warranties or covenants contained in the Merger Agreement, the Company is required to reimburse all actual and reasonable out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement. Payment by the Company of expense reimbursement does not relieve the Company of any subsequent obligation to pay the termination fee as described above.

Dissenters’ Rights (Page 68)

If the Merger is approved and becomes effective, holders of our capital stock who do not vote their shares in favor of the Merger will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix C, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO THE COMPANY BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER BY PROXY OR OTHERWISE.

Market Price of Company Common Stock (Page 72)

Our common stock is listed on the NASDAQ Capital Market under the symbol “XRSC.” On August 29, 2014, the last trading day prior to the announcement of the Merger, the closing price of our common stock was $3.02 per share. On September 26, 2014, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock was $5.55 per share.

Other than the Series B Preferred Dividend set forth in our Company’s Fifth Amended and Restated Articles of Incorporation, we have never declared or paid any cash dividend on our capital stock. Following the Merger, there will be no active trading market for our common stock.

Voting and Support Agreements (Page 66)

Concurrently with the execution of the Merger Agreement, certain of the Company’s shareholders (Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., Trident Capital Fund-V Principals Fund, L.P., and Trident Capital Parallel Fund-V, C.V. (the “Trident Funds”), TCV VII, L.P., TCV VII (A), L.P., and TCV Member Fund, L.P. (the “TCV Funds”) and John Deere Special Technologies Group, Inc.) and the Chief Executive Officer of the Company (each, as “Support Shareholder” and, collectively, the “Support Shareholders”) entered into voting and support agreements with Parent and Merger Sub pursuant to which, subject to the terms and conditions set forth therein, such Support Shareholders have agreed to vote all of their shares of Company capital stock (including any common stock that the holders each such Support Shareholder receives as a result of settlement of restricted stock units or the exercise of stock options and warrants) in favor of approving the Merger Agreement and the Merger.

Collectively, the Support Shareholders owned, as of August 29, 2014, an aggregate of 19,050,366 shares of common stock and Preferred Stock, or approximately 68.2% of our issued and outstanding shares of capital stock. The voting and support agreements will terminate upon termination of the Merger Agreement in accordance with its terms in order for the Company to accept a Superior Offer and upon certain other circumstances.

Delisting and Deregistration of Company Common Stock (Page 75)

If the Merger is completed, the Company’s common stock will be delisted from the NASDAQ Capital Market, or “NASDAQ,” and deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Q.	Why am I receiving this proxy statement?

A.	On August 29, 2014, XRS Corporation entered into the Merger Agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. You are receiving this proxy statement and voting instruction form because you own shares of Company capital stock. The proxy statement describes matters on which we urge you to vote, including the Merger, and is intended to assist you in deciding how to vote your shares of Company capital stock with respect to such matters.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of XRS Corporation by Parent pursuant to the Merger Agreement. If the proposal to approve the Merger Agreement is approved by our shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company. Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned direct subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in the Company’s future earnings or growth. In addition, our common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the per share Merger Consideration of $5.60 in cash, without interest and less any required withholding taxes, for each share of Company capital stock that you own, unless you have properly exercised and not lost or withdrawn your dissenters’ rights under the Minnesota Business Corporation Act with respect to such shares. For example, if you own 100 shares of Company capital stock, you would receive $560.00 in cash in exchange for your shares of Company capital stock, less any required withholding taxes. You would not own any shares of the capital stock in the Surviving Corporation.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. If the Merger is approved at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Q.	When will I receive the cash payment for my shares of Company capital stock?

A.

Assuming that you do not elect to exercise your dissenters’ rights, shortly after the effective time of the Merger, the Company’s transfer agent and registrar, Wells Fargo Shareowner Services, will send to you a letter of transmittal with instructions regarding the surrender of your shares in exchange for the Merger Consideration. Once you have delivered an executed copy of the letter of transmittal together with any other required documentation to the Company’s transfer agent and registrar, it will promptly pay, on behalf of Parent, the Merger Consideration owing to you, less any required withholding taxes.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement is not approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of Company capital stock. Instead, the Company will remain an independent public company, and Company’s common stock will continue to be listed and traded on the NASDAQ Capital Market and the Company’s preferred stock will remain outstanding in its present state. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 64.

Q	Is the Merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company capital stock for cash in the Merger will generally be a taxable transaction to United States Holders (as defined below) for United States federal income tax purposes. In general, a United States Holder whose shares of Company capital stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

Payments made to a non-United States Holder with respect to shares of Company capital stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “Proposal 1—The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 46 for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the material United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the Board with respect to the proposal to approve the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. The Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of the Company. See “Proposal 1—The Merger—Interests of Certain Persons in the Merger” beginning on page 40.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of the Company will be held on Thursday, October 30, 2014, at the Company’s offices located at 965 Prairie Center Drive, Eden Prairie, MN 55344, at 9:00 a.m. local time.

Q.	Who may attend the special meeting?

A.	All shareholders of record at the close of business on September 24, 2014 (the “Record Date), or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company capital stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	Who may vote?

A.	You may vote if you owned Company capital stock as of the close of business on the record date. Each share of Company capital stock is entitled to one vote. As of the record date, there were 27,942,942 shares of Company capital stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	A proposal to approve the Merger Agreement, as it may be amended from time to time;

•	A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Merger Agreement; and

•	An advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	What are the voting recommendations of the Board of Directors?

A.	The Board recommends that you vote your shares of Company capital stock “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	How do I vote?

A.	If you are a shareholder of record (that is, if your shares of Company capital stock are registered in your name with our transfer agent and registrar, Wells Fargo Shareowner Services), there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board as set forth in this proxy statement. If you vote by returning your proxy card by mail, your proxy card must be received by us before 11:59 p.m. Eastern Time on October 29, 2014.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to shareholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on October 29, 2014. Telephone and Internet voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your previous vote by proxy will not be counted.

Q.	What if I hold my shares of Company capital stock in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve the Merger Agreement, and your shares will not have an effect on the proposal to adjourn the special meeting or the non-binding advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the Merger.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company capital stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of Wells Fargo Shareowner Services will count the votes and will serve as the inspector of elections.

Q.	What does it mean if I receive more than one proxy card?

A.

It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your shares of Company capital stock in the same name and address.

You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at +1 (800) 401-1957, www.shareowneronline.com or at the following address:

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Q.	Will my shares of Company capital stock be voted if I do not provide my proxy?

A.	If you are the shareholder of record and you do not vote or provide a proxy, your shares of Company capital stock will not be voted.

If your shares are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under NYSE rules applicable to such persons (regardless of whether the subject securities are traded on another exchange) to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the Merger Agreement, the proposal to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies and the advisory (non-binding) proposal to approve the compensation that may become payable to our named executive officers in connection with the Merger and, as a result, absent specific instructions from the beneficial owner of such shares of Company capital stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters, which we refer to generally as “broker non-votes.”

Q.	How many votes must be present to hold the meeting?

A.	The presence, in person or by proxy, of the holders of a majority of the shares of Company capital stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting will constitute a quorum for transaction of business at the special meeting. Shares of Company capital stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present. Capital stock includes shares of common stock and Preferred Stock, which vote on an as-converted to common basis.

Q.	What vote is required to approve each proposal?

A.	The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company capital stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to approve the Merger Agreement is based upon the total number of outstanding shares of Company capital stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority in voting power of the shares of Company capital stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate. If you fail to submit a proxy or to vote in person at the special meeting or if your shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares, your shares will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Approval of the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger requires the affirmative vote of the holders of a majority in voting power of the shares of Company capital stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the advisory (non-binding) proposal to approve the specified compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company capital stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company capital stock, your shares will not be voted, but this will not have an effect on the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	How are votes counted?

A.	On the proposal to approve the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the Merger Agreement.

On the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

On the advisory (non-binding) proposal to approve the specified compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	Why am I being asked to cast a vote on an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger?

A.	In accordance with the rules promulgated by the SEC, under Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a vote on an advisory (non-binding) proposal to approve the compensation that may become payable to our named executive officers in connection with the Merger. See “Proposal 3—Advisory Vote Regarding Executive Compensation.”

Q.	What will happen if shareholders do not approve the advisory proposal on executive compensation that may become payable to our named executive officers in connection with the Merger?

A.	Approval of this proposal is not a condition to the completion of the Merger. The vote on this proposal is an advisory vote and will not be binding on us or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory (non-binding) vote, if the Merger Agreement is approved by the shareholders and completed, the specified compensation that may become payable to our named executive officers in connection with the Merger may be paid even if shareholders fail to approve this proposal.

Q.	Will any other matters be voted on at the special meeting?

A.	As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is the Company’s website address?

A.	Our corporate website address is www.xrscorp.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(A) or 15(D) of the Exchange Act available on our website in the Investors section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Shareholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, shareholders may obtain free copies of the documents filed with the SEC by contacting the Company at info@xrscorp.com.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any shareholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company capital stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of Company capital stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share Merger Consideration to the person to whom you transfer your shares.

Q.	Who will pay for this proxy solicitation?

A.	We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company capital stock.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company is paying the cost of soliciting proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Company capital stock and in obtaining voting instructions from those owners. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company capital stock in your own name as the shareholder of record, please vote your shares of Company capital stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. You will be sent a letter of transmittal as soon as reasonably practicable after the completion of the Merger, describing how you may exchange your shares of Company capital stock for the per share Merger

Consideration. If your shares of Company capital stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company capital stock in exchange for the per share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act instead of receiving the per share Merger Consideration for my shares of Company capital stock?

A.	Yes. As a holder of Company capital stock, you are entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act in connection with the Merger if you take certain actions and meet certain conditions. See “Dissenters’ Rights” beginning on page 68.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company capital stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Wells Fargo Shareowner Services toll free at +1 (800) 401-1957 or online at www.shareowneronline.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include statements regarding information regarding the intent, belief or current expectation of the Company and members of its senior management team. These forward-looking statements involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the Transactions; the expected timing of the completion of the Transactions; the ability to complete the Transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the Merger; uncertainties as to how many of the Company’s shareholders will vote to approve the Merger; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, the effects of disruption from the Transactions making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in this proxy statement, the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2013; Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2013, March 31, 2014 and June 30, 2014; Current Report on Form 8-K filed with the SEC on September 2, 2014; and our proxy statement on Schedule 14A for our 2014 Annual Meeting filed with the SEC on January 10, 2014. All of the materials related to the Transactions (and all other Transaction documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by contacting the Company at info@xrscorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on Thursday, October 30, 2014, starting at 9:00 a.m. local time, at the Company’s offices located at 965 Prairie Center Drive, Eden Prairie, MN 55344, or at any postponement or adjournment thereof. At the special meeting, holders of Company capital stock will be asked to approve the Merger Agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement, and to approve an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Our shareholders must approve the Merger Agreement in order for the Merger to occur. If our shareholders fail to approve the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Appendix A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

The Board has fixed the close of business on September 24, 2014 as the record date for the special meeting, and only holders of record of Company capital stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company capital stock at the close of business on the record date. On the record date, there were 27,942,942 shares of Company capital stock outstanding and entitled to vote. Each share of Company capital stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of the holders of a majority of the shares of Company capital stock outstanding at the close of business on the record date and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company capital stock represented at the special meeting but not voted, or shares of Company capital stock for which a shareholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company capital stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company capital stock and a valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to approve the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Preferred Stock entitled to vote thereon, voting together as a single class on an as-converted to common stock basis (the “Shareholder Approval”). On the proposal to approve the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to approve the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

If your shares are registered directly in your name with our transfer agent and registrar, Wells Fargo Shareowner Services, you are considered, with respect to those shares of Company capital stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company capital stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company capital stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under NYSE rules applicable to banks, brokerage firms or other nominees who hold shares in street name for customers (regardless of whether the subject securities are traded on another exchange) such persons have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the Merger Agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company capital stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters, which we refer to generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the advisory (non-binding) proposal to approve the compensation that may become payable to our named executive officers in connection with the Merger requires the affirmative vote of the holders of a majority in voting power of the shares of Company capital stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. On each such proposal, you may vote FOR, AGAINST or ABSTAIN. For purposes of these proposals, if your shares of Company capital stock are present at the special meeting but are not voted on the proposal, or if you have given a proxy and abstained on the proposal, it will have the same effect as if you voted “AGAINST” the proposal. Failure to submit a proxy or vote in person at the special meeting and broker non-votes on the issue will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Certain of our executive officers and significant shareholders have agreed to vote at the special meeting and to vote in favor of the proposal to approve the Merger Agreement pursuant to voting and support agreements entered into with Parent and Merger Sub. These shareholders hold approximately 68.2% of our issued and outstanding shares of capital stock. As a result of the commitments of these shareholders to participate in the special meeting, we expect that the proposal to approve the Merger Agreement will receive at least the affirmative vote of a majority of the voting power of all shares entitled to vote thereon, and that the proposal will be approved.

Most of our shareholders have three options for submitting their votes: (i) by telephone, (ii) via the Internet, or (iii) by mail. If your stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. Of course, you are always welcome to come to the meeting and vote your shares in person.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our General Counsel and Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share Merger Consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them with full power of substitution, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to our named executive officers in connection with the Merger.

If you have any questions or need assistance voting your shares, please contact Wells Fargo Shareowner Services toll free at +1 (800) 401-1957 or online at www.shareowneronline.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 17,051,923 shares of Company capital stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing 61.0% of the outstanding shares of Company capital stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company capital stock “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may vote by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares will not be voted on the proposal to approve the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement but will have no effect on the other two proposals.

If you are a shareholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy:

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. If the Merger is approved at the shareholders meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Rights of Shareholders Who Assert Dissenters’ Rights

If the Merger is approved and becomes effective, holders of capital stock who do not vote their shares in favor of the Merger will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix C, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO THE COMPANY BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER BY PROXY OR OTHERWISE.

Payment of Solicitation Expenses

The Company is paying the cost of soliciting these proxies. The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company capital stock for their reasonable out-of-pocket expenses in forwarding soliciting materials to beneficial owners of Company capital stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Wells Fargo Shareowner Services toll free at +1 (800) 401-1957 or online at www.shareowneronline.com.

PROPOSAL 1

APPROVAL OF THE MERGER AGREEMENT

THE MERGER

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger Agreement provides that Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation and will continue to do business following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the Surviving Corporation.

Certain of our executive officers and significant shareholders have agreed to vote at the special meeting and to vote in favor of the proposal to approve the Merger Agreement pursuant to voting and support agreements entered into with Parent and Merger Sub. These shareholders hold approximately 68.2% of our issued and outstanding shares of capital stock. As a result of the commitments of these shareholders to participate in the special meeting, we expect that the proposal to approve the Merger Agreement will receive at least the affirmative vote of a majority of the voting power of all shares entitled to vote thereon, and that the proposal will be approved.

Parties to the Merger

XRS Corporation

965 Prairie Center Drive

Eden Prairie, MN 55344

(952) 707-5600

XRS Corporation, a Minnesota corporation, together with its wholly owned subsidiary, Turnpike Global Technologies, Inc., an Ontario corporation, delivers compliance and fleet management solutions to the commercial trucking industry. Our solutions enable customers to improve compliance with United States Department of Transportation (DOT) regulations, optimize the utilization of their assets and enhance the productivity of fleet operations across the entire supply chain resulting in decreased costs.

Founded in 1985 as Xata Corporation, XRS Corporation has been an early leader in the development of trucking intelligence solutions evolving from a history of solutions employing traditional hardware-based on-board computers, to software-as-a-service-based (SaaS) solutions utilizing near real-time always connected in-cab devices, to today’s solutions which operate on mobile devices, such as smartphones, tablets, and rugged handhelds. We were the first company to provide completely paperless electronic logs, exception-based management reporting and learned standards for accurate business intelligence in fleet operations. Our products combine enterprise software, mobile technology, real-time communications and global positioning systems (GPS) to provide an enterprise logistics management solution for fleet operators.

Our first-generation products, introduced in the early 1990’s, included our revolutionary touch-screen driver computer and PC-based fleet management system software. In 1999, we introduced a customer-hosted system that can manage multiple operation centers and users over a wide area network.

In 2004, we introduced XataNet, a software-as-a-service (SaaS) solution serving the needs of the private fleet segment. With the acquisition of GeoLogic Solutions, Inc. in January of 2008, we expanded our offerings to include the MobileMax solution, which provides a wireless asset management solution to the for-hire segment of the over-the-road transportation sector. Our XataNet and MobileMax solutions both operate as traditional on-

board hardware-based solutions, which include an embedded computer hardware system, communication capabilities and a driver display.

Focused on providing our customers with actionable intelligence from vehicle and driver data using the latest available technology, in December 2010, we acquired Turnpike Global Technologies, a leading provider of compliance and performance software operating on mobile devices such as smartphones, tablets and rugged handhelds. This acquisition allowed the Company to address the needs of fleets of all sizes through the use of mobile solutions with no upfront hardware costs.

In 2013 we introduced our new mobile-based trucking intelligence solution, XRS. The solution combines the no upfront hardware cost model of Turnpike, with the enterprise, real-time, features of XataNet in a cloud-based SaaS solution. Built leveraging the power of mobile, social, cloud and information platforms, the XRS mobile solution serves to assist fleets in maximizing performance, making trucking easier for the driver, as well as maintaining compliance with the evolving regulatory environment.

We are leading the commercial trucking industry’s migration to mobile devices for collecting and analyzing DOT compliance and management data through our continued focus on leveraging the latest technology with our solutions. Our strong foundation of providing DOT-compliant driver logs for the tracking of Hours of Service (HOS) and performance metrics which enable customers to reduce operating costs has allowed us to establish a customer base of over 1,300 customers and 110,000 subscribers.

Our principal executive offices are located at 965 Prairie Center Drive, Eden Prairie, Minnesota 55344 and our telephone number is (952) 707-5600. For additional information about the Company and our business, please visit our website at www.xrscorp.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” on page 75. Company common stock is publicly traded on the NASDAQ Capital Market under the symbol “XRSC.”

Amundsen Merger Sub Corp.

c/o Vista Equity Partners

401 Congress Avenue

Suite 3100

Austin, Texas 78701

(512) 730-2400

Amundsen Merger Sub Corp., a Minnesota corporation and wholly owned direct subsidiary of Amundsen Holdings, LLC that we refer to in this proxy statement as Merger Sub, was formed on August 27, 2014 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Merger, as defined below) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Amundsen Holdings, LLC

c/o Vista Equity Partners

401 Congress Avenue

Suite 3100

Austin, Texas 78701

(512) 730-2400

Amundsen Holdings, LLC, a Delaware limited liability company that we refer to in this proxy statement as Parent, was formed on August 27, 2014 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Merger) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent is a wholly owned subsidiary of Omnitracs, the leading provider of fleet management solutions including software applications, information services, and hardware platforms for private and for-hire fleets. Omnitracs’ intuitive technologies, including solutions for safety and compliance, fuel efficiency, driver retention, fleet productivity, GPS fleet tracking, and fleet maintenance, enable its customers to solve common fleet problems and achieve their business objectives. Having pioneered the telematics industry more than 25 years ago as a business unit of Qualcomm, today, Omnitracs continues to serve more than 2,500 private and for-hire fleet customers and more than 270,000 vehicles throughout North America and Latin America. For more information, please visit www.omnitracs.com.

Merger Sub, Parent and Omnitracs are affiliates of Vista Equity Partners Fund IV, L.P. (“Vista”). Vista has provided to Parent an equity commitment of up to $180 million (subject to adjustments and the terms and conditions as described in the Equity Commitment Letter). After giving effect to the Merger, the Company, as the surviving corporation, will be affiliated with Vista.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated August 29, 2014, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the “Merger Agreement,” and to the merger of Merger Sub with and into the Company, as the “Merger.”

Merger Consideration

In the Merger, each outstanding share of Company common stock (excluding shares held (i) by the Company, Parent or Merger Sub (other than shares in trust accounts, managed accounts and the like) and (ii) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or otherwise lost dissenters’ rights under Minnesota law with respect to such shares, which we refer to collectively as the “excluded shares”) will be converted into the right to receive $5.60 in cash, without interest thereon and less any required withholding taxes. Each outstanding share of Preferred Stock (other than any excluded shares) will be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of shares of Company common stock into which such share of Preferred Stock would have been converted had the holder thereof converted such share into shares of Company common stock immediately prior to the closing of the Merger in accordance with the Company’s organizational documents multiplied by (y) the Merger Consideration per share. As of the date of this proxy statement, each share of Preferred Stock was convertible into one share of common stock.

Background of the Merger Agreement

The Board and senior management in the ordinary course periodically review and assess strategic alternatives available to the Company to enhance shareholder value, including a possible sale of, or other transaction involving, the Company.

In August 2011, the predecessor to Omnitracs expressed interest to senior management of the Company in exploring a transaction with the Company. In September 2011, the Company engaged William Blair to, among other things, render investment banking advice in connection with a possible business combination. William Blair was engaged by the Company based on, among other considerations, its familiarity with technology companies and industry participants, and its knowledge of the mergers and acquisitions market. Commencing in September 2011, the Company directed William Blair to contact a number of potential buyers, including the predecessor to Omnitracs, to gauge their interest in exploring a transaction with the Company. After conducting various levels of diligence, three of the contacted parties submitted preliminary proposals to acquire the Company, all of which proposals the Board deemed to be inadequate. The Board terminated the process.

Beginning in April 2012, the Company began discussions with another company operating in the enterprise software sector (“Company A”) about potential business relationships between the two companies, including an acquisition of the Company. These talks progressed throughout the remainder of 2012, with Company A performing a substantial diligence investigation of the Company. In connection with these discussions, William Blair contacted a limited number of other potential buyers to discern their interest in exploring a transaction with the Company, including the predecessor to Omnitracs. None of these parties expressed an interest in exploring an acquisition of the Company at that time. Company A, after initially proposing a preliminary purchase price that was significantly lower than the aggregate Merger Consideration, ultimately decided not to proceed with a transaction.

On October 1, 2013, Christian Sowul, Principal at Vista and a member of the board of directors of Omnitracs, called John J. Coughlan, Chief Executive Officer of the Company, to discuss trying to find a time to meet and discuss potential strategic benefits and synergies of combining the Company with Omnitracs.

In January 2014, Mr. Coughlan and Mr. Sowul discussed by phone the Company and potential synergies. They also discussed finding a time to meet in person. In March 2014, Mr. Coughlan and Mr. Sowul met in Bloomington, Minnesota and discussed the Company’s product transition; they also discussed their perspectives on the industry and potential strategic benefits and synergies of combining the Company with Omnitracs.

On April 16, 2014, Mr. Marshall, a director of the Company, and Mr. Sowul met to discuss the Company’s product transition, the industry and the possibility of a business combination. On April 28, Mr. Marshall and Mr. Sowul had a phone call to continue their discussion regarding the Company’s product transition, the industry and the possibility of a business combination.

On July 14, 2014, Brendan Reidy, the Company’s President, met David Post, President and Chief Operating Officer of Omnitracs, Andrew Kelley, Vice President of Corporate Development of Omnitracs, and Michael Bray, Senior Manager of Business Development for Omnitracs, in Santa Clara, California. Mr. Reidy explained the Company’s product history and current mobile strategy. Mr. Reidy and the representatives of Omnitracs also discussed the possibility of a business combination.

On August 1, 2014, John Graham, Chief Executive Officer of Omnitracs, invited Mr. Coughlan to lunch while Mr. Graham was in Minneapolis, Minnesota. Mr. Coughlan and Mr. Graham discussed the Company’s product transition and their perspectives on the industry and the possibility of a combination of the Company and Omnitracs.

On August 4, 2014, Mr. Coughlan received an initial written proposal from Omnitracs and Vista, indicating their interest in purchasing all outstanding capital stock of the Company for $5.25 cash per share, based on publicly available information and Vista and Omnitracs’ then current understanding of the Company’s business and financial information. The closing price per share of the Company’s common stock on August 4, 2014 was $2.82. The offer letter indicated that Vista would provide a commitment for all sources of financing before the signing of a definitive agreement and, that while any definitive agreement would have a customary “no-shop” with a fiduciary termination right for superior proposals, break-up fees and remedies consistent with precedent transactions, closing of the transaction would not be contingent on financing. The offer did not provide Omnitracs exclusivity during the negotiation period, but the offer was contingent on executing definitive documents no later than August 29, 2014. Mr. Coughlan circulated the initial written offer to the Board and to the Company’s outside counsel, Faegre Baker Daniels, LLP (“FaegreBD”).

On August 5, 2014, Vista’s financial advisor called Board member Donald Dixon and described the initial written offer.

On August 6, 2014, the Board held its regularly scheduled meeting to discuss results of operations and strategic and operating plans. The Board discussed Omnitracs’ and Vista’s initial written offer with Company management. FaegreBD reviewed with the directors their fiduciary duties under Minnesota law. William Blair joined the Board meeting telephonically and discussed the state of the telematics industry and potential strategic buyers that might have interest in acquiring the Company. After discussion of the industry and the challenges and opportunities facing the Company, the Board appointed a special committee of the Board (the “Special Committee”), composed of three independent board members, Thomas Hudson, Karen Van Lith and Michael Paxton, for the purpose of evaluating, negotiating, approving and recommending to the Board for its approval strategic alternatives that could enhance shareholder value, including the initial written offer from Omnitracs and Vista. Mr. Hudson was appointed chairman of the Special Committee.

On August 6, 2014, the Special Committee met to discuss the initial written offer from Omnitracs and Vista and the range of strategic options, including a sale of the Company, that the Company could take to increase shareholder value, including the risks, benefits and timing of various options. The Special Committee invited FaegreBD and William Blair to attend the meeting and, after interviewing William Blair and FaegreBD, the Special Committee determined to engage William Blair as its financial advisor and FaegreBD as its legal counsel. William Blair was engaged by the Special Committee based on, among other considerations, its familiarity with technology companies and industry participants, its knowledge of the mergers and acquisitions market and its familiarity with the Company (as William Blair had provided financial advisory services to the Company from time to time, including in 2011 and 2012 when the Company considered acquisition proposals). The Special Committee and William Blair discussed the initial written offer from Omnitracs and Vista. The Special Committee and William Blair also developed a list of potential strategic buyers that William Blair would approach to gauge those parties’ interest in a strategic transaction with the Company and offer interested parties access to diligence materials regarding Company upon execution of a confidentiality agreement. The list of potential strategic buyers was developed by the Special Committee and William Blair based on the Special Committee’s and William Blair’s knowledge of companies in the industry, discussions with management and the Board regarding their knowledge of companies in the industry, and the Company’s and William Blair’s experience with potential buyers of the Company in 2011 and 2012. The Special Committee directed William Blair to inform Omnitracs and Vista that their initial offer was insufficient, and authorized the execution of a confidentiality agreement with Vista to give it access to diligence information regarding the Company to improve its offer. William Blair subsequently informed Omnitracs and Vista that their offer of $5.25 per share was insufficient.

Beginning August 6, 2014, William Blair made initial inquiries to the 17 potentially interested parties identified by the Special Committee and William Blair, including Omnitracs. Between August 13, 2014 and August 19, 2014 six parties executed confidentiality agreements and were given access to the Company’s online diligence data room, and by August 25, 2014, four of those parties also had direct discussions with the Company’s management regarding a potential acquisition. On August 18, 2014, at the request of the Special Committee, William Blair instructed the six interested parties that the deadline for submission of proposals was August 25, 2014.

On August 18, 2014, Kirkland & Ellis, LLP (“Kirkland”), counsel to Omnitracs and Vista, contacted FaegreBD to discuss a proposed acquisition structure and certain terms of a proposed Merger Agreement that Kirkland was drafting but had not yet sent to the Company. Later that day, Kirkland provided a draft Merger Agreement, which included, among other things, a termination fee in the amount of 4.0% of the fully-diluted equity value of the Company plus uncapped reimbursement of all expenses incurred by Vista and Omnitracs in the transaction in the event the Merger Agreement were to be terminated under certain circumstances.

On the evening of August 21, 2014, the Special Committee met telephonically with FaegreBD to discuss, among other things, the proposed terms of Omnitracs’ initial draft of the Merger Agreement.

On August 22, 2014, the Special Committee met telephonically with the Board, Company management, FaegreBD and William Blair to discuss the proposed response to the terms of Omnitracs’ initial draft of the Merger Agreement and the status of discussions with potentially interested parties.

On August 25, 2014, four interested parties declined to submit proposals and on August 26, 2014, the remaining two interested parties declined to submit proposals.

On the evening of August 25, 2014, FaegreBD provided comments to Omnitracs’ proposed draft Merger Agreement. From August 26, 2014 to August 29, 2014, FaegreBD and Kirkland negotiated the terms of the Merger Agreement as well as the terms of the equity commitment letter and the limited guaranty of Vista to support the obligations under the equity commitment letter. As a result of negotiations, the final terms of the Merger Agreement included, among other things, a lower termination fee in the amount of 3.7% of the fully-diluted equity value of the Company plus a cap of $2,250,000 on reimbursement of expenses incurred by Vista and Omnitracs in the transaction in the event the Merger Agreement were to be terminated under certain circumstances. During that same time period, FaegreBD, Kirkland and counsel to the shareholders executing the Support Agreements finalized the terms of the Support Agreements.

On August 27, 2014, William Blair again informed Vista and Omnitracs that their initial offer of $5.25 per share was insufficient. Later on August 27, 2014, Omnitracs orally informed William Blair that it would raise its offer to $5.50 per share. Mr. Hudson discussed the revised offer with William Blair, FaegreBD and the other members of the Special Committee and instructed William Blair to communicate that the revised offer was insufficient.

On August 28, 2014, the Special Committee met with FaegreBD to review the most recently proposed terms in the Merger Agreement and the Special Committee’s proposed response.

On the morning of August 29, 2014, Omnitracs orally informed William Blair that its best and final offer was $5.60 per share. The closing price of the Company’s common stock as of August 28, 2014 was $3.08 per share.

On August 29, 2014, all members of the Board, including the Special Committee, met telephonically with FaegreBD and William Blair to consider the proposed acquisition of the Company by Omnitracs. FaegreBD reviewed the material terms of the Merger Agreement, the equity commitment letter, the limited guaranty, the Support Agreements and the proposed resolutions to be adopted. FaegreBD reviewed with the directors their fiduciary duties under Minnesota law. William Blair presented its financial analyses of the Merger at the proposed $5.60 per share Merger Consideration. The Board adjourned while the Special Committee met with William Blair and FaegreBD to further discuss the proposed terms of the acquisition. William Blair rendered to the Special Committee William Blair’s oral fairness opinion, which was confirmed by delivery of a written opinion dated that same day that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration is fair, from a financial point of view to the holders of common stock (other than the Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders of dissenting shares).

Following these presentations, and after considering all of the factors that it deemed relevant, the Special Committee unanimously approved the Merger Agreement, the Support Agreements and the transactions contemplated in the Merger Agreement and approved resolutions to render certain Minnesota anti-takeover statutes not applicable to Parent and Merger Sub in connection with the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement. The Special Committee also recommended that the Board of Directors approve the Merger Agreement and the transactions contemplated in the Merger Agreement. Promptly following the Special Committee’s action, the full Board met to act upon the Special Committee’s recommendation. Based upon that recommendation, and considering all of the factors that it deemed relevant, the Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of the Company and its shareholders, and unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. Later on August 29, 2014, after the stock markets closed for that day, the parties finalized and entered into the Merger Agreement and limited guaranty and Vista executed the equity commitment.

On the morning of September 2, 2014, Omnitracs and the Company issued a joint press release announcing the transaction.

Recommendation of the Board of Directors and the Special Committee; Reasons for the Merger

On August 29, 2014, the Special Committee unanimously approved the Merger Agreement, the Support Agreements, and the transactions contemplated by the Merger Agreement, and unanimously recommended that the full Board of Directors approve the Merger Agreement, the Support Agreements and the transactions contemplated in the Merger Agreement. On August 29, 2014, the full Board unanimously (i) determined that the Merger Agreement, Support Agreements and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interest of, the Company and its shareholders, (ii) approved and declared advisable the execution, delivery and performance by the Company of the Merger Agreement, the Support Agreements and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (iii) resolved to recommend that the Company’s shareholders approve the Merger Agreement and the Merger and (iv) directed that the approval of the Merger Agreement and the Merger be submitted to the Company’s shareholders.

In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board and the Special Committee consulted with our senior management regarding the business and financial condition of the Company, trends in our industry, future prospects and the terms and conditions of the transactions contemplated by the Merger Agreement. In addition, the Board and the Special Committee consulted with their outside legal advisor, FaegreBD, regarding the proposed terms and conditions of the transactions contemplated by the Merger Agreement and the obligations of the members of the Board and the Special Committee in their consideration of the transactions contemplated by the Merger Agreement, and the financial advisor engaged by the Special Committee, William Blair, regarding the fairness, from a financial point of view, of the consideration to be paid to the holders of common stock (other than the Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders of dissenting shares). Prior to approving the Merger Agreement and recommending that shareholders approve the Merger Agreement, the Board and the Special Committee considered a number of factors, including the following factors (which are not listed in any relative order of importance):

•	the fact that the Merger Consideration of $5.60 per share will be paid in cash, providing certainty, immediate value and liquidity to our shareholders;

•	the transaction consideration represents a 108.2% premium to the Company’s last twelve month volume weighted average stock price, and a 81.8% premium to the Company’s closing share price the day before the Merger Agreement was signed;

•	the possibility that it could take a considerable period of time before the trading price of our common stock would reach and sustain trading at or above the per share Merger Consideration of $5.60, as adjusted for present value;

•	the belief of our Board and the Special Committee, after a thorough review of our business, market trends and financial condition, and discussions with our management and advisors, that the value offered to shareholders pursuant to the Merger Agreement is more favorable to our shareholders than the potential value that might have resulted from remaining an independent public company, considering:

•	the shift away from hardware revenue to software revenue;

•	the shift to a mobile device platform;

•	the uncertainty regarding the timing and implementation of new laws and regulations;

•	the risks inherent in the introduction of new products and services;

•	the size of the Company relative to its competitors in the industry; and

•	the execution and other risks and uncertainties relating to future execution of our strategic plan;

•	our Board’s and the Special Committee’s familiarity with our current and historical financial condition, results of operations, prospects, business strategy, competitive position, properties, assets and prospects;

•	the fact that out of 17 potentially interested parties contacted by William Blair, of which six executed confidentiality agreements and were given access to the Company’s online diligence data room, none of them made an acquisition proposal;

•	the belief of our Board and the Special Committee based upon arm’s length negotiations with Vista and Omnitracs that the price to be paid by Merger Sub is the highest price per share that Vista and Omnitracs were willing to pay for the Company and that the terms of the Merger Agreement include the most favorable terms to us to which Vista and Omnitracs were willing to agree;

•	the fact that the Merger Agreement and the Support Agreements were unanimously approved by the Special Committee, which is comprised of independent directors who are not affiliated with Parent or Merger Sub or any of their affiliates and are not employees of the Company or any of its subsidiaries, and which retained and received advice from its financial advisor and legal advisor in evaluating, negotiating and recommending the terms of the Merger Agreement;

•	the oral opinion of William Blair delivered to the Special Committee on August 29, 2014, which was confirmed by delivery of a written opinion dated August 29, 2014, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in William Blair’s opinion, the Merger Consideration is fair, from a financial point of view to the holders of common stock (other than the Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders of dissenting shares), as more fully described below in the following section, titled “Opinion of William Blair & Company, L.L.C.” The full text of the written opinion of William Blair, dated August 29, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinion, is attached as Appendix B to this proxy statement;

•	the fact that Parent has received an equity commitment letter that will be sufficient for Parent to consummate the transactions contemplated by the Merger Agreement, and the reputation of the financing sources, each of which, in the reasonable judgment of our Board and the Special Committee, increases the likelihood of such financings being completed;

•	the terms and conditions of the Merger Agreement, including the following related factors:

•	the nature of the conditions to Merger Sub’s obligations to consummate the Merger and the risks of non-satisfaction of such conditions;

•	the ability of our Board under the Merger Agreement to withdraw or modify its recommendation that our shareholders vote in favor of adoption of the Merger Agreement in certain circumstances, including, most importantly, in connection with a Superior Offer, and our right to terminate the Merger Agreement in order to accept a Superior Offer (and to trigger a concurrent termination of the Support Agreements) and enter into a definitive agreement with respect to such Superior Offer, in both cases subject to payment of a termination fee;

•	the conclusion of our Board and the Special Committee that the termination fee and the circumstances when such termination fee may be payable, are reasonable in light of the benefit of the Merger, and would not be a significant impediment to third parties interested in making a Superior Offer;

•	the fact that pursuant to the Merger Agreement we are entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement, and can cause Parent to enforce the obligations of Vista under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Transactions to be consummated under certain circumstances, and as an alternative to specific performance under the Merger Agreement, Parent will pay us a $13,200,000 termination fee, without our having to establish any damages, and the Guaranty of such payment obligation by an entity affiliated with Vista pursuant to the Limited Guaranty;

•	the likelihood that the Merger will be consummated on a timely basis, including the likelihood that the Merger will receive all necessary regulatory approvals;

•	the availability of statutory dissenters’ rights to our shareholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the Minnesota Business Corporation Act; and

•	the fact that the End Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger.

Our Board and the Special Committee also considered a variety of risks and other potentially negative factors of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the following:

•	the fact that our shareholders will not participate in any potential future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company as a private company;

•	that, under certain circumstances, we will be required to pay Parent a termination fee of $6,600,000 and reimburse Parent’s reasonable and documented out-of-pocket fees and expenses (up to $2,250,000), in connection with the termination of the Merger Agreement;

•	the potential effect of the $6,600,000 termination fee to deter other potential acquirers from making a competing offer for the Company that might be more advantageous to our shareholders, and the impact of the termination fee on our ability to engage in another transaction for twelve months if the Merger Agreement is terminated in certain circumstances;

•	the fact that, if the Merger is not consummated in a timely manner or at all:

•	the trading price of our common stock could be adversely affected;

•	we will have incurred significant transaction and opportunity costs attempting to consummate the Merger;

•	we may lose employees after announcement of the Merger Agreement;

•	our business may be subject to significant disruption; and

•	our directors, officers and other employees will have expended considerable time and effort to consummate the Merger;

•	the restrictions in the Merger Agreement on our actively soliciting competing bids to acquire the Company;

•	the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding our specific performance remedy under the Merger Agreement, our remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the termination fee provided under the Merger Agreement, which is guaranteed by an entity affiliated with Vista and that under certain circumstances we may not be entitled to a termination fee at all;

•	the fact that the gain realized by our shareholders as a result of the Merger generally will be taxable to the shareholders for U.S. federal income tax purposes;

•	the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to the consummation of the Merger; and

•	the fact that our executive officers and directors may have interests in the Merger, that are different from, or in addition to, those of our shareholders. See “Interests of Certain Persons in the Merger.”

Our Board and the Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.

The foregoing discussion of the reasons of our Board and the Special Committee for their recommendation to adopt the Merger Agreement is not meant to be exhaustive, but addresses the material information and factors considered by our Board and the Special Committee in consideration of their recommendation. In view of the wide variety of factors considered by our Board and the Special Committee in connection with the evaluation of the Merger and the complexity of these matters, our Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our Board may have been influenced to a greater or lesser degree by different factors.

Opinion of William Blair & Company, L.L.C.

William Blair was retained to act as the financial advisor to the Special Committee to render certain investment banking services, including soliciting offers for the possible sale of the Company, which ultimately included the proposed transaction with Parent, as set forth in the Merger Agreement. As part of its engagement, the Special Committee requested the opinion of William Blair as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders who have properly exercised dissenters’ rights) of the Company, of the $5.60 per share in cash to be received by such shareholders pursuant to the Merger Agreement. On August 29, 2014, William Blair delivered its oral opinion to the Special Committee and subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, the $5.60 per share in cash to be received by the shareholders (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders who have properly exercised dissenters’ rights) pursuant to the Merger was fair, from a financial point of view, to such shareholders.

William Blair provided the opinion described above for the use and benefit of the Special Committee and the Board of Directors in connection with their consideration of the Merger. The terms of the Merger Agreement, including the amount and form of the consideration payable in the Merger, were determined through negotiations between the Special Committee and Parent, and were approved by the Special Committee and the Board of Directors. William Blair did not determine or recommend any specific consideration to the Special Committee or that any specific consideration constituted the only appropriate consideration for the Merger. The opinion described above delivered to the Special Committee was reviewed and approved by William Blair’s Fairness Opinion Committee. William Blair has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this heading “Opinion of William Blair & Company, L.L.C.”

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED AUGUST 29, 2014, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED SOLELY TO THE SPECIAL COMMITTEE FOR ITS USE AND BENEFIT

IN EVALUATING THE FAIRNESS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. WILLIAM BLAIR’S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMPANY COMMON STOCK (OTHER THAN PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE WHOLLY OWNED SUBSIDIARIES OR HOLDERS WHO HAVE PROPERLY EXERCISED DISSENTERS’ RIGHTS) IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTIONS, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B.

In connection with William Blair’s review of the Merger and the preparation of its opinion, William Blair examined or discussed, among other things:

•	a draft of the Merger Agreement dated August 28, 2014, and William Blair assumed that the Merger Agreement would not differ from such draft in any material respects;

•	audited historical financial statements for the Company for the three fiscal years ended September 30, 2013, 2012 and 2011;

•	the unaudited financial statements of the Company for the fiscal quarters ended June 30, 2014 and June 30, 2013;

•	certain internal business operating and financial information and forecasts of the Company prepared by the senior management of the Company, which we refer to as the Forecasts and which are defined below under “—Certain Company Projections”;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of the Company compared with those of certain other publicly traded companies William Blair deemed relevant;

•	current and historical market prices and trading volumes of the common stock of the Company; and

•	certain other publicly available information on the Company.

William Blair also held discussions with members of the senior management of the Company to discuss the foregoing, considered other matters that it deemed relevant to its inquiry, and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with William Blair’s engagement, it was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering its opinion, William Blair assumed and relied, without any independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of this opinion including, without limitation, the Forecasts prepared and provided by the senior management of the Company. William Blair has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. William Blair has been advised by the senior management of the Company that the Forecasts examined by William Blair have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, William Blair assumed, with the Special Committee’s consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to William Blair. William Blair did not express an opinion with respect to the Forecasts or the estimates and judgments on which they are based. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration payable to the Company’s other shareholders. William Blair was not asked to consider, and its opinion did not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. William Blair expressed no opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent specified in such opinion), including, without limitation, the form or structure of the Merger, or tax or accounting consequences thereof. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of its opinion. It should be understood that, although subsequent developments may affect William Blair’s opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal and regulatory matters on advice of counsel to the Company, and assumed that the Merger will be completed on the terms described in the draft Merger Agreement dated as of August 28, 2014, without any amendment or waiver of any material terms or conditions by the Company.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the Special Committee and the Board of Directors in connection with their consideration of the Merger contemplated by the Merger Agreement. William Blair’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders who have properly exercised dissenters’ rights) in the Merger pursuant to the Merger Agreement, and William Blair did not address the merits of the underlying decision by the Company to engage in the Merger and its opinion does not constitute a recommendation to any Company shareholder as to how such shareholder should vote with respect to the Merger.

The following is a summary of the material analyses performed and material factors considered by William Blair in connection with its opinion. William Blair performed certain procedures, including each of the analyses described below, and reviewed with the Special Committee and the Board the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The order of the summaries of analyses described below does not represent the relative importance or weight given to those analyses by William Blair. The analyses summarized below include information presented in a tabular format. In order to fully understand the analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses performed by William Blair.

Historical Trading Analysis

William Blair observed the historical trading prices of the Company for the last twelve months and for the last three years ending August 28, 2014. William Blair noted that over the last twelve months, the Company’s closing stock price ranged from a low of $2.18 per share to a high of $3.19 per share, with a volume weighted average price of $2.69 per share. William Blair also noted that over the past three years, the Company’s closing stock price ranged from a low of $0.50 per share to a high of $3.19 per share, with a volume weighted average price of $1.82 per share. William Blair’s analysis of historical trading concluded that 100% of those shares that traded in the last twelve months and over the past three years traded below the Merger Consideration of $5.60 per share.

Selected Publicly Traded Companies Analysis

William Blair reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for a selected group of publicly-traded companies. Although none of the selected companies was directly comparable to the Company, the companies listed were selected because they are publicly traded telematics or transportation-focused location-based technology companies that, for purposes of this analysis, may be deemed reasonably comparable to the Company. The companies selected by William Blair were: (i) Fleetmatics IRL Limited; (ii) Garmin Ltd.; (iii) I.D. Systems, Inc.; (iv) MiX Telematics; and (v) Trimble Navigation Limited.

Among the information William Blair considered were revenue and adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as adjusted EBITDA. In calculating adjusted EBITDA, William Blair adjusted for certain non-cash items, including stock-based compensation. William Blair considered the enterprise value for each company (including the Company), which William Blair calculated as the equity value of the Company, plus total debt, minority interest and preferred stock, less cash and cash equivalents. The equity value of each company was calculated using the closing stock price as of August 28, 2014 (the last trading day prior to William Blair’s distribution of its analysis to the Special Committee), multiplied by the diluted shares outstanding (the common stock outstanding and in-the-money common stock equivalents calculated using the treasury method). Enterprise values were then divided by (i) the revenue and adjusted EBITDA for each company for the last twelve months ended June 30, 2014, which we refer to as LTM; (ii) the projected revenue and adjusted EBITDA for each company for calendar year 2014; and (iii) the projected revenue and adjusted EBITDA for each company for calendar year 2015, in each case to arrive at certain multiples. The operating results and the corresponding derived multiples for the Company and each of the selected public companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of August 28, 2014 (the last trading day prior to the entry into the Merger Agreement). The implied enterprise value of the Company is based on the equity value implied by the Merger Consideration plus the total debt, less cash and cash equivalents projected by the Company as of September 30, 2014.

William Blair then compared the multiples implied for the Company based on the Merger, to the range of trading multiples for the aggregate group of selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

	Current Trading Multiple	Implied Transaction Multiple	Selected Public Company Valuation Multiples
			Min	Mean	Median	Max
Enterprise Value / Revenue
LTM Revenue	1.34x	3.12x	1.26x	3.21x	3.59x	5.51x
CY 2014P Revenue	1.50x	3.48x	1.20x	3.03x	3.52x	4.90x
CY 2015P Revenue	1.68x	3.90x	1.01x	2.69x	3.36x	3.96x
Enterprise Value / Adjusted EBITDA
LTM Adjusted EBITDA	10.0x	23.2x	9.0x	14.6x	14.9x	19.8x
CY 2014P Adjusted EBITDA	20.8x	48.2x	8.5x	13.9x	14.7x	17.6x
CY 2015P Adjusted EBITDA	NMF	NMF	6.6x	11.1x	12.7x	15.3x

William Blair noted that, with respect to the enterprise value / revenue valuation multiple, all of the analyzed implied valuation multiples for the Company based on the Merger were within the range of multiples of the selected public companies. William Blair also noted that, with respect to the enterprise value / adjusted EBITDA valuation multiples, two of the analyzed implied valuation multiples for the Company based on the Merger were above the range of multiples of the selected companies and one was not meaningful, with the Company having an implied transaction multiple of 297.7x.

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is identical to the Company. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected Precedent Transactions Analysis

William Blair performed an analysis of selected recent business combinations consisting of transactions announced and closed subsequent to January 1, 2010 and focused primarily on publicly traded telematics and transportation-focused location-based technology companies with publicly disclosed transaction values deemed to be most relevant by William Blair based on its professional judgment. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The eight transactions examined were (identified by target/acquirer and date of announcement):

•	Cobra Automotive Technologies SPA / Vodafone Group Public Limited (June 16, 2014)

•	Sascar Participações S.A. / Compagnie Financière du groupe Michelin (June 9, 2014)

•	Omnilink Systems, Inc. / Numerex Corp. (April 28, 2014)

•	Transics International NV / WABCO Europe BVBA (February 12, 2014)

•	Telular Corporation / Avista Capital Holdings, L.P. (April 29, 2013)

•	Wireless Matrix USA, Inc. / CalAmp Corp. (December 20, 2012)

•	HUGHES Telematics, Inc. / Verizon Enterprise Solutions, Inc. (June 1, 2012)

•	Trafficmaster Ltd. / Vector UK (June 2, 2010)

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of revenue and adjusted EBITDA for the LTM period prior to the announcement of the applicable transaction. William Blair considered the transaction multiples of revenue and adjusted EBITDA for the Company for the LTM ended June 30, 2014 and compared them to the resulting range of transaction multiples of LTM revenue and adjusted EBITDA for the selected transactions. Information regarding the multiples from William Blair’s analysis of selected transactions, to the extent meaningful, is set forth in the following table:

	Implied Transaction Multiple	Selected Precedent Transaction Valuation Multiples
		Min	Mean	Median	Max
Multiple
Enterprise Value / LTM Revenue	3.12x	1.33x	3.56x	2.25x	9.22x
Enterprise Value / LTM Adjusted EBITDA	23.2x	6.7x	10.4x	11.3x	14.5x

William Blair noted that the implied valuation multiple of enterprise value / LTM revenue for the Company based on the Merger was within the range of multiples of the selected transactions and the implied valuation multiple of enterprise value / adjusted EBITDA for the Company based on the Merger was above the range of multiples of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the Company, none of these transactions or associated companies is identical to the Company or the transactions contemplated by the Merger Agreement. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions.

M&A Premiums Paid Analysis

William Blair reviewed data from 82 acquisitions of publicly traded domestic companies, in which 100% of the target’s equity was acquired for cash at an equity value between $100 million and $300 million, occurring after January 1, 2012. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 60 days, 90 days and 180 days prior to the announcement of each transaction. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premium implied by the Merger Consideration based on the Company’s respective share price one day, one week, one month, 60 days, 90 days and 180 days prior to August 29, 2014 (the date of entry into the Merger Agreement). Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Premium Period Before August 29, 2014	Company Common Share Price	Implied Premium at $5.60 / Share	Premium Paid Data Percentile
			10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$3.08	81.8%	7.7%	16.3%	21.2%	24.7%	32.7%	35.3%	39.7%	44.1%	59.8%
One Week Prior	$3.09	81.2%	7.8%	17.3%	20.2%	25.6%	30.8%	34.3%	40.1%	46.2%	59.3%
One Month Prior	$2.90	93.1%	13.3%	20.0%	24.1%	26.9%	33.2%	37.1%	42.5%	57.1%	70.6%
60 Days Prior	$2.57	117.9%	8.7%	17.6%	26.8%	33.0%	37.6%	45.6%	52.9%	57.3%	67.9%
90 Days Prior	$2.65	111.3%	9.9%	18.7%	32.9%	38.3%	43.3%	47.6%	56.2%	62.4%	75.9%
180 Days Prior	$2.76	102.9%	5.2%	26.2%	36.1%	42.5%	47.4%	52.2%	58.9%	74.6%	97.4%

William Blair noted that the premium to the share price on the applicable measurement date implied by the Merger Consideration exceeded the 90th percentile of the premiums paid for the referenced transaction group for each applicable measurement date.

Discounted Cash Flow Analysis

William Blair utilized the Forecasts to perform a discounted cash flow analysis of the Company’s projected future free cash flows for the fiscal years ending September 30, 2015 through September 30, 2019, adjusted for income taxes at an assumed rate of approximately 39%. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for the Company. In this analysis, William Blair assumed terminal multiples of 2019 EBITDA ranging from 11.0x to 15.0x and assumed discount rates ranging from 19.0% to 21.0%. The terminal multiples range was derived from the relevant multiple ranges of the selected public companies analysis and selected precedent transaction analysis. The discount rate range was derived based upon a weighted average cost of capital analysis using the capital asset pricing model. This analysis also included the expected value of the Company’s net operating losses and tax carryforward credits, assuming (1) no Section 382 change of control limitations are triggered and (2) the Company will generate sufficient future operating profits to utilize the tax benefits.

William Blair aggregated the present value of the free cash flows over the applicable forecast period with the present value of the range of terminal values to arrive at an implied enterprise value range. William Blair derived a range of diluted equity value per share by deducting the Company’s projected net debt as of September 30, 2014 from the resulting enterprise value range and by dividing by the Company’s total diluted shares outstanding, including all outstanding restricted stock units and all in-the-money options and warrants as of August 29, 2014 per Company management. William Blair noted that the equity value implied by the discounted cash flow analysis, combined with the expected value of the Company’s net operating losses and tax carry forward credits, subject to the assumptions set forth above, ranged from $2.69 per share to $3.54 per share, as compared to the Merger Consideration of $5.60 per share. William Blair also noted that the equity value implied by the discounted cash flow analysis without including the expected value of the Company’s net operating losses and tax carry forward credits ranged from $2.54 per share to $3.36 per share, as compared to the Merger Consideration of $5.60 per share.

General. This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the Merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by company shareholders (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders who have properly exercised dissenters’ rights). Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is identical or directly comparable to the Company or the Merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the Company’s securities for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In addition, in 2013, William Blair provided advice and consultation to Omnitracs LLC, an affiliate of Parent, in connection with an acquisition unrelated to the Merger, which William Blair discussed with the Special Committee. William Blair received a fee of $1 million from Omnitracs for such advice and consultation.

The Company hired William Blair based on its qualifications and expertise in providing financial advice to technology companies and its reputation as a nationally recognized investment banking firm as well as its knowledge of the Company. William Blair provided financial advisory services to the Company from 2011 to 2013 pursuant to a letter agreement entered into in 2011 and received $75,000 as a retainer and $53,479.64 as expense reimbursement pursuant to such letter agreement. Pursuant to a letter agreement dated August 6, 2014, a fee of $500,000 became payable to William Blair upon delivery of its fairness opinion. Under the terms of the letter agreement, William Blair will be entitled to receive an additional fee of approximately $1.86 million upon completion of the Merger. The Company also has agreed to reimburse William Blair for specified out-of-pocket expenses (including reasonable fees and expenses of its counsel and other independent experts retained by William Blair) incurred by it in connection with its services in an amount not to exceed $35,000, and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Certain Company Projections

In connection with the sale process, the Company provided to Parent and William Blair certain projected and financial information concerning the Company. The Company’s internal financial forecasts are prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The projections reflect numerous estimates and assumptions made by the Company’s management with respect to general business, economic, market and financial conditions and other matters. These estimates and assumptions regarding future events are difficult to predict, and many are beyond the Company’s control. Accordingly, there can be no assurance that the estimates and assumptions made by the Company in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections below. The projections do not include the full value of anticipated transaction-related expenses.

The inclusion of certain projections in this proxy statement should not be regarded as an indication that the Company or William Blair or their respective affiliates or representatives (including their advisors) consider the projections to be necessarily material or predictive of actual future events, and the projections should not be relied upon as such. The projections in this proxy statement are being provided only because the Company made them available to Parent and William Blair in connection with the process of selling the Company and because they were relied upon by William Blair in performing its financial analysis to formulate the fairness opinion delivered to the Special Committee. None of the Company or William Blair or any of their respective affiliates or representatives (including their respective advisors) makes any representation to any person regarding the projections by virtue of their inclusion in this proxy statement, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, shareholders are cautioned not to place undue reliance on these projections.

The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger. The final projections were provided to Parent and William Blair on August 22, 2014. There can be no assurance that the announcement of the Merger will not cause customers of the Company to delay or cancel purchases of the Company’s services pending the consummation of the Merger or the clarification of Parent’s intentions with respect to the conduct of the Company’s business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of the Company to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to complete the Merger and should not be viewed as accurate or continuing in that context.

The Company’s management did not prepare the financial projections below with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. Generally Accepted Accounting Principles, and the Company’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Statement, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that the Company may achieve the results contained in the projections, and accordingly assume no responsibility for them.

The Company provided financial projections to the Parent for fiscal years 2014 through 2016 and to William Blair for the fiscal years 2014 through 2019. The financial projections included the following (in millions):

	Based on Fiscal Year Ending September 30
	2014	2015	2016	2017	2018	2019
Revenue	$50.2	$42.0	$50.2	$74.5	$94.4	$104.5
Cost of Sales	20.1	15.3	14.4	21.2	26.2	27.7
Gross Profit	30.1	26.6	35.7	53.3	68.3	76.7
Operating Expense	32.2	33.0	38.6	53.9	65.9	71.2
Adjusted EBITDA(1)	5.1	0.7	4.4	9.2	12.7	14.5
Capital Expenditures	3.0	4.2	9.6	6.3	4.3	3.7
Net Change in Working Capital	0.4	0.5	(0.7)	(1.0)	(1.1)	(1.3)
Free Cash Flow(2)	2.5	(3.0)	(6.1)	1.9	7.3	9.5

(1)	Adjusted EBITDA, which the Company refers to as Non-GAAP Earnings, reflects operating (loss) income, plus depreciation, amortization, and stock-based compensation.
(2)	Free Cash Flow represents net cash provided by operating activities reduced by net cash used in investing activities, excluding any impact from income taxes.

Financing of the Merger

Debt Financing

Parent and Merger Sub plan to use third party funded debt to finance a portion of the Merger consideration. Omnitracs, LLC, a parent company of Parent and Merger Sub, has received a debt commitment letter from Royal Bank of Canada, Credit Suisse Securities (USA) LLC, Guggenheim Corporate Funding, LLC and certain of their respective affiliates, pursuant to which they commit to provide Omnitracs, LLC with $110 million in secured first lien term loans and $40 million in second lien term loans. Subject to the satisfaction of certain customary conditions, the first and second lien term loans will be fully drawn at closing of the Merger and used by Merger Sub to pay the aggregate Merger Consideration and related fees and expenses.

Equity Financing; Limited Guaranty

Parent has received an equity commitment letter from Vista (which we refer to as the “Equity Commitment Letter”), pursuant to which Vista has committed to contribute to Parent an amount equal to $180 million (subject to adjustment as set forth in the Equity Commitment Letter) in cash in immediately available funds, which will be sufficient for Parent to consummate the transactions contemplated by the Merger Agreement, including the aggregate Merger Consideration, as applicable, pursuant to and in accordance with the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “Equity Financing.” The funding of the Equity Financing is subject to (i) the satisfaction, or waiver by Parent and Merger Sub (with the prior written approval of Vista), of all conditions of the Merger and (ii) the contemporaneous consummation of the Merger. The Company is a third party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of the Company to seek and obtain specific performance to cause Parent and Merger Sub to cause, or to directly cause, Vista to fund the Equity Financing in accordance with the terms of the Equity Commitment Letter and the Merger Agreement. Concurrently with the execution and delivery of the Equity Commitment Letter, Vista executed and delivered to the Company a limited guaranty in favor of the Company in respect of certain of Parent’s and Merger Sub’s liabilities and obligations under the Merger Agreement (which we refer to as the “Limited Guaranty”), provided that in no event will Vista incur obligations totaling more than $13.2 million in the aggregate (plus the amount of certain reimbursement or indemnification obligations payable pursuant to the Merger Agreement) under the Limited Guaranty.

Vista’s obligation to fund its equity commitment will expire upon the earliest to occur of (i) immediately following the effective time of the Merger and deposit of the payment fund, (ii) the valid termination of the

Merger Agreement in accordance with its terms, (iii) the date on which any claim is brought by the Company under, or any legal proceeding is brought by the Company with respect to, the Limited Guaranty, Vista or certain affiliates of Vista (other than in respect of certain obligations guaranteed as set forth in the Limited Guaranty or a claim for specific performance under and in accordance with the terms of the Equity Commitment Letter) or (iv) the date on which any other claim is brought under, or legal proceeding is initiated against Vista or any affiliate thereof in connection with the Equity Commitment Letter, the Limited Guaranty, the Merger Agreement or any transaction contemplated thereby or otherwise relating thereto (with the exception of certain claims related to the Merger or the equity financing or under the Limited Guaranty, all as specified in the Limited Guaranty).

Closing and Effective Time of Merger

If the Merger is approved at the special meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The effective time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of Articles of Merger with the Secretary of State of the State of Minnesota (or at such later date as we and Parent may agree and specify in the Articles of Merger).

Payment of Merger Consideration and Surrender of Stock Certificates

At the Effective Time, each share of Company capital stock outstanding immediately prior to the Effective Time (excluding shares owned (i) by the Company, Parent or Merger Sub and (ii) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or otherwise lost dissenters’ rights under Minnesota law) will be converted into and become the right to receive the Merger Consideration.

At the Effective Time, Parent will deposit, or cause to be deposited with the paying agent, an amount in cash sufficient to pay the aggregate Merger Consideration pursuant to the Merger Agreement. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day thereafter, Parent will instruct the paying agent to mail to each registered holder of a certificate (“Certificate”) or book-entry shares (“Book-Entry Shares”) which, immediately prior to the Effective Time, represented Company capital stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits in lieu thereof) or Book-Entry Shares to the paying agent, and which shall be in such form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as the Company and Parent may reasonably agree prior to the Merger Closing Date) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares, as applicable, in exchange for payment of the Merger Consideration into which the number of shares previously represented by such Certificates or Book-Entry Shares, as applicable, shall have been converted pursuant to the Merger Agreement.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Our executive officers and members of the Board may be deemed to have interests in the execution and delivery of the Merger Agreement and all of the Transactions, including the Merger, which may be different from or in addition to those of our shareholders generally. These interests may create potential conflicts of interest. The Board and the Special Committee were aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement and the Transactions. As described in more detail below, these interests include:

•	the acceleration and cancellation of vested and unvested Company stock options outstanding immediately prior to the Effective Time and the conversion of such stock options into the right to receive a cash payment equal to (i) the excess, if any, of the Merger Consideration over the exercise price per share of such stock option, multiplied by (ii) the total number of shares then issuable upon exercise in full of such stock option, without interest and less any required withholding taxes;

•	the accelerated vesting and settlement of vested and unvested restricted stock units outstanding immediately prior to the Effective Time and the conversion of the underlying common stock into the right to receive a cash payment equal to the Merger Consideration, without interest and less any required withholding taxes;

•	compensatory and severance arrangements entitling our executive officers to additional payments in connection with a termination of their employment during the period that is within six months before the Merger or two years after the Merger;

•	the cancellation of warrants to purchase Company common stock outstanding immediately prior to the Effective Time and the conversion of such warrants into the right to receive a cash payment equal to (i) the excess, if any, of the Merger Consideration over the exercise price per share of such warrant, multiplied by (ii) the total number of shares then issuable upon exercise in full of warrant, without interest; and

•	the entitlement to the indemnification and exculpation benefits in favor of directors and officers of the Company.

Outstanding Shares Held by Directors and Executive Officers

If the Merger is completed, the executive officers and directors of the Company who own shares of Company capital stock will receive the same cash consideration on the same terms and conditions as the other shareholders of the Company. As of September 24, 2014, the executive officers and directors of the Company beneficially owned an aggregate of 17,051,923 shares of Company capital stock, excluding shares issuable upon the exercise of stock options or warrants or upon settlement of restricted stock units.

The following table sets forth the number of shares beneficially owned as of September 24, 2014 by each person who has been a director or executive officer of the Company at any time since the beginning of the last fiscal year, excluding shares issuable upon the exercise of stock options or warrants or upon settlement of restricted stock units (which are addressed separately below), and the aggregate Merger Consideration that would be payable for such shares if the Merger were completed on September 24, 2014.

Name	Number of Shares Owned		Cash Value of Shares Owned
John J. Coughlan	557,025		$3,119,340
Mark E. Claeys	—		—
Donald R. Dixon(1)	7,160,115	(2)	40,096,644
Thomas G. Hudson	55,975		313,460
Christopher P. Marshall(3)	9,204,266	(4)(5)(6)	51,543,890
Michael J. Paxton	34,999		195,994
Karen T. Van Lith	22,500		126,000
James F. DeSocio	—		—
Brendan F. Reidy	—		—
Michael W. Weber	17,043		95,441

(1)	Donald R. Dixon is a co-founder and Managing Director of Trident Capital. As of September 24, 2014, Trident Capital beneficially owned an aggregate of 7,125,115 shares of Series B, Series C, Series D, Series F and Series G Preferred Stock, which would represent the right to receive $39,900,644 in Merger Consideration if the Merger were completed on September 24, 2014.
(2)	Includes 12,500 shares of common stock granted to Mr. Marshall in his former capacity as a director nominated to the Board of Directors by Trident Capital. The shares are held directly by Mr. Marshall solely for the benefit of Trident Capital pursuant to the terms of Trident Capital’s operating agreement. Mr. Marshall disclaims beneficial ownership of the common stock, except to the extent of his pecuniary interest therein.
(3)	Christopher P. Marshall is a Class A Director of Technology Crossover Management VII, Ltd. (TCM VII), a general partner or an ultimate general partner of each of the TCV Funds, and a member of TCV VII Management L.L.C. (TCV VII Management).
(4)	Includes (i) 9,166,666 shares of common stock issuable upon conversion of Series G Preferred Stock held by the TCV Funds, which would represent the right to receive $51,333,330 in Merger Consideration if the Merger were completed on September 24, 2014 and (ii) 22,500 shares of common stock held by TCV VII Management, which would represent the right to receive $126,000 in Merger Consideration if the Merger were completed on September 24, 2014. Mr. Marshall disclaims beneficial ownership of any securities held by the TCV Funds and TCV VII Management, except to the extent of his pecuniary interest therein.
(5)	Includes 15,100 shares of common stock owned individually by Mr. Marshall, which would represent the right to receive $84,560 in Merger Consideration if the Merger were completed on September 24, 2014.
(6)	Does not include (i) shares of capital stock of the Company or warrants immediately exercisable for shares of common stock (collectively, the “Trident Securities”) or (ii) 12,500 shares of common stock, in each case, beneficially owned by Trident Capital. The common stock was granted to Mr. Marshall in his former capacity as a director nominated to the Board of Directors by holders of Series B Preferred Stock. The common stock is held directly by Mr. Marshall solely for the benefit of Trident Capital pursuant to the terms of Trident Capital’s operating agreement. Mr. Marshall disclaims beneficial ownership of the common stock. In addition, Mr. Marshall is a former member of Trident Capital and, as such, has a continuing indirect interest in the Trident Securities held by Trident Capital. Mr. Marshall disclaims beneficial ownership of the Trident Securities and of any shares of common stock that may be received upon the conversion or exercise of any Trident Securities, except to the extent of his pecuniary interest therein.

Treatment of Common Stock Warrants

Pursuant to the Merger Agreement, at the Effective Time, each company warrant with respect to which the holder has signed a warrant cancellation agreement will be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of shares of Company capital stock subject to such warrant immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company capital stock under such warrant. If the exercise price payable per share of Company capital stock under such warrant is more than the Merger Consideration, such warrant will be cancelled as of the Effective Time without any consideration being payable under such warrant. The Company has agreed to use its reasonable best efforts to cause holders of warrants to execute warrant cancellation agreements.

Name	Number of Shares Underlying Warrants		Weighted Average Exercise Price Per Share	Total Warrant Cash Spread Value
John J. Coughlan	1,803		$2.22	$6,092
Donald R. Dixon	812,061	(1)	2.77	2,297,549
Christopher P. Marshall	2,749,998	(2)	3.00	7,149,995

(1)	Shares issuable upon exercise of common stock warrants issued to affiliates of Trident Capital in connection with the purchase of the Company’s Series D, Series F and Series G Preferred Stock. Mr. Dixon is a co-founder and Managing Director of Trident Capital.
(2)	Shares issuable upon exercise of common stock warrants issued to the TCV Funds in connection with the purchase of the Company’s Series G Preferred Stock.

Treatment of Stock Options

Pursuant to the Merger Agreement, at the Effective Time, each outstanding, unexpired and unexercised option to acquire shares of Company common stock issued (i) under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, with respect to which the applicable award agreement so permits, (ii) under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, with respect to which the holder thereof has signed an option cancellation agreement, and (iii) under the Company’s 2002 Long-Term Incentive and Stock Plan, as amended, with respect to which the applicable holder thereof has signed an option cancellation agreement, in each case whether or not vested, will be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of shares of Company common stock subject to such option immediately prior to the Effective Time (without regard to vesting) multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company common stock under such option, subject to any required tax withholding. No holder of an option that has an exercise price per share of Company common stock that is equal to or greater than the Merger Consideration shall be entitled to any payment on such options, either before or after the Effective Time.

The table below sets forth, for each of our named executive officers and directors holding stock options as of September 24, 2014, (A) the aggregate number of shares subject to such stock options and (B) the value of amounts payable in respect of such stock options on a pre-tax basis at the Effective Time, calculated as set forth above. All of the stock options held by our named executive officers and directors had an exercise price below the Merger Consideration.

Name	Number of Shares Underlying Stock Options		Weighted Average Exercise Price Per Share	Total Option Cash Spread Value
John J. Coughlan	1,099,699		$3.15	$2,694,263
Donald R. Dixon	70,000	(1)	2.89	189,700
Thomas G. Hudson	56,250		2.34	183,375
Christopher P. Marshall	45,000	(2)	2.26	150,300
Michael J. Paxton	55,000		2.35	178,750
Karen T. Van Lith	45,000		2.32	147,600
Brendan F. Reidy	308,220		2.08	1,084,934
Michael W. Weber	262,566		1.64	1,039,761

(1)	Includes options to purchase 25,000 shares of common stock granted to Mr. Marshall in his former capacity as a director nominated to the Board of Directors by Trident Capital. The options are held directly by Mr. Marshall solely for the benefit of Trident Capital pursuant to the terms of Trident Capital’s operating agreement. Mr. Marshall disclaims beneficial ownership of the options and of any shares of common stock that may be received upon the conversion, exercise or cancellation thereof, except to the extent of his pecuniary interest therein.
(2)	Includes options to purchase 45,000 shares of common stock. Mr. Marshall has sole dispositive power over the stock options and the underlying shares of common stock. However, TCV VII Management owns 100% of the pecuniary interest therein. Mr. Marshall is a member of TCV VII Management, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Treatment of Restricted Stock Units

Pursuant to the Merger Agreement, at the Effective Time, each outstanding award of a right (other than awards of options to acquire shares of Company common stock) entitling the holder thereof to shares or cash equal to or based on the value of shares issued under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, that is outstanding or payable as of immediately prior to the Effective Time (each a “Restricted Stock Unit”), whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of shares subject to such Restricted Stock Units; and (ii) the Merger Consideration, subject to any required tax withholdings.

The table below sets forth, for each of our named executive officers and directors holding Restricted Stock Units as of September 24, 2014, (A) the aggregate number of shares subject to such Restricted Stock Units and (B) the value of amounts payable in respect of such Restricted Stock Units on a pre-tax basis at the Effective Time, calculated as set forth above.

Name	Number of Shares Underlying Restricted Stock Units	Total Settlement Cash Value
John J. Coughlan	159,598	$893,749
Brendan F. Reidy	100,685	563,836
Michael W. Weber	69,137	387,167

Employment Agreements

The Company entered into an employment agreement with John J. Coughlan on October 1, 2006. This agreement provides for a minimum base salary, and an annual incentive bonus based on revenue, profitability and other objectives. The agreement was originally for a period of two years and is automatically renewed for successive two-year periods unless terminated by ninety-day notice in advance of renewal. The agreement last automatically renewed on October 1, 2013. The agreement also contains provisions that prohibit the Company from materially altering Mr. Coughlan’s position, duties, benefit plans or incentive plans. The agreement also contains provisions providing for certain benefits upon a termination of employment or a change in control of the Company.

Under Mr. Coughlan’s employment agreement, if the Company terminates his employment without cause or if he terminates his employment for good reason (and neither termination occurs within six months before or two years after a change of control of the Company), Mr. Coughlan is entitled to receive one year of salary continuation, an annual incentive bonus in the amount of 50 percent of his annual base salary, partial acceleration of vesting of all outstanding equity awards (accelerating by the longer of one year or by the remainder of the then current two-year term of his employment agreement), and certain other benefits. Under that same agreement, if the Company terminates his employment without cause or if he terminates his employment for good reason, and either of such terminations occurs within six months before or two years after a change of control of the Company, Mr. Coughlan is entitled to receive one year of salary continuation, an annual incentive bonus in the amount of 100 percent of his annual base salary, 100 percent acceleration of vesting of all outstanding equity awards and certain other benefits. The agreement restricts Mr. Coughlan from competing with the Company during and for a period of one year beyond employment with the Company, and restricts Mr. Coughlan from disclosing certain confidential information. Under Mr. Coughlan’s employment agreement: “cause” generally means conviction of a felony, material dishonesty, gross negligence or willful misconduct; “good reason” generally means diminution of position, duties, salary, equity awards or overall benefits; and a “change of control” generally means the sale or transfer of 55 percent or more of the Company’s outstanding capital stock, a change in the majority of members of the Board, or a sale of all or substantially all of the assets of the Company. The Merger, if consummated, will constitute a “change of control” under Mr. Coughlan’s agreement.

The Company also has entered into severance agreements with Messrs. Reidy and Weber that entitle each of them to one year of salary continuation, in addition to certain other benefits, in the event that (i) the Company terminates his employment without cause (whether or not a change of control of the Company has occurred) or (ii) he terminates employment for good reason within six months after a change of control. Under those agreements, “cause” generally means conviction of a felony or gross misdemeanor, fraud, misappropriation or breach of material obligations to the Company; a “change of control” generally means the sale or transfer of 55 percent or more of the Company’s outstanding capital stock, a change in the majority of members of the Board, or a sale of all or substantially all of the assets of the Company; and “good reason” generally means an assignment inconsistent with his position, duties, responsibilities and status. The Merger, if consummated, will constitute a “change of control” under these agreements.

Golden Parachute Compensation

Other than as described under “Employment Agreements” above, we do not have any other employment or severance agreements with any of our named executive officers. In addition to the potential vesting of options and vesting and settlement of restricted stock units in connection with a merger or consolidation, pursuant to their respective employment or severance agreement, each of the named executive officers are entitled to receive payments upon (i) termination of their employment by the Company other than for cause or (ii) within six months of a change of control, upon termination of their employment by the executive for good reason, regardless of the reason thereof.

The table below contains estimates of the payments that each of the Company’s named executive officers would receive in connection with or otherwise related to the transaction, assuming the Effective Time occurred on September 24, 2014, the latest practicable date prior to the filing of this proxy statement. The table includes the information required by Item 402(t) of Regulation S-K under the Exchange Act.

Name	Cash(1)	Equity(2)		Perquisites/ Benefits(3)	Other(4)	Total
John J. Coughlan	$600,000	$3,590,134	(5)	$17,892	$10,000	$4,218,026
Brendan F. Reidy	300,000	1,649,016	(6)	—	10,000	1,959,016
Michael W. Weber	220,000	1,426,370	(7)	17,892	10,000	1,674,262

(1)	Represents severance payments due upon termination, if any, of the corresponding named executive officer’s employment with the Company upon or within six months of the Effective Time or within two years following the Merger Effective Date either (i) if the Company terminates his employment without cause (as defined in the applicable employment agreement or severance agreement) or (ii) if the named executive officer terminates his employment for good reason (as defined in the applicable employment agreement or severance agreement). See “Proposal 1—The Merger—Employment Agreements.”
(2)	Represents aggregate payments with respect to warrants, stock options and restricted stock units held by each named executive officer. See “Treatment of Common Stock Warrants,” “Treatment of Stock Options” and “Treatment of Restricted Stock Units” under “Proposal 1—The Merger.”
(3)	Represents health care benefits paid by the Company for a period of twelve months subsequent to termination of employment.
(4)	Represents outplacement fees paid by the Company for a period of twelve months subsequent to termination of employment.
(5)	The aggregate dollar value for Mr. Coughlan represents $637,587 with respect to in-the-money stock options and $332,746 with respect to restricted stock units for which vesting and settlement would be accelerated.
(6)	The aggregate dollar value for Mr. Reidy represents $801,680 with respect to in-the-money stock options and $423,836 with respect to restricted stock units for which vesting and settlement would be accelerated.
(7)	The aggregate dollar value for Mr. Weber represents $596,001 with respect to in-the-money stock options and $235,166 with respect to restricted stock units for which vesting and settlement would be accelerated.

Employee Benefits

For a period of one year following the Effective Time, with respect to employees of the Company or its subsidiaries immediately before the Effective Time who remain employed during such one year period, Parent will provide, or will cause to be provided, base salary, base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary, base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) provided to such employees immediately prior to the execution of the Merger Agreement.

Potential for Future Arrangements

To our knowledge, other than the agreements identified above, no other employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Merger Sub, any of their affiliates or the Company, on the other hand, existed as of the date of this proxy statement, and the Merger is not conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.

It is possible that certain members of our current management team will enter into employment arrangements with the Surviving Corporation after the completion of the Merger. Such arrangements may include the right to purchase or participate in the equity of the Surviving Corporation or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into until after the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Director Compensation

We reimburse non-employee directors for reasonable costs and expenses incurred in attending board meetings. Each non-employee director (other than Mr. Claeys, who has been appointed pursuant to John Deere Special Technologies Group, Inc.’s right to nominate up to three directors; Mr. Dixon, who was nominated and elected by the Holders of Series B Preferred Stock; and Mr. Marshall, who was nominated an elected by the Holders of Series G Preferred Stock) receives annual compensation consisting of an annual retainer of $15,000. This amount may be prorated based on actual time served on the Board during the fiscal year.

Each non-employee director (except Mr. Claeys) receives upon re-election at each annual meeting a 10,000-share stock option grant and a 5,000-share stock award, both pursuant to the Company’s 2007 Long-Term Incentive and Stock Option Plan. This amount may be prorated based on actual time served on the Board during the fiscal year. The stock options are exercisable for ten years commencing at the date of grant at a price equal to the fair market value of the common stock on the date of grant. The stock award and stock options are fully vested at the time of award. At its discretion, the Company has the ability to offer a cash gross-up to offset the estimated tax liability incurred at the time of the stock award.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that all existing rights to indemnification that the present directors and officers of the Company and our subsidiaries are entitled to that are contained in the organizational documents of the Company or the organizational documents of any of our subsidiaries as in effect as of August 29, 2014, or as provided in any indemnification agreement between the Company or our subsidiaries and any such person as in effect as of August 29, 2014, will survive the Merger and will be observed by the Surviving Corporation to the fullest extent permitted by applicable law for a period of six years from the Effective Time.

In addition, the Merger Agreement provides that Parent and the Surviving Corporation will indemnify and hold harmless each director or officer of the Company or any of our subsidiaries against all losses, claims, damages, liabilities, fees, expenses, judgments or fines in connection with any threatened or actual action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation based on, or arising out of, in whole or in part, the fact that such director or officer is or was a director or officer of the Company or any of our subsidiaries or any of their respective predecessors. The Merger Agreement also provides that Parent and the Surviving Corporation will also advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by such directors and officers in connection with matters for which such directors and officers are eligible to be indemnified pursuant to the Merger Agreement (to the extent permitted by applicable law).

The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect the Company’s current insurance coverage with respect to the Company’s directors and officers. Alternatively, the Company may, prior to the Effective Time, purchase a tail policy to the Company’s current policy of directors’ and officers’ liability insurance for a period of six years from the Effective Time. If the tail policy is not purchased, the cost of such insurance coverage to be maintained by the Surviving Corporation will not exceed 250% of the annual premium currently paid by the Company for such insurance and, if the premium for such insurance coverage would exceed such amount, Parent will be obligated to cause the Surviving Corporation to obtain a policy or policies with the greatest coverage available for a cost equal to such amount.

The foregoing summaries concerning the treatment of equity awards held by our directors and officers, employee benefits, the indemnification of our directors and officers, the insurance that will be provided for our directors and officers, and the representation on the Board does not purport to be complete and is qualified by reference to the Merger Agreement, which has been attached hereto as Appendix A and is incorporated herein by reference.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary is general in nature and deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through or disregarded entity (or an investor in a partnership, S corporation or other pass-through or disregarded entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a regulated investment company;

•	a real estate investment trust;

•	a person who acquired Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation for services;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction; or

•	a United States expatriate, certain former citizens or long-term residents of the United States.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Merger, or transactions pertaining to options that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Merger.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-UNITED STATES TAX LAWS OR TAX TREATIES.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares. The exchange of shares of Company capital stock (the “Shares”) for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder (defined below) who receives cash for Shares pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one (1) year at the time of the exchange. Long-term capital gain recognized by certain non-corporate holders generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding. Proceeds from the exchange of Shares pursuant to the Merger generally will be subject to backup withholding at the applicable rate (currently, 28%) unless the applicable United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules from a payment to a United States Holder may be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

A “United States Holder” is a beneficial owner of Shares that is not a non-United States Holder.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non- United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares. Subject to the discussion on “—Backup Withholding” below, payments made to a non-United States Holder with respect to Shares exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any net gain.

Backup Withholding. A non-United States Holder may be subject to backup withholding with respect to the proceeds from the disposition of Shares pursuant to the Merger unless, generally, the non-United States Holder certifies under penalties of perjury on an applicable IRS Form W-8 that such non-United States Holder is not a United States person, or such non-United States Holder otherwise establishes an exemption in a manner satisfactory to the paying agent. Each non-United States Holder should complete, sign and provide to the paying agent an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES OR OTHER TAX LAWS.

Regulatory Approvals and Notices

United States Antitrust Compliance

Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to the Merger.

Under the HSR Act, the Merger may not be completed until the expiration of a thirty (30) calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the end of the thirty (30) calendar day waiting period is set to fall on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 P.M., New York City time, the next business day. VEPF IV AIV VI, L.P., an affiliate of Parent, filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the Merger on September 11, 2014, and the required waiting period with respect to the Merger is set to expire at 11:59 P.M., New York City Time, on October 14, 2014.

At any time before or after the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the Merger or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

FCC Approval

Under the Communications Act of 1934, as amended, and the related rules and regulations that have been issued by the Federal Communications Commission (the “FCC”), prior FCC approval is necessary before the parties may consummate a transaction involving the assignment of licenses and authorizations issued by the FCC. The Merger would result in a deemed assignment of the Company’s authorization issued by the FCC to operate certain mobile earth terminals in conjunction with our business. On September 5, 2014, an application was filed seeking FCC consent to the assignment of that authorization from the Company to Omnitracs (the “FCC Assignment Application”). The FCC Assignment Application appeared on an FCC Public Notice on September 10, 2014. Under the rules of the FCC, interested parties have thirty (30) days from the date of that Public Notice in order to file objections to the FCC Assignment Application. If no such objections are filed by that deadline (i.e., by October 10, 2014) and the FCC finds that grant of the FCC Assignment Application will serve the public interest, the FCC will grant the FCC Assignment Application in the ordinary course.

At any time before the Merger, the FCC could take any action as it deems necessary or desirable in the public interest, including dismissing or denying the FCC Assignment Application or issuing conditions associated with the grant of the FCC Assignment Application. There can be no assurance that a challenge to the Merger on public interest grounds will not be made or, if such a challenge is made, the result thereof.

Litigation Relating to the Merger

On or about September 23, 2014, a putative class action lawsuit was filed in the Fourth Judicial District Court of the State of Minnesota, County of Hennepin, by purported XRS Corporation shareholders (Reding v. XRS Corporation, et al., Case No. 27-CV-14-15995). The complaint names the Company, each member of the Company’s board of directors, Omnitracs, Parent and Merger Sub as defendants. It alleges pursuant to both direct and, in the alternative, derivative claims that (a) the Company’s directors breached their fiduciary duties to the Company’s public shareholders by, among other things, (i) agreeing to sell the Company for inadequate consideration, (ii) conducting a process designed to favor Omnitracs, (iii) implementing preclusive deal protection devices intended to preclude alternative bidders from making a competing, superior bids, and (iv) entering individual support agreements and (b) the preliminary proxy statement filed on September 16, 2014 failed to disclose material information concerning identified matters, including financial projections, the work of William Blair and the sale process. The complaint also alleges that Omnitracs, Parent and Merger Sub aided and abetted the breaches of fiduciary duty. The action seeks to enjoin the Merger until the defendants cure their alleged breaches of fiduciary duty, and, among other remedies, rescissory damages and an award of costs and expenses, including a reasonable allowance for the fees and expenses of the plaintiffs’ attorneys and experts.

The Company intends to vigorously defend against these claims.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Appendix A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section titled, “Where You Can Find More Information,” on page 75.

Explanatory Note Regarding the Merger Agreement

In reviewing the Merger Agreement, please remember that it is included to provide investors with information regarding its terms. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, and these representations and warranties were the product of negotiations among the parties. In addition, such representations and warranties:

•	have been qualified by certain disclosures that were made to the other party to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the text of the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference herein.

The Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the Minnesota Business Corporation Act, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Parent.

Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the Effective Time, the Company’s articles of incorporation as in effect immediately prior to the Effective Time will be amended so as to read in its entirety as set forth in the applicable exhibit to the Merger Agreement, and as so amended, will be the articles of incorporation of the Surviving Corporation. The Company’s bylaws as in effect immediately prior to the Effective Time will be amended so as to read in its entirety as the bylaws of Merger Sub, and as so amended, will be the bylaws of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

Merger Closing Conditions

The respective obligations of the Company and Parent to complete the Merger are subject to the satisfaction or waiver by the Company and Parent of the following conditions:

•	the Company shall have obtained the Shareholder Approval;

•	the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

•	no governmental entity of competent jurisdiction shall have issued an order or enacted a law that prohibits, makes illegal or prevents the consummation of the transactions contemplated by the Merger Agreement.

•	in the case of Parent and Merger Sub:

•	that the representations and warranties of the Company set forth in the Merger Agreement (A) relating to certain aspects of the Company’s capitalization (specifically the authorized capital stock of the Company, the number of Shares subject to issuance pursuant to stock options, common stock warrants and the number of restricted stock units issued and outstanding and reserved for issuance under the Company equity plans as of the close of business on the date of execution of the Merger Agreement, and that there are no other equity awards outstanding of the Company) shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the date of the closing of the Merger (such closing, the “Merger Closing” and such date, the “Merger Closing Date”) as though made at and as of the Merger Closing Date (except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate that is more than $1,200,000 and except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date), (B) relating to certain aspects of the Company’s capitalization (including, among other things, that no Shares other than as disclosed are subject to any preemptive right or similar right or right of first refusal in favor of the Company, that there is no outstanding indebtedness of the Company having a right to vote on any matters subject to a shareholder vote, and that there are no contracts relating to the voting or registration of any Shares), corporate power and authority to enter into the Transactions and the binding nature of the Merger Agreement, the vote required to effect the Merger and the Company’s financial advisor shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date), (C) relating to the occurrence of any material adverse effect shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, and (D) other than the representations and warranties referred to in clause (A), (B) or (C) above shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies do not constitute, and would not reasonably be expected to have, a material adverse effect (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that (x) for purposes of determining the satisfaction of the condition in clauses (A), (B), (C) and (D), no effect shall be given to any update of or modification to the disclosure schedule to the Merger Agreement made or purposed to have been made after the date of the Merger Agreement and (y) for purposes of determining the satisfaction of the condition in clauses (B) and (D), all references to “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

•	that the Company shall have performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (“Effective Time”); and

•	that since the date of the Merger Agreement, there has not been an effect, change, event, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•	in the case of the Company:

•	that the representations and warranties of the Parent and Merger Sub set forth in the Merger Agreement (A) relating to the due organization of the Parent and Merger Sub, the authority of the Parent and Merger Sub to effect the Transactions and the binding nature of the Merger Agreement and the sufficiency of the Equity Financing shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date), and (B) other than the representations and warranties referred to in clause (A) above shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies do not constitute, and would not reasonably be expected to have, a material adverse effect (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of the conditions listed in clauses (A) and (B) above, all materiality qualifications contained in such representations and warranties shall be disregarded; and

•	that each of Parent and Merger Sub shall have performed in all material respects its respective obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time.

The Merger is not subject to a condition related to financing.

The closing of the Merger will occur as soon as reasonably practicable (but in any event no later than the second business day) after satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by the parties to the Merger Agreement), except that if the consent of the FCC shall not have been obtained on or before the date all of the other conditions to the Merger are satisfied or waived, the closing will be delayed until the earlier of (i) the second business day after consent of the FCC is obtained or (ii) December 8, 2014.

Merger Consideration

In the Merger, each outstanding share of Company common stock (excluding shares held (i) by the Company, Parent or Merger Sub (other than shares in trust accounts, managed accounts and the like) and (ii) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or otherwise lost dissenters’ rights under Minnesota law with respect to such shares, which we refer to collectively as the “excluded shares”) will be converted into the right to receive $5.60 in cash, without interest thereon and less any required withholding taxes, which amount we refer to as the “Merger Consideration.” Each outstanding share of Preferred Stock (other than any excluded shares) will be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of shares of Company common stock into which such share of Preferred Stock would have been converted had the holder thereof converted such share into shares of Company common stock immediately prior to the closing of the Merger in accordance with the Company’s organizational documents multiplied by (y) the Merger Consideration per share. As of the date of this proxy statement, each share of Preferred Stock was convertible into one share of common stock.

Payment for Shares. Before the Merger, Parent will designate a bank or trust company reasonably acceptable to the Company to make payment of the Merger Consideration (which we refer to as the “Paying Agent”). At the Effective Time, Parent will cause to be deposited, with the Paying Agent, cash sufficient to make payment of the aggregate consideration payable to the shareholders in connection with the Merger.

Promptly after the Effective Time (but in no event later than five (5) days thereafter), the Surviving Corporation will cause to be mailed to each holder of record of Certificates a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the shareholders upon receipt of (1) surrendered certificates representing the Shares and (2) a signed letter of transmittal and any other items specified by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. Each of the Surviving Corporation, Merger Sub and Parent are entitled to reduce the amount of any Merger Consideration paid to the shareholders by any applicable withholding taxes.

At any time following twelve (12) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates held by them. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental body shall become, to the extent permitted by applicable law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Treatment of Equity Awards. At the Effective Time, each outstanding, unexpired and unexercised option to acquire shares of Company common stock issued (i) under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, with respect to which the award agreement permits, (ii) under the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended, with respect to which the holder thereof has signed an option cancellation agreement, and (iii) under the Company’s 2002 Long-Term Incentive and Stock Plan, as amended, with respect to which the applicable holder thereof has signed an option cancellation agreement, in each case whether or not vested, will be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of shares of Company common stock subject to such option immediately prior to the Effective Time (without regard to vesting) multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company common stock under such option, subject to any required tax withholding. No holder of an option that has an exercise price per share of Company common stock that is equal to or greater than the Merger Consideration shall be entitled to any payment on such options, either before or after the Effective Time.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub with respect to, among other things:

•	the corporate organization and qualification of the Company and its subsidiaries;

•	the organizational documents of the Company and its subsidiaries;

•	the Company’s capital structure;

•	the Company’s financial statements and filings with the SEC;

•	the absence of certain changes since certain specified dates;

•	title to material assets owned by the Company and its subsidiaries;

•	real property leased by the Company and its subsidiaries;

•	intellectual property;

•	material contracts;

•	the absence of undisclosed liabilities;

•	compliance with legal requirements by the Company and its subsidiaries;

•	certain business practices of the Company and its subsidiaries;

•	compliance with and possession of governmental authorizations by the Company and its subsidiaries;

•	tax matters;

•	employee benefits and other employee matters;

•	environmental matters;

•	insurance coverage;

•	the absence of legal proceedings involving the Company and its subsidiaries;

•	the Company’s corporate power and authority to enter into the Merger Agreement;

•	the due execution and delivery by the Company of the Merger Agreement and the enforceability of the Merger Agreement against the Company;

•	the recommendation of the Merger Agreement and the transactions contemplated thereby by the Special Committee and the Board;

•	the inapplicability of state takeover statutes or regulations to the Merger or the Support Agreements;

•	the shareholder vote required to approve the Merger Agreement;

•	the absence of conflicts with the Company’s organizational documents, applicable law or contracts to which the Company or any of its subsidiaries is a party;

•	the fairness opinion delivered to the Company by William Blair as financial advisor to the Company;

•	financial advisor;

•	economic sanctions; and

•	FCC licenses.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other things:

•	the corporate organization and qualification of Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into the Merger Agreement;

•	the due execution and delivery by Parent and Merger Sub of the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•	the absence of conflicts with the organizational documents of Parent or Merger Sub, applicable law or contracts to which Parent or Merger Sub is a party;

•	the accuracy of the information supplied by Parent or Merger Sub for inclusion in the proxy statement;

•	the absence of legal proceedings involving Parent or Merger Sub;

•	Parent’s and Merger Sub’s ownership of the Company’s common stock;

•	Parent’s ability to obtain sufficient financing for the transactions contemplated by the Merger Agreement;

•	Parent’s solvency after giving effect to the transactions contemplated by the Merger Agreement;

•	the absence of certain arrangements between Parent, Merger Sub, Vista or any of its affiliates and any member of the Company’s management or Board or shareholders of the Company; and

•	brokers and other advisors.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any effect, change, event or occurrence (whether or not any such matter, considered together with all other matters, would constitute a breach to the representations, warranties, covenants or agreements of the Company set forth in the Agreement) which had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (A) the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or (B) the ability of the Company to consummate the transactions contemplated by the Merger Agreement in a timely manner. For the purposes of clause (A) above, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a “Material Adverse Effect”:

•	any change in the market price or trading volume of the Company’s stock;

•	any effect, change, event or occurrence directly resulting from the announcement or pendency of the Transactions (other than for purposes of representations and warranties regarding non-contravention and consents), including to the extent so resulting in, any reduction in billings or revenue, any disruption in (or loss of) supplier, distributor, partner, reseller or similar relationships, loss of any customer or any loss of employees;

•	any effect, change, event or occurrence in the industries in which the Company and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Company and its subsidiaries are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable;

•	any effect, change, event or occurrence arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency;

•	any effect, change, event or occurrence arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Company and its subsidiaries relative to other participants in the industries in which the Company and its subsidiaries operate or the economy generally, as applicable;

•	the failure of the Company and its subsidiaries to meet internal or analysts’ expectations or projections or the results of operations of the Company and its subsidiaries;

•	any adverse effect arising directly from or otherwise directly relating to any action taken by the Company or its subsidiaries at the written direction of Parent or any action specifically required to be taken by the Company and its subsidiaries, or the failure of the Company and its subsidiaries to take any action that the Company and its subsidiaries are specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates;

•	any effect, change, event or occurrence arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, applicable law or GAAP (or interpretations of applicable law or GAAP); or

•	any change or prospective change in the Company’s credit ratings.

The parties agreed that the exceptions in the first, sixth and tenth bullets will not prevent or affect a determination that the underlying cause of any such occurrence or failure referred to therein (if not otherwise addressed by the exceptions) is or would be reasonably likely to be a Material Adverse Effect.

Conduct of Business of the Company

The Merger Agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the prior written consent of Parent, (iii) as expressly contemplated, required or permitted by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to:

•	conduct its business in the ordinary course;

•	notify Parent of any knowledge of any notice alleging that consent of such person may be required in connection with the transactions contemplated by the Merger Agreement;

•	notify Parent of any legal proceedings commenced (or to its knowledge threatened) involving the Company or its subsidiaries in connection with the transactions contemplated by the Merger Agreement; and

•	use commercially reasonable efforts to preserve the material components of its business organizations intact, including keeping available the services of current officers and key employees, and maintain existing relations and good will with all material suppliers, material customers governmental bodies and other material business relationships.

The Company has also agreed that, until the effective time of the Merger, except as expressly required by the Merger Agreement, with the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned) or as set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the Merger Agreement, the Company will not and will not permit its subsidiaries to:

•	establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of the Company’s capital stock (including common stock or Preferred Stock), other than in connection with the payment of any dividend to the holders of Series B Preferred Stock in accordance with the Company’s organizational documents and in the manner described in the disclosure schedule;

•	repurchase, redeem or otherwise reacquire any shares of the Company’s capital stock, or any rights, warrants or options to acquire any shares of its capital stock, other than with limited exceptions;

•	split, combine, subdivide or reclassify any shares of the Company’s capital stock;

•

other than in connection with the payment of any dividend to the holders of Series B Preferred Stock in accordance with the Company’s organizational documents and in the manner described in the disclosure schedule, sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that the Company may issue shares of Company common stock as required to be issued upon the valid exercise of its options, warrants or preferred stock);

•	establish, adopt, terminate or amend any employee plan, or amend or waive any of its rights thereunder, except as required pursuant to an existing employment agreement, employee plan or legal requirement or as contemplated by the Merger Agreement;

•	enter into any change-in-control agreement with any executive officer, employee, director or independent contractor or any retention agreement with any executive officer or director;

•	enter into any employment or severance agreement with any executive officer or director or other employee with a base salary in excess of a stated amount;

•	hire any employee with an annual base salary in excess of a stated threshold;

•	enter into any agreement with respect to the voting of its capital stock;

•	implement any employee layoffs that would reasonable be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar legal requirements;

•	amend or permit the adoption of any amendment to the its Articles of Incorporation or bylaws or other charter or organizational documents;

•	form any subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make capital expenditures in excess of (A) those contained in the Company’s budget or (B) with respect to those expenses not provided for in the Company’s budget, $100,000 individually or $200,000 in the aggregate;

•	acquire, transfer, encumber or otherwise dispose of any material right or other material asset or property;

•	lend money or make capital contributions or advances to or make investments in, any person or incur or guarantee any indebtedness;

•	amend, modify in any material respect, terminate or enter into any material contract or enter into any contract which if entered into prior to the date of the Merger Agreement would have been a material contract and required to be disclosed to Parent, excluding any non-exclusive distribution, reseller or end user customer agreements;

•	except as required by applicable legal requirement, make any material change to any accounting method, accounting period or tax election or waive or extend the statute of limitations with respect to any material tax;

•	commence any legal proceeding, other than in the ordinary course of business, where the failure to commence suit would result in a material impairment of a valuable aspect of the Company’s business, or in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

•	settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any legal proceeding relating to a breach of the Merger Agreement or any other agreements contemplated thereby;

•	enter into any collective bargaining agreement or other agreement with any labor organization or works council;

•	adopt or implement any shareholder rights plan or similar arrangement;

•	fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of the Company and its subsidiaries, as a whole, as currently conducted;

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Options, or re-price Options granted under any benefit plan or authorize cash payments in exchange for any Options granted under any benefit plan;

•	knowingly disclose any material trade secrets of the Company and its subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	adversely modify in any material respect any licenses with the FCC or fail to maintain the FCC licenses in full force and effect; or

•	authorize or enter into any agreement to do any of the foregoing.

No Solicitation of Alternative Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company agreed that it will not and will cause its subsidiaries not to and will direct its respective officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives, whom we refer to collectively as “representatives,” not to:

•	continue any solicitation, knowing encouragement, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal (as defined below);

•	directly or indirectly solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	directly or indirectly engage in, continue or participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of knowingly facilitating, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•	directly or indirectly enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

The Company agreed to deliver written notice to each person that previously entered into a confidentiality agreement in anticipation of making an Acquisition Proposal and to direct such person to destroy or return all confidential information concerning the Company and its subsidiaries.

The Board is permitted, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be violate its fiduciary duties, to modify, waive, amend or release any existing standstill obligations owed by any person or entity to the Company or any of its subsidiaries solely in order to allow such person or entity to present a confidential offer or proposal to the Board without public disclosure.

Notwithstanding the restrictions described above, at any time before obtaining the Shareholder Approval, if the Company or any of its representatives receives an unsolicited bona fide written Acquisition Proposal from any person which was made or renewed on or after the date of the Merger Agreement and did not result from a material breach of the restrictions described in this section titled “No Solicitation of Alternative Proposals,” the Company and its representatives may contact such person to clarify the terms and conditions of such Acquisition Proposal. In addition, if the Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its representatives may (i) furnish information (including non-public information) concerning the Company pursuant to a customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between Vista and the Company and (ii) engage or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal.

The Company has agreed that it will promptly, and in any event within twenty-four hours, notify Parent of any inquiries, proposals or offers with respect to an Acquisition Proposal that are received by the Company or its representatives and provide to Parent a summary of the material terms and conditions of any Acquisition Proposal. The Company is required to keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal and, if requested by Parent, reasonably inform Parent of the status of an Acquisition Proposal.

The Company is also required to promptly (and in any event within twenty-four hours) make available to Parent any information concerning the Company and its subsidiaries that is provided to any third party making an Acquisition Proposal if the information has not previously been made available to Parent. The Company and its subsidiaries are prohibited from entering into confidentiality agreements with any person that would prohibit the Company from providing information to Parent or otherwise complying with its obligations as described in this section titled “No Solicitation of Alternative Proposals.”

The Company Board’s Recommendation. Subject to the provisions described below, the Board agreed to recommend, and the Company represented that the Special Committee has recommended, that the holders of shares of the Company’s capital stock approve the Merger Agreement and the Merger.

The Merger Agreement provides that, during the time between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement, the Board and its committees (including the Special Committee) will not (i) withdraw (or modify in a manner adverse to Parent or Merger Sub) or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub) the Board’s recommendation or the Special Committee’s recommendation of the Merger Agreement and the Merger, as applicable, or (ii) approve, recommend or declare advisable, or propose to publicly approve, recommend or declare advisable, any Acquisition Proposal (any action described in clauses (i) or (ii) a “Company Adverse Change Recommendation”). The Merger Agreement also provides that, before the earlier of the Effective Time and the termination of the Merger Agreement, the Board will not approve, recommend or declare advisable, or propose to approve recommend or declare advisable or allow the Company or any of its subsidiaries to enter into a contract either with respect to an Acquisition Proposal or requiring (or is reasonably expected to cause) the Company to abandon, terminate, delay or fail to consummate, or would otherwise materially impede, interfere with or be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, at any time before receipt of the Shareholder Approval, if the Company has received an unsolicited bona fide written Acquisition Proposal that has not been withdrawn and the Board determines in good faith is a Superior Offer, the Company may make a Company Adverse Change Recommendation or terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) if and only if:

•	the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board under applicable legal requirements;

•	the Company shall have provided to Parent at least four business days’ advance written notice that the Board intends to effect a Company Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement (such notice, a “Determination Notice”);

•	the Company shall have provided to Parent the material terms and conditions of the Acquisition Proposal as required by the Merger Agreement;

•	during the four business days after the Determination Notice, the Company shall have given Parent the opportunity to propose revisions to the terms of the Merger Agreement or make another proposal so that the Acquisition Proposal would cease to constitute a Superior Offer and, during such four business day period, the Company shall have negotiated with Parent with respect to any proposed revisions; and

•	after considering the results of such negotiations and giving effect to the proposals (including with respect to the equity financing and Limited Guaranty), the Board determines, after consultation with its outside legal counsel and in good faith, that (x) such Acquisition Proposal is a Superior Offer and (y) it would reasonably constitute a breach of fiduciary duties of the Board under applicable legal requirements if the Board were to fail to either make a Company Adverse Recommendation Change or terminate the Merger Agreement to accept such Superior Offer and enter into a Specified Agreement relating thereto.

The Board may also effect a Company Adverse Recommendation Change in response to any Change in Circumstance (as defined below) other than an Acquisition Proposal, if and only if:

•	the Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board to the shareholders under applicable legal requirements;

•	the Company shall have provided to Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation and specified the Change in Circumstance in reasonable detail;

•	during the four business days after the Determination Notice, the Company shall have given Parent the opportunity to propose revisions to the terms of the Merger Agreement or make another proposal so that the Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation and, during such four business day period, the Company shall have negotiated with Parent with respect to such proposed revisions or other proposal; and

•	after considering the results of such negotiations and giving effect to the proposals (including with respect to the equity financing and Limited Guaranty), the Board determines, after consultation with its outside legal counsel and in good faith, that it would reasonably constitute a breach of fiduciary duties of the Board under applicable legal requirements if the Board were to fail to either make a Company Adverse Recommendation Change in response to such Change in Circumstance.

The restrictions and procedures described above relating to a Company Adverse Recommendation Change or termination of the Merger Agreement in response to either a Superior Offer or a Change in Circumstances apply to any material amendment to any Acquisition Proposal or any material change to the facts and circumstances relating to the Change in Circumstances. Any such amendment or material change will require the Company to deliver a new Determination Notice and comply with such procedures; however, the references to four business days will be deemed to be references to two business days.

For purposes of this proxy statement and the Merger Agreement:

•

“Acquisition Proposal” means any proposal or offer from any person or group (other than Parent and its affiliates), relating to any (A) acquisition or license of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of

20% or more of the outstanding shares of capital stock (on an as-converted basis), (C) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of capital stock (on an as-converted basis) or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of capital stock (on an as-converted basis), in each case other than the transactions contemplated by the Merger Agreement.

•	“Change in Circumstances” means material event or development or material change in circumstances with respect to the Company that was (i) neither known to the Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Vista, Parent, Merger Sub or any of their affiliates, (C) clearance of the Merger under the HSR Act or other antitrust laws or obtaining the consent of the FCC (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of the Merger Agreement in the market price or trading volume of the shares of Company common stock or the credit rating of the Company (however, the underlying reasons for such events may constitute such material event, development or change in circumstances).

•	“Superior Offer” means a bona fide written Acquisition Proposal that the Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s shareholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by the Merger Agreement; provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Obligations with Respect to the Proxy Statement

The Merger Agreement provides that as promptly as practicable following the date of the Merger Agreement (and in no event later than ten business days after the date of the Merger Agreement), the Company will prepare and file with the SEC in preliminary form a proxy statement relating to the Shareholders’ Meeting, which will reflect the Recommendation (subject to any Company Adverse Recommendation Change). The Company will, as promptly as practicable after the Proxy Statement Clearance Date (x) take all actions necessary to establish a record date for and give notice of the Shareholders’ Meeting, (y) call and give notice of a meeting of the shareholders to vote on the approval of the Merger Agreement and approval of the Merger and (z) mail a proxy statement to the holders of Shares as of the record date established for the Shareholders’ Meeting. Unless the Agreement is terminated in accordance with its terms, the Company is obligated to submit the Merger Agreement and Merger to its shareholders at the Shareholders’ Meeting even if the Board has made a Company Adverse Change Recommendation.

Financing Efforts

The Company has agreed to use its commercially reasonable efforts, and to cause its subsidiaries to use their commercially reasonable efforts to provide and cause their respective representatives to provide all cooperation as Parent or Vista may reasonably request. Parent has agreed to reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries in obtaining financing by Parent.

Efforts to Close the Transaction

In the Merger Agreement, each of the Company, Parent and Merger Sub agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by the Merger Agreement, including making all filings and give all notices required to be made or given, obtaining all consents required to be obtained and use commercially reasonable efforts to lift legal bars to the Merger.

In addition, each of the Company, Parent and Merger Sub agreed to use their reasonable best efforts to take promptly any and all steps necessary to eliminate any impediment under the HSR Act and other antitrust laws. Such steps include negotiating, committing to and effecting, the sale, divestiture or disposition of assets, rights, product lines or businesses of Parent or its subsidiaries and/or those of the Company and its subsidiaries (but, with respect to the Company and its subsidiaries, only to the extent the Closing occurs). The parties also agreed to provide as promptly as reasonably practicable all information required by any governmental body pursuant to its evaluation of the transactions contemplated by the Merger Agreement under the HSR Act or other applicable antitrust laws.

The parties also agreed to file with the Federal Communications Commission (the “FCC”) all appropriate applications and notifications to obtain any required approval of the FCC within five business days after the date of the Merger Agreement, and to furnish information and use commercially reasonable efforts to cooperate and process the FCC applications.

Takeover Statute

If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or similar state anti-takeover law or regulation becomes applicable to the Merger or the other transactions contemplated by the Merger Agreement or the Support Agreements, Parent and the Company, and their respective boards of directors, shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary to eliminate the effects of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement and the Support Agreements.

Indemnification, Exculpation and Insurance

The Merger Agreement provides that all existing rights to indemnification that the present directors and officers of the Company and our subsidiaries are entitled to that are contained in the organizational documents of the Company or the organizational documents of any of our subsidiaries as in effect as of August 29, 2014, or as provided in any indemnification agreement between the Company or our subsidiaries and any such person as in effect as of August 29, 2014, will survive the Merger and will be observed by the Surviving Corporation to the fullest extent permitted by applicable law for a period of six years from the Effective Time.

In addition, the Merger Agreement provides that Parent and the Surviving Corporation will indemnify and hold harmless each director or officer of the Company or any of our subsidiaries against all losses, claims, damages, liabilities, fees, expenses, judgments or fines in connection with any threatened or actual action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation based on, or arising out of, in whole or in part, the fact that such director or officer is or was a director or officer of the Company or any of our subsidiaries or any of their respective predecessors. The Merger Agreement also provides that Parent and the Surviving Corporation will also advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by such directors and officers in connection with matters for which such directors and officers are eligible to be indemnified pursuant to the Merger Agreement (to the extent permitted by applicable law).

The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect the Company’s current insurance coverage with respect to the Company’s directors and officers. Alternatively, the Company may, prior to the Effective Time, purchase a tail policy to the Company’s current policy of directors’ and officers’ liability insurance for a period of six years from the Effective Time. If the tail policy is not purchased, the cost of such insurance coverage to be maintained by the Surviving Corporation will not exceed 250% of the annual premium currently paid by the Company for such insurance and, if the premium for such insurance coverage would exceed such amount, Parent will be obligated to cause the Surviving Corporation to obtain a policy or policies with the greatest coverage available for a cost equal to such amount.

Employee Benefits

For a period of one year following the effective time of the Merger, with respect to employees of the Company or its subsidiaries immediately before the effective time of the Merger who remain employed during such one year period (the “Continuing Employees”), Parent will provide, or will cause to be provided, base salary, base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary, base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) provided to such Continuing Employees immediately prior to the execution of the Merger Agreement.

Shareholder Litigation

The Company has given Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors relating to the transactions contemplated by the Merger Agreement. The Company also granted Parent the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account. In addition, the parties agreed that no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company will promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, access to information, employee benefits, executive compensation and confidentiality.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, except as otherwise provided in the Merger Agreement, as follows:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•	if the Shareholder Approval is not obtained at the special meeting or any adjournment or postponement thereof, provided that such right to termination is not available to a party if it is in breach of its obligations with respect to the filing of the proxy statement, holding of a special meeting of shareholders or obtainment of the Shareholder Approval;

•

if a court of competent jurisdiction or other governmental body has taken any final and non-appealable action that has the effect of permanently restraining, enjoining or otherwise making consummation of the Merger illegal; provided that the right to terminate in this circumstance shall not be available to Parent or the Company if the issuance of such final and non-appealable action is primarily attributable to a failure on the part of such party to perform in any material respect any covenant or obligation required to be performed at or prior to the Effective Time; or

•	if the Merger shall not have been consummated on or before the End Date (i.e., January 26, 2015); provided that such right to terminate the Merger Agreement on the End Date shall not be available to Parent or the Company if the failure of the Merger to be consummated on or before such date is primarily due to the failure Parent or the Company, as applicable, to perform in all material respects any of its obligations the Merger Agreement.

•	by the Company if:

•	at any time prior to the Closing, if there is any breach of or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in the Merger Agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of a condition to the Merger regarding the accuracy of Parent’s or Merger Sub’s representations and warranties or Parent’s or Merger Sub’s compliance with its covenants or agreements and (ii) is not capable of being cured prior to the End Date or is not commenced to have been cured within fifteen days of the date the Company gives Parent notice of such breach or failure to perform; provided that the Company shall not have the right to terminate the Merger Agreement in this circumstance if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described above;

•	at any time prior to the receipt of the Shareholder Approval in order to accept a Superior Offer and enter into a Specified Agreement, subject to the Company’s compliance with its obligations described in the section above titled “No Solicitation of Alternative Proposals” (provided that that payment by the Company of the termination fee described below shall be a condition to the termination of the Merger Agreement by the Company in this circumstance); or

•	if (i) the conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied, (ii) the Company has irrevocably confirmed that all conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied as of the date of such notice (other than those conditions that by their nature are to be satisfied at the Closing) and, if there are any unsatisfied conditions to its obligations to close the Merger (other than those conditions that by their nature are to be satisfied at the Closing) that it is willing to waive such unsatisfied conditions and (iii) the Merger shall not have been consummated within three (3) business days after the delivery of such notice (the “Merger Failure Termination Right”).

•	by Parent if:

•	at any time prior to the Closing, there is a breach of any representation or warranty or failure to perform any covenant in the Merger Agreement on the part of the Company, which inaccuracy, breach or failure to perform would give rise to the failure of a condition to the Merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements, and is not capable of being cured prior to the End Date or is not commenced to have been cured within fifteen (15) days of the date Parent gives the Company notice of such breach or failure to perform; provided that Parent will not have the right to terminate the Merger Agreement in this circumstance if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the Company has the right to terminate the Merger Agreement as described above; or

•

at any time prior to the receipt of the Shareholder Approval, if (i) the Company has failed (x) to include the Recommendation in the Proxy Statement or has effected a Company Adverse Change Recommendation, or (y) to publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the special meeting of shareholders, provided that Parent may only make such request once every thirty (30) days, provided further that if an Acquisition Proposal shall have been publicly disclosed, Parent may make such request up to three (3) times every thirty (30) days, or (ii) there has been a material breach of the provisions described in the section titled “No Solicitation of Alternative Proposals” above.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect (subject to certain designated provisions of the Merger Agreement which survive, including provisions relating to expenses, the termination fees, limitations on liability and specific performance, among others) and, other than certain termination fees and reimbursement obligations described below, there will be no liability on the part of Parent, Merger Sub or the Company. No party is relieved of any liability for any willful and material breach of the Merger Agreement prior to the date thereof or for any common law fraud.

Termination Fees

The Company has agreed to pay Parent or a person designated by Parent a termination fee of $6.6 million (plus expense reimbursement of up to $2.25 million) in certain circumstances described below:

•	if the Merger Agreement is terminated by the Company in order for the Company to accept a Superior Offer and enter into a Specified Agreement (subject to the terms and conditions of such termination right), with such fee being payable prior to such termination;

•	if the Merger Agreement is terminated by Parent because the Company has failed (x) to include the Recommendation in the Proxy Statement or has effected a Company Adverse Change Recommendation, or (y) to publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the Shareholders’ Meeting, provided that Parent may only make such request once every thirty (30) days, provided further that if an Acquisition Proposal shall have been publicly disclosed, Parent may make such request up to three (3) times every thirty (30) days, in each case, with such fee being payable, within two business days after such termination; and

•	if the Merger Agreement is terminated by Parent due to a willful breach by the Company of any of its representations, warranties or covenants set forth in the Merger Agreement or by Parent or the Company due to failure to obtain the Shareholder Approval, if required by applicable legal requirements, and (A) after the date of the Merger Agreement but prior to such termination any person shall have publicly disclosed or made known to the Board a bona fide Acquisition Proposal (unless such Acquisition Proposal is irrevocably, in good faith and publicly (if publicly made) withdrawn prior to such termination) and (B) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term Acquisition Proposal has the meaning described below, except that the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.” In the event the termination fee is payable in accordance with the foregoing, such fee shall be payable prior to the consummation of the Acquisition Proposal referred to therein.

If a termination fee is paid by the Company to Parent under the circumstances described above, Parent will have the right, exercisable by written notice to the Company within one business day after the receipt of payment of such termination fee, to irrevocably refund such termination fee to the Company, and in that event that the Company actually receives a full refund of the entire termination fee within two business days after the delivery of such notice, Parent and Merger Sub will be entitled to all remedies available to them (including uncapped monetary damages for willful and material breach and the Company). If, however, after receiving the Termination Fee, Parent fails to exercise its right to so refund the termination fee, Parent will be deemed to have irrevocably waived such right to monetary damages for willful and material breach by the Company.

Parent has agreed to pay the Company $13.2 million (the “Parent Termination Fee”) if the Merger Agreement is terminated by the Company pursuant to its Merger Failure Termination Right as described above.

In the event the Merger Agreement is terminated by Parent because of the Company’s willful breach of its representations, warranties or covenants contained in the Merger Agreement, the Company is required to reimburse all actual and reasonable out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement. Payment by the Company of expense reimbursement does not relieve the Company of any subsequent obligation to pay the termination fee as described above.

Expense Reimbursement

In the event the Merger Agreement is terminated by Parent because the Company’s willful material breach of its representations, warranties or covenants contained in the Merger Agreement, the Company is required to reimburse all actual and reasonable out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement. Payment by the Company of expense reimbursement does not relieve the Company of any subsequent obligation to pay the termination fee as described above in the section titled “Termination Fees.”

Specific Performance

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement. Pursuant to the Merger Agreement, the Company has the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of Vista under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed).

Limitations of Liability

Under no circumstances are the Company, its subsidiaries and certain persons related to the Company entitled to monetary damages in excess of $13.2 million (plus the amount of any indemnification obligations payable pursuant to the Merger Agreement). The Company may pursue both specific performance as described above and payment of the Parent Termination Fee; however, in no instance will the Company be entitled to receive both specific performance and money damages, including the Parent Termination Fee. The Company can cause Vista to provide funds, subject to the maximum set forth in the Equity Commitment Letter between Parent and Vista, up to such aggregate limit to Parent to the extent provided in the Equity Commitment Letter, subject to the terms of the Equity Commitment Letter and the Limited Guaranty. In addition, the rights of the Company pursuant to the Equity Commitment Letter and the Limited Guaranty are the sole and exclusive remedy of the Company and its affiliates against Vista in respect of monetary liabilities or obligations arising under the Merger Agreement. You will find a description of the Equity Commitment Letter and the Limited Guaranty above under the section titled “Proposal 1—The Merger—Financing of the Merger.”

Fees and Expenses

Except for the provisions described under “Expense Reimbursement” and certain expenses related to financing cooperation, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

Amendment

The parties may amend the Merger Agreement by executed written agreement prior to the effective time of the Merger with the approval of the respective boards of directors of the Company and Parent at any time, provided that after the approval of the Merger Agreement by the Company’s shareholders, there shall be no amendment or change to the Merger Agreement that by law requires the further approval of the Company’s shareholders without obtaining such further approval.

Governing Law

The Merger Agreement is generally governed by Delaware law. However, the effectuation of the Merger and all claims or causes of action that may challenge the effectiveness of the corresponding provisions of the Merger Agreement or that are otherwise mandatorily governed by the Minnesota Business Corporation Act (including the fiduciary duties of the Board and any committee thereof) will be governed by Minnesota law, to the extent required under Minnesota law.

Voting and Support Agreements

On August 29, 2014, concurrently with the execution of the Merger Agreement, certain of the Company’s shareholders (Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., Trident Capital Fund-V Principals Fund, L.P., Trident Capital Parallel Fund-V, C.V., TCV VII, L.P., TCV VII (A), L.P., TCV Member Fund, L.P. and John Deere Special Technologies Group, Inc.) and John J. Coughlan, the Chief Executive Officer of the Company (each a “Support Shareholder” and, collectively, the “Support Shareholders”), entered into Voting and Support Agreements with Parent and Merger Sub (each a “Support Agreement” and, collectively, the “Support Agreements”), pursuant to which, subject to the terms and conditions set forth therein, each Support Shareholder agreed to vote all of such Support Shareholder’s shares of common stock and Preferred Stock of the Company (including any common stock that such Support Shareholders receive as a result of settlement of restricted stock units or the exercise of stock options and warrants) in favor of approving the Merger Agreement and the Merger.

Collectively, the Support Shareholders owned, as of August 29, 2014, an aggregate of 19,050,366 shares of common stock and Preferred Stock, or approximately 68.2% of our issued and outstanding shares of capital stock.

Each Support Shareholder also agreed that at every meeting of the shareholders of the Company, including every adjournment or postponement thereof, such Support Shareholder would vote his, her or its shares of common stock and Preferred Stock (A) in favor of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof and / or (B) against (i) any action, agreement or proposal which would materially impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporation transaction involving the Company and any person (other than Parent, Merger Sub or their Affiliates), or any other proposal of any person (other than Parent, Merger Sub or their Affiliates) to acquire the Company or all or substantially all of the assets thereof, (ii) any acquisition proposal and any action in furtherance of any acquisition proposal and (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Support Shareholder under the Support Agreement.

Each Support Agreement will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, (iii) January 26, 2015, (iv) any amendment to the terms of the Merger Agreement that reduces the Merger Consideration or any consideration otherwise payable with respect to the Company’s outstanding securities beneficially owned by the Support Shareholder, changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the Company’s outstanding securities beneficially owned by the Support Shareholder, or adversely affects, in any material respect, or is reasonably likely to adversely affect, in any material respect, the Support Shareholder relative to other holders of equity interests of the Company, (v) the date upon which the Support Shareholder ceases to own any equity interests of the Company and (vi) the mutual written consent of Parent and the Support Shareholder.

All fees and expenses incurred in connection with the Support Agreements and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, provided that the Company will be permitted to reimburse reasonable and documented out-of-pocket fees and expenses of legal counsel to the shareholder party thereto and other shareholders with respect to each Support Agreement and the transactions contemplated thereby, subject to an aggregate cap of $100,000 for all such shareholders.

DISSENTERS’ RIGHTS

Section 302A.471 of the Minnesota Business Corporation Act entitles any shareholder of a corporation who is entitled to vote and who objects to a merger to dissent from such action and obtain payment for the “fair value” of his or her shares of capital stock (including shares of Preferred Stock that are entitled to vote on an as-converted to common stock basis). Any shareholder of the Company contemplating an attempt to assert and exercise dissenters’ rights in connection with the proposed Merger described in this proxy statement should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are provided in Appendix C), particularly the specific procedural steps required to perfect such rights. DISSENTERS’ RIGHTS ARE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below (to be read in conjunction with the full text of Section 302A.473 appearing in Appendix C) is a brief description of the procedures relating to the exercise of dissenters’ rights applicable in to the proposed Merger. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference thereto.

Under Section 302A.473, Subd. 3, a shareholder who wishes to exercise dissenters’ rights (a “Dissenter”) must file with the corporation, before the shareholder vote on the proposed Merger, a written notice of intent to demand the “fair value” of the corporation’s shares owned by the shareholder. Under Section 302A.471, Subd. 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE PROPOSED MERGER. A VOTE AGAINST THE PROPOSED MERGER DOES NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE DOES NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE.

If the proposed Merger is approved by the shareholders of such corporation, the corporation must send to all Dissenters who filed the necessary notice of intent to demand the fair value of their shares (and who did not vote their shares in favor of such proposal) a notice containing certain information required by Section 302A.473, Subd. 4, including without limitation the address to which a Dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a Dissenter must demand payment and deposit certificates representing shares within 30 days after such notice from the corporation is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4, LOSES THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD. 3.

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a Dissenter with the corporation as required by the notice, then after the corporation’s receipt of such demand or the effective date of the Merger, whichever is later, the corporation must pay the Dissenter an amount which the corporation estimates to be the fair value of the Dissenter’s shares of stock, with interest, if any. For the purpose of a Dissenter’s appraisal rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such Merger and “interest” means interest commencing five days after the effective date of such Merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09. If a Dissenter believes the payment received from the corporation is less than the fair value of the shares of stock, with interest, if any, such Dissenter must give written notice to the corporation of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date of the corporation’s remittance, and must demand payment of the difference between his or her estimate and the corporation’s remittance. If such Dissenter fails to give written notice of such estimate to the corporation within the 30-day time period, such Dissenter is entitled only to the amount remitted by the corporation.

A corporation may withhold such remittance with respect to shares of stock for which a Dissenter demanding payment (or persons on whose behalf such Dissenter acts) was not the beneficial owner as of the first public announcement date of the proposed Merger (the “Public Announcement Date”). As to each such Dissenter who has validly demanded payment, following the effective date of such Merger or the receipt of demand, whichever is later, the corporation must mail its estimate of the fair value of such Dissenter’s shares of stock and offer to pay this amount with interest, if any, to the Dissenter upon receipt of such Dissenter’s agreement to accept this amount in full satisfaction. If such Dissenter believes that the corporation’s offer is for less than the fair value of the shares of stock, with interest, if any, such Dissenter must give written notice to the corporation of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to the corporation within 30 days after the mailing of the corporation’s offer. If the Dissenter fails to make this demand within the 30-day time period, such Dissenter is entitled only to the amount offered by the corporation.

If a corporation and a Dissenter (including both a Dissenter who purchased shares of stock on or prior to the Public Announcement Date and a Dissenter who purchased shares of stock after the Public Announcement Date who have complied with their respective demand requirements) do not settle the Dissenter’s demand within 60 days after the corporation receives the Dissenter’s estimate of the fair value of his or her shares of stock, then the corporation must file a petition in a court of competent jurisdiction in the county in which the registered office of such corporation is located, requesting that the court determine the statutory fair value of stock with interest, if any. All Dissenters whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.

The court will then determine whether each Dissenter in question has fully complied with the provisions of Section 302A.473, and for all Dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by the corporation or a Dissenter. The fair value of the shares as determined by the court is binding on all shareholders. However, under the statute, Dissenters are not liable to a corporation for the amount, if any, by which payments remitted to the Dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against the corporation, except that the court may assess part or all of those costs and expenses against a Dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Under Section 302A.471, Subd. 2, a shareholder of a corporation may not assert dissenters’ rights with respect to less than all of the shares of stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

Under Section 302A.471, Subd. 4, a shareholder of a corporation has no right at law or equity to set aside the approval of a Merger, except if such approval or consummation is fraudulent with respect to such shareholder or the corporation.

In view of the complexity of Section 471 of the Minnesota Business Corporation Act, the Company’s shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of shareholders, the Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, the Board may make such a determination if the number of shares of our capital stock represented and voting in favor of the proposal to approve the Merger Agreement at the special meeting is insufficient to approve that proposal under the Minnesota Business Corporation Act, in order to enable the Board to solicit additional votes in respect of such proposal. If the Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon the proposal to adjourn the special meeting, and not the proposal to approve the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of the proposal to adjourn the special meeting to another time and place. If the shareholders approve the proposal to adjourn the special meeting, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from shareholders that have previously voted. Among other things, approval of the proposal to adjourn the special meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the Merger Agreement to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to approve the Merger Agreement.

Board of Directors Recommendation

The Board unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, is necessary or appropriate, including to solicit additional votes in favor of the proposal to approve the Merger Agreement.

PROPOSAL 3

ADVISORY VOTE REGARDING GOLDEN PARACHUTE COMPENSATION

This compensation is summarized in the section titled “Proposal 1—The Merger—Interests of Certain Persons in the Merger,” including in the table under the heading “Golden Parachute Compensation” in that section.

Advisory (Non-Binding) Vote

Section 951 of the Dodd-Frank Act and Rule 14a-21(C) under the Exchange Act require that we seek a non-binding vote from our shareholders to approve the “golden parachute compensation” that may become payable to our named executive officers in connection with the Merger, which we are seeking even though we are an “emerging growth company” as defined under the Exchange Act. The “golden parachute compensation” payable to our named executive officers in connection with the Merger relates to the severance payments, vesting of unvested stock options, vesting and settlement of unvested restricted stock units and other compensation, each as described in the table under the heading “Proposal 1—The Merger—Interests of Certain Persons in the Merger— Golden Parachute Compensation.” This advisory (non-binding) proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the Merger and does not relate to any new compensation or other arrangements between our named executive officers, on the one hand, and Parent, Merger Sub, or the Company or, following the Merger, the Surviving Company and its subsidiaries, on the other hand. Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the agreements or understandings with, and items of compensation payable to, the named executive officers of the Company that are based on or otherwise relate to the Merger, as disclosed in the sections of the Proxy Statement titled “Advisory Vote Regarding Golden Parachute Compensation” and “Proposal 1—The Merger—Interests of Certain Persons in the Merger.”

Board of Directors Recommendation

The Board unanimously recommends that our shareholders approve the advisory (non-binding) proposal to approve the compensation that may become payable to our named executive officers in connection with the Merger.

Approval of this proposal is not a condition to the completion of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on us or Parent. Accordingly, regardless of the outcome of the advisory (non-binding) vote, our named executive officers will be eligible to receive or retain the various amounts of compensation payable to them in connection with the Merger (subject to the completion of the Merger, if required by the terms of such compensation).

MARKET PRICE OF COMPANY COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the NASDAQ Capital market under the symbol “XRSC.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock for the two most recent fiscal years as reported by NASDAQ.

	High	Low
Fiscal Year ended September 30, 2012
First Quarter ended December 31, 2011	$1.65	$1.16
Second Quarter ended March 31, 2012	$1.63	$1.16
Third Quarter ended June 30, 2012	$1.34	$0.75
Fourth Quarter ended September 30, 2012	$1.15	$0.49
Fiscal Year Ended September 30, 2013
First Quarter ended December 31, 2012	$0.82	$0.50
Second Quarter ended March 31, 2013	$1.99	$0.57
Third Quarter ended June 30, 2013	$2.72	$1.50
Fourth Quarter ended September 30, 2013	$3.00	$2.18
Fiscal Year Ending September 30, 2014
First Quarter ended December 31, 2013	$2.95	$2.03
Second Quarter ended March 31, 2014	$2.95	$2.55
Third Quarter ended June 30, 2014	$3.25	$2.40
Fourth Quarter ending September 30, 2014 (through September 26, 2014)	$5.62	$2.44

On August 29, 2014, the last trading day prior to the announcement of the Merger, the closing price of our common stock was $3.02 per share. On September 26, 2014, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock was $5.55 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company capital stock.

Other than the Series B Preferred Dividend set forth in our Company’s Fifth Amended and Restated Articles of Incorporation, we have never declared or paid any cash dividend on our capital stock. Furthermore, we do not expect to declare or pay any dividends prior to the Merger and, under the terms of the Merger Agreement, we are prohibited from doing so (except with respect to the Series B Preferred Dividend). Following the Merger, there will be no active trading market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 24, 2014, subject to certain assumptions set forth in the footnotes, for:

•	each shareholder, or group of affiliated shareholders, who we know beneficially owned more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Securities reported as “beneficially owned” include (i) securities over which the named person may exercise voting power or investment power, alone or with others, and (ii) the number of shares that the named person has the right to acquire within sixty days after September 24, 2014.

The number of shares and percentages of beneficial ownership set forth below are based on 11,276,682 shares of common stock outstanding as of September 24, 2014.

Unless otherwise noted, the address for each shareholder below is our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
John J. Coughlan	1,587,268	(2)	12.9%
Mark E. Claeys	—		*
Donald R. Dixon	8,042,176	(3)(4)(5)	41.7%
Thomas G. Hudson	112,225	(6)	*
Christopher P. Marshall(7)	11,999,264	(8)(9)(10)(11)(12)	51.7%
Michael J. Paxton	89,999	(13)	*
Karen T. Van Lith	67,500	(14)	*
Brendan F. Reidy	100,000		*
Michael W. Weber	208,017	(15)	1.8%
All executive officers and current directors as a group (10 persons)	22,289,784	(16)	68.3%

Technology Crossover Management VII, Ltd.	11,984,164	(12)	51.6%
528 Ramona Street
Palo Alto, CA 94301
Trident Capital Management-V, LLC(17)	8,042,176	(4)(5)	41.7%
505 Hamilton Avenue, Suite 200
Palo Alto CA 94301
John Deere Special Technologies Group, Inc.(17)	2,144,060		19.0%
300 Grimes Bridge Road
Roswell GA 30075

*	Less than 1%.
(1)	Any securities not outstanding that are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such holder, but not outstanding for the purpose of computing the percentage of common stock owned by any other holder.
(2)	Includes 928,261 shares issuable under options, 100,179 shares issuable under restricted stock units, and 6,308 shares issuable upon conversion of Series F Preferred Stock and exercise of related warrants.

(3)	Includes 45,000 shares issuable under options.
(4)	Includes 7,125,115 shares issuable upon conversion of Series B, Series C, Series D, Series F and Series G Preferred Stock and 812,061 shares issuable upon exercise of related warrants. The record holders of the shares underlying Preferred Stock and warrants to purchase common stock are set forth in the following table.

	Series B	Series C	Series D		Series F		Series G
	Preferred Stock	Preferred Stock	Preferred Stock	Warrants	Preferred Stock	Warrants	Preferred Stock	Warrants
Trident Capital Fund-V, L.P.	2,188,217	1,136,849	1,403,400	140,340	907,942	363,176	746,530	223,959
Trident Capital Fund-V Affiliates Fund, L.P.	12,719	6,607	8,156	816	5,277	2,111	4,338	1,301
Trident Capital Fund-V Affiliates Fund (Q), L.P.	12,136	6,305	7,783	778	5,036	2,014	4,140	1,242
Trident Capital Fund-V Principals Fund, L.P.	63,336	32,905	40,620	4,062	26,279	10,512	21,607	6,482
Trident Capital Parallel Fund-V, C.V.	166,246	86,370	106,621	10,662	68,980	27,592	56,716	17,014

(5)	Includes 12,500 shares of common stock and 25,000 options exercisable for shares of common stock (collectively, the Trident Awards), granted to Mr. Marshall in his capacity as a director nominated to the Board by Trident Capital. The Trident Awards are held directly by Mr. Marshall solely for the benefit of Trident Capital pursuant to the terms of Trident Capital’s operating agreement. Mr. Marshall disclaims beneficial ownership of the Trident Awards and of any shares of common stock that may be received upon the conversion or exercise of any Trident Awards, except to the extent of his pecuniary interest therein.
(6)	Includes 56,250 shares issuable under options.
(7)	Christopher P. Marshall is a Class A Director of Technology Crossover Management VII, Ltd. (TCM VII). Technology Crossover Management VII, L.P. (Management VII) is the direct general partner of TCV VII, L.P. (TCV VII) and TCV VII (A), L.P. (TCV VII (A)). TCM VII is the direct general partner of Management VII, the ultimate general partner of TCV VII and TCV VII (A), and a general partner of TCV Member Fund, L.P. (Member Fund). Mr. Marshall is a member of TCV VII Management L.L.C. (TCV VII Management). Under the operating agreement of TCV VII Management, Mr. Marshall, together with the other members of TCV VII Management, have the shared power to dispose or direct the disposition of the shares held by TCV VII Management Each of TCM VII, Management VII and Mr. Marshall disclaim beneficial ownership of such securities held by the TCV Funds and TCV VII Management, except to the extent of their respective pecuniary interest therein.
(8)	Includes options to purchase 45,000 shares of common stock. Mr. Marshall has sole dispositive power over the stock options and the underlying shares of common stock. However, TCV VII Management owns 100% of the pecuniary interest therein. Mr. Marshall is a member of TCV VII Management, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(9)	Does not include 12,500 shares of common stock and 25,000 options exercisable for shares of common stock (together, the Trident Awards), in each case beneficially owned by Trident Capital. The Trident Awards were granted to Mr. Marshall in his capacity as a director nominated to the Board by holders of Series B Preferred Stock. The Trident Awards are held directly by Mr. Marshall solely for the benefit of Trident Capital pursuant to the terms of Trident Capital’s operating agreement. Mr. Marshall disclaims beneficial ownership of the Trident Awards and of any shares of common stock that may be received upon the exercise thereof. In addition, Mr. Marshall is a former member of Trident Capital and, as such, has a continuing indirect interest in the Trident Securities held by Trident Capital. Mr. Marshall disclaims beneficial ownership of the Trident Securities and of any shares of common stock that may be received upon the conversion or exercise of any Trident Securities, except to the extent of his pecuniary interest therein.
(10)	Includes 15,100 shares of common stock owned individually by Mr. Marshall.
(11)	Includes 22,500 shares of common stock held by TCV VII Management. Mr. Marshall disclaims beneficial ownership of any securities held by TCV VII Management, except to the extent of his pecuniary interest therein.
(12)	Includes 9,166,666 shares of common stock issuable upon conversion of Series G Preferred Stock and 2,749,998 shares of common stock issuable upon exercise of related warrants, in each case, held by the TCV Funds. Mr. Marshall disclaims beneficial ownership of any securities held by the TCV Funds, except to the extent of his pecuniary interest therein. The record holders of the shares of Series G Preferred Stock and warrants to purchase common stock are set forth in the following table.

	Series G
	Preferred Stock	Warrants
TCV VII, L.P.	5,996,276	1,798,882
TCV VII (A), L.P.	3,114,008	934,202
TCV Member Fund, L.P.	56,382	16,914

(13)	Includes 55,000 shares issuable under options.
(14)	Includes 45,000 shares issuable under options.
(15)	Includes 155,498 shares issuable under options and 35,476 shares issuable under restricted stock units.
(16)	Includes 1,496,676 shares issuable under options and 177,321 shares issuable under restricted stock units, and 6,308 shares issuable upon conversion of Series F Preferred Stock and exercise of related warrants.

(17)	Trident Capital has entered into an Amended and Restated Voting Agreement with John Deere Special Technologies Group, Inc. (JDSTG) whereby JDSTG, among other things, (i) agrees to vote for the Series B Preferred Stock nominee(s) for director, at such time as Trident Capital no longer holds a sufficient number of shares of Preferred Stock to elect two directors as a separate class, but only for so long as Trident Capital owns at least 800,000 shares of common stock (directly or by ownership of Preferred Stock on an as-converted to common stock basis), and (ii) grants Trident Capital a right of first refusal to acquire a portion of the shares of common stock held by JDSTG in the event that JDSTG determine to sell or transfer such shares in certain situations.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, Company common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

PROPOSALS FOR THE 2015 ANNUAL MEETING

Shareholder proposals, including nominees for election to serve as a director of our Company, intended to be included in our proxy materials for our 2015 Annual Meeting of Shareholders must be received by us at our principal executive office no later than September 22, 2014, to be considered for inclusion in the proxy statement and proxy card for that meeting.

Pursuant to our Bylaws, any other shareholder proposals to be brought before the 2015 Annual Meeting of Shareholders must be received no later than November 22, 2014, and provide the information required under Section 2.11 of our Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.xrscorp.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to the Company at (952) 707-5600 or info@xrscorp.com, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY

STATEMENT IS DATED SEPTEMBER 29, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of its annual report and proxy statement and, as applicable, any additional proxy materials that are delivered pursuant to a request by such shareholders until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing and you would like to have additional copies of the proxy materials mailed to you, please submit your request to the Company at info@xrscorp.com. The Company will promptly send additional copies of the proxy statement and related materials, as applicable, upon receipt of such request.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among:

XRS CORPORATION,

a Minnesota corporation;

AMUNDSEN HOLDINGS, LLC,

a Delaware limited liability company; and

AMUNDSEN MERGER SUB CORP.,

a Minnesota corporation

Dated as of August 29, 2014

A-ii

(continued)

A-iii

(continued)

EXHIBITS
Exhibit A	-	Certain Definitions

Exhibit B	-	Surviving Corporation Articles of Incorporation

Exhibit C	-	Form of Voting and Support Agreement

Exhibit D	-	Articles of Merger

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of August 29, 2014, by and among: AMUNDSEN HOLDINGS, LLC, a Delaware limited liability company (“Parent”); AMUNDSEN MERGER SUB CORP., a Minnesota corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”); and XRS CORPORATION, a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The board of directors of the Company (the “Company’s Board of Directors”), the board of directors of Parent, and the board of directors of Merger Sub have approved or adopted, as applicable, this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective shareholders or stockholders, as applicable, and declared the advisability of this Agreement.

B. In furtherance of the foregoing, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 1.5, (i) each issued and outstanding Share not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive an amount equal to $5.60, in cash, without interest (the “Merger Consideration”), and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The Company’s Board of Directors has resolved to recommend that the shareholders of the Company approve this Agreement and the Merger in accordance with Section 302A.613 of the MBCA (the “Company Board Recommendation”).

D. Immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company have delivered to Parent and Merger Sub voting and support agreements in the form attached hereto as Exhibit C (the “Voting Agreements”), dated as of the date hereof, providing that such shareholders of the Company have, among other things, agreed to vote in favor of the approval of the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Voting Agreements.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company an executed commitment letter dated as of the date of this Agreement (the “Equity Funding Letter”) pursuant to which Vista Equity Partners Fund IV, L.P. (the “Equity Investor”) has, subject to the terms and conditions set forth therein, committed to provide all of the funds to Parent that are necessary to finance all of the transactions contemplated hereby (the “Equity Financing”).

F. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investor is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Merger Sub under this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1 MERGER TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCA.

1.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. local time on a date specified by the Company and Parent, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date, time, or place as agreed to in writing by the Company and Parent. Notwithstanding the foregoing, if the FCC Consent shall not have been obtained on or before the date on which the Closing would otherwise occur pursuant to this Section 1.3(a), but subject to the satisfaction of the condition set forth in Section 6.1(c)(i), the Closing shall be delayed until the earlier of (i) the second (2nd) business day following the issuance of the FCC Consent or (ii) December 8, 2014. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Parent and Merger Sub shall file or cause to be filed the articles of merger in the form attached hereto as Exhibit D (the “Articles of Merger”) with the Secretary of State of the State of Minnesota with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA. The Merger shall become effective upon the date and time of the filing of such Articles of Merger with the Secretary of State of the State of Minnesota or such later date and time as is agreed upon in writing by the parties hereto and specified in the Articles of Merger (such date and time, the “Effective Time”).

1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i) any Shares then held by the Company or any wholly owned Subsidiary of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b):

a. each Common Share then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the Merger Consideration, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(e);

b. each share of Series B Preferred Stock then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Common Shares into which such share of Series B Preferred Stock would have been converted had the holder thereof converted such share into Common Shares immediately prior to the Effective Time in accordance with the Series B COD multiplied by (y) the Merger Consideration, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(e);

c. each share of Series C Preferred Stock then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Common Shares into which such share of Series C Preferred Stock would have been converted had the holder thereof converted such share into Common Shares immediately prior to the Effective Time in accordance with the Series C COD multiplied by (y) the Merger Consideration, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(e);

d. each share of Series D Preferred Stock then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Common Shares into which such share of Series D Preferred Stock would have been converted had the holder thereof converted such share into Common Shares immediately prior to the Effective Time in accordance with the Series D COD multiplied by (y) the Merger Consideration, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(e);

e. each share of Series F Preferred Stock then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Common Shares into which such share of Series F Preferred Stock would have been converted had the holder thereof converted such share into Common Shares immediately prior to the Effective Time in accordance with the Series F COD multiplied by (y) the Merger Consideration, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(e);

f. each share of Series G Preferred Stock then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Common Shares into which such share of Series G Preferred Stock would have been converted had the holder thereof converted such share into Common Shares immediately prior to the Effective Time in accordance with the Series G COD multiplied by (y) the Merger Consideration, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(e); and

(iv) each share of the common stock, $.01 par value per share, of Merger Sub then outstanding (other than any Dissenting Shares, as defined below) shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares and Company Warrants to receive the funds to which holders of such shares and Company Warrants shall become entitled pursuant to Section 1.5 and Section 1.9. At the Effective Time (subject to Sections 1.8 and 1.9), Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.5 and Section 1.9 (with respect to Company Warrants with respect to which the holder of such Company Warrant has signed a warrant cancellation agreement that is outstanding immediately prior to the Effective Time) (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b) Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger Consideration pursuant to Section 1.5 a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Share is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates, Book-Entry Shares or Company Warrants (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them or consideration that may be payable in connection with any Company Warrants. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share or any holder of Company Warrants for the consideration delivered in respect of such Company Warrant to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. If any withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and use commercially reasonable efforts to avoid such withholding obligation. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who have not approved the Merger and who have properly exercised dissenters’ rights in the time and manner provided in Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, have neither effectively withdrawn nor lost their dissenters’ rights under the MBCA (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 302A.473 of the MBCA; provided, that (i) if any such holder shall have failed to properly exercise dissenters’ rights with respect to the holder’s Shares, or after making a demand for dissenters’ rights subsequently delivers an effective withdrawal of such demand, or fails to establish the holder’s entitlement to dissenters’ rights as provided in Sections 302A.471 and 302A.473 of the MBCA, if so required or (ii) if a court shall determine that such holder is not entitled to receive payment for the holder’s Dissenting Shares or such holder shall otherwise lose his, her or its dissenters’ rights, then such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any written demands received by the Company for dissenters’ rights with respect to any Shares and any withdrawals of such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as required by applicable Legal Requirements, make any payment with respect to, or settle or offer to settle, any such demands.

1.8 Treatment of Restricted Stock, Company Options and Restricted Stock Units.

(a) Treatment of Restricted Stock. Each share of Restricted Stock that was issued has vested and become an outstanding Common Share.

(b) Treatment of Options. With respect to each Company Option issued under the 2007 Plan (a “2007 Option”) with respect to which the award agreement relating to such 2007 Option permits treatment in accordance with this Section 1.8(b) without consent of the holder of such 2007 Option, each other 2007 Option with respect to which the applicable holder of such 2007 Option has signed an option cancellation agreement, and each Company Option issued under the 2002 Plan (a “2002 Option”) with respect to which the applicable holder of such 2002 Option has signed an option cancellation agreement, in each case that is outstanding immediately prior to the Effective Time, (A) if the exercise price of such unvested or vested 2002 Option or 2007 Option is equal to or greater than the Merger Consideration, such 2002 Option or 2007 Option, as applicable, shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (B) if the exercise price of any vested or unvested 2002 Option or 2007 Option is less than the Merger Consideration, such 2002 Option or 2007 Option, as applicable, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 1.8(b), a lump sum cash payment in the amount of the aggregate Option Consideration with respect to such 2002 Option or 2007 Option, as applicable. Following the Effective Time, no such 2002 Option or 2007 Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such 2002 Option or 2007 Option shall cease to have any rights with respect thereto, except to receive the consideration (if any) set forth in this Section 1.8(b) in exchange for such 2002 Option or 2007 Option, as applicable, in accordance with this Section 1.8(b). The consideration (if any) payable under this Section 1.8(b) to each former holder of any such 2002 Option or 2007 Option, as applicable, that was outstanding immediately prior to the Effective Time shall be paid by the Company to such former holder as soon as practicable following the Effective Time (but in any event not later than ten Business Days thereafter), subject to any required tax withholdings.

(c) Treatment of Restricted Stock Units. Each outstanding award of a right (other than awards of Company Options) entitling the holder thereof to Shares or cash equal to or based on the value of Shares (each, a “Restricted Stock Unit”) issued under the 2007 Plan that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of Shares subject to such Restricted Stock Unit; and (ii) the Merger Consideration, subject to any required tax withholdings. Following the Effective Time, no Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.8(c) in exchange for such Restricted Stock Unit in accordance with this Section 1.8(c). The consideration payable under this Section 1.8(c) to each former holder of a Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall be paid by the Company to such former holder as soon as practicable following the Effective Time (but in any event not later than ten Business Days thereafter), subject to any required tax withholdings.

1.9 Treatment of Company Warrants. With respect to each Company Warrant with respect to which the holder of such Company Warrant has signed a warrant cancellation agreement that is outstanding immediately prior to the Effective Time, (a) if the exercise price with respect to each Share issuable under such Company Warrant is equal to or greater than the Merger Consideration, such Company Warrant shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (b) if the exercise price with respect to each Share issuable under such Company Warrant is less than the Merger Consideration, such Company Warrant shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 1.9, a lump sum cash payment in the amount of the aggregate Warrant Consideration with respect to such Company Warrant, payable by the Paying Agent pursuant to Section 1.6. Following the Effective Time, no

Company Warrant that was outstanding immediately prior to the Effective Time with respect to which a warrant cancellation agreement has been signed shall remain outstanding and each former holder of any such Company Warrant shall cease to have any rights with respect thereto, except to receive the consideration (if any) set forth in this Section 1.9 in exchange for such Company Warrant in accordance with this Section 1.9. The consideration (if any) payable under this Section 1.9 to each former holder of any Company Warrant that was outstanding immediately prior to the Effective Time shall be paid by the Paying Agent to such former holder pursuant to Section 1.6 as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), subject to any required tax withholdings.

1.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in Section 2 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed on or after October 1, 2012 and prior to the date of this Agreement other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents):

2.1 Due Organization; Subsidiaries Etc.

(a) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, where any such failure would not reasonably be expected to have a Company Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Part 2.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(b) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.

2.2 Articles of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Articles of Incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof.

2.3 Capitalization, Etc.; Articles of Merger.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 11,226,682 shares have been issued and are outstanding as of the close of business on August 29, 2014; and (ii) 50,000,000 shares of Company Preferred Stock, comprised of (A) 3,000,000 shares of Series B Preferred Stock, of which 2,442,654 shares have been issued and are outstanding as of the close of business on August 29, 2014, (B) 1,400,000 shares of Series C Preferred Stock, of which 1,269,036 shares have been issued and are outstanding as of the close of business on August 29, 2014, (C) 1,600,000 shares of Series D Preferred Stock, of which 1,566,580 shares have been issued and are outstanding as of the close of business on August 29, 2014, (D) 1,400,000 shares of Series F Preferred Stock, of which 1,321,327 shares have been issued and are outstanding as of the close of business on August 29, 2014, and (E) 10,100,000 shares of Series G Preferred Stock, of which 10,066,663 shares have been issued and are outstanding as of the close of business on August 29, 2014. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All shares of preferred stock, no par value, of the Company previously designated as “Series E Preferred Stock” under the Certificate of Designation of Preferences of Series E Preferred Stock of the Company have been forfeited and are no longer outstanding and such Certificate of Designation was cancelled in connection therewith.

(b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Corporations having a right to vote on any matters on which the shareholders of the Company have a right to vote; (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares; and (v) there are no other restrictions on the voting of any Shares. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities. The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.

(c) As of the close of business on the business day immediately preceding this Agreement: (i) 2,515,473 Shares are subject to issuance pursuant to Company Options granted and outstanding under the 2007 Plan; (ii) 345,000 Shares are subject to issuance pursuant to Company Options granted and outstanding under the 2002 Plan; and (iii) 808,603 Shares are reserved for future issuance under Company Equity Plans. As of the close of business on the day immediately preceding this Agreement there are Restricted Stock Units granted and outstanding in respect of 569,615 Shares under the 2007 Plan. There are no shares of Restricted Stock issued and outstanding as of the date hereof. Part 2.3(c) of the Company Disclosure Schedule sets forth a list of the holders of Company Options and Restricted Stock Units as of August 29, 2014, including (to the extent applicable) the date on which each such Company Option or Restricted Stock Unit award was granted, the maximum and target number of shares of Company Common Stock subject to such Company Option or Restricted Stock Unit, the expiration date of such Company Option or Restricted Stock Unit, the price at which such Company Option or Restricted Stock Unit may be exercised (if any) under an applicable Company Equity Plan and the vesting schedule and status of each such Company Option or Restricted Stock Unit. All shares of capital stock of the Company issuable upon exercise of Company Options, Restricted Stock Unit or Restricted Stock have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Equity Plan, will be duly authorized, validly issued and fully paid and nonassessable. The Company has delivered or otherwise made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options or Restricted Stock Units outstanding as of the date of this Agreement and the forms of all stock option agreements and restricted stock agreements evidencing such Company Options or Restricted Stock Unit. Other than as set forth in this Section 2.3(c), there is no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations.

(d) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, by the Company free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws. Except as set forth in this Section 2.3 or in Part 2.3(d) of the Company Disclosure Schedule, there is no: (i) outstanding shares of capital stock, or other equity interest in, the Company; (ii) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any of the Acquired Corporations; (iii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) Part 2.3(e) of the Company Disclosure Schedule sets forth, as of the close of business on August 29, 2014, a list of each outstanding Company Warrant, including (i) the name of the holder of such Company Warrant, (ii) the number and class of Shares subject to such Company Warrant, (iii) the exercise price in respect of such Company Warrant and (iv) the date of grant. The Company has delivered or otherwise made available to Parent or Parent’s Representatives copies of all grant agreements evidencing all of the outstanding Company Warrants.

(f) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Acquired Corporations has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

2.4 SEC Filings; Financial Statements.

(a) Since October 1, 2012, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since October 1, 2012, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Corporations that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2013, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since October 1, 2012, none of the Acquired Corporations nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Corporations; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of any Acquired Corporation; or (3) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(e) None of the Acquired Corporations is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Corporations, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in any Acquired Corporation’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Acquired Corporations.

(g) The Proxy Statement that will be sent to the shareholders of the Company in connection with the Company Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

(h) Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.5 Absence of Changes. Except as expressly contemplated by this Agreement, since September 30, 2013 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement, the Company has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect. Except as expressly contemplated by this Agreement since September 30, 2013 through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section 4.2.

2.6 Title to Assets. The Acquired Corporations have good and valid title to all material assets owned by them as of the date of this Agreement, including all material assets (other than capitalized or operating leases) reflected on the audited balance sheet in the last Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet). All of said material assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances).

2.7 Real Property. The Company does not own nor since January 1, 2010 has owned any real property. Part 2.7 of the Company Disclosure Schedule sets forth the address and description of each parcel of real property leased by and of the Company or one of its Subsidiaries (the “Leased Real Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, holds a valid and existing leasehold interest in the material real property that is leased or subleased by any of the Acquired Corporations from another Person, free and clear of all Encumbrances other than Permitted Encumbrances. No Acquired Corporation has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Company Disclosure Schedule identifies (i) the name of applicant/registrant and current owner, (ii) the jurisdiction of application/registration and (iii) the application or registration number for each item of Registered IP owned by or exclusively licensed to any of the Acquired Corporations. Except as set forth on Part 2.8(a) of the Company Disclosure Schedule, the Acquired Corporations own and possess all right, title and interest in and to or have the right to use, pursuant to a valid and enforceable agreement, all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. To the knowledge of the Company, no loss or expiration of any of the material Registered IP owned by the Company is pending or reasonably foreseeable other than expiration of patents and trademarks in accordance with applicable Legal Requirements. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the knowledge of Company, threatened, in which the scope, validity, enforceability or ownership of any Registered IP listed on Part 2.8(a) of the Company Disclosure Schedule is being or has been contested or challenged. No current or former Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP owned or purported to be owned by an Acquired Corporation and each current and former Company Associate who is or was involved in the creation or development of any Company IP owned or purported to be owned by an Acquired Corporation has signed an agreement containing an assignment of Intellectual Property Rights to the Acquired Corporations and confidentiality provisions protecting the Company IP.

(b) Each Acquired Corporation has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a material trade secret.

(c) To the knowledge of the Company: (i) the operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights owned by any other Person; and (ii) no other Person is materially infringing, misappropriating, diluting or otherwise violating any Company IP owned by the Acquired Corporations. Except as set forth on Part 2.8(c) of the Company Disclosure Schedule, as of the date of this Agreement, no Legal Proceeding is pending and served (or, to the knowledge of the Company, is being threatened or is pending and has not been served) against the Acquired Corporations or by the Acquired Corporations relating to any actual, alleged or suspected infringement, misappropriation, dilution or other violation of any Intellectual Property Rights of another Person or to the Acquired Corporations’ Registered IP or any of the Acquired Corporations’ Intellectual Property Rights. Except as set forth in Part 2.8(c) of the Company Disclosure Schedule, since June 30, 2011, none of the Acquired Corporations has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation, dilution or other violation of any Intellectual Property Right of another Person by any of the Acquired Corporations.

(d) Except as set forth on Part 2.8(d) of the Company Disclosure Schedule, none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP. Except as set forth on Part 2.8(d) of the Company Disclosure Schedule, no Acquired Corporation Product incorporates or is distributed with any software that is licensed pursuant to an “open source” or other third party license agreement, and no Acquired Corporation is otherwise a party to such agreement that requires the disclosure or licensing of any source code for any Acquired Corporation Product or requires any Acquired Corporation Products to be made available at no charge. The Acquired Corporations have not disclosed, delivered, licensed or otherwise made available, and the Acquired Corporations do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Acquired Corporation Product to any third party who is not, as of the date of this Agreement, a Company Associate.

(e) Part 2.8(e) of the Company Disclosure Schedule is a complete and accurate list (by name and version number) of all Acquired Corporation Products along with any third party Intellectual Property Rights that are incorporated into, or bundled with, such Acquired Corporation Products. To the knowledge of the Company, (i) there are no defects in any of the Acquired Corporation Products that would prevent the same from performing materially in accordance with its user specifications and (ii) there are no viruses, worms, Trojan horses or similar disabling codes or programs in any of the Acquired Corporations Products. As of the date hereof, the Acquired Corporations possess all source code and other materials necessary for or used in the development and maintenance of the Acquired Corporation Products.

(f) The Acquired Corporations are in compliance in all material respects with all policies and Information Privacy and Security Laws. To the knowledge of the Company, since June 30, 2012, there have been (i) no material losses or thefts of data or security breaches relating to data used in the businesses of the Acquired Corporations; (ii) no violations of any privacy or security policy regarding any such data; (iii) no unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of any Acquired Corporation or a contractor or agent acting on behalf of the Acquired Corporation.

(g) All computer hardware and software systems used or relied upon by the Acquired Corporations in the conduct of the business of the Acquired Corporations (the “Business Systems”) are materially sufficient for the current needs of such business subject to ongoing maintenance and planned hardware and software system upgrades reflected in the capital budget, and are subject to commercially reasonable disaster recovery and business continuity procedures. In the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Acquired Corporations have purchased and paid in full for a sufficient number of licenses for the operation of such Business Systems as operated on the date hereof except for any discrepancies that are not expected to result in a material liability to the Acquired Corporations, taken as a whole.

2.9 Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract constituting a Company Employee Agreement pursuant to which any of the Acquired Corporations is or may become obligated to (A) make any severance, termination, tax gross-up or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that do not exceed $200,000 per beneficiary or (B) make any bonus deferred compensation or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $200,000 in any year to any Company Associate;

(ii) any collective bargaining agreement or other Company Contract with any labor organization;

(iii) any Company Contract that is a settlement, conciliation or similar agreement with or before any Governmental Body or pursuant to which the Acquired Corporations will be required after the date of this Agreement to pay consideration in excess of $125,000;

(iv) any Company Contract (A) limiting the freedom or right of any Acquired Corporation to engage in any line of business, to make use of any Company IP or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any of the Acquired Corporations or exclusivity obligations or restrictions or otherwise limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or service or any technology or other assets to or for any other Person;

(v) any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration (i) by the Acquired Corporations in an amount having an expected value in excess of $250,000 or (ii) to the Acquired Corporations in an amount having an expected value in excess of $200,000, in each case in the fiscal year ending September 30, 2014, and which cannot be cancelled by the Company or such Subsidiary without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date) excluding non-exclusive distribution, reseller and end user customer agreements entered into in the ordinary course of business;

(vi) any Company Contract relating to Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or an Acquired Corporation, other than any Indebtedness between or among the Company and any of its Subsidiaries;

(vii) any Company Contract or arrangement with any Person constituting a joint venture, partnership or limited liability company agreement;

(viii) any Company Contract that requires or permits an Acquired Corporation, or any successor, to, or acquirer of an Acquired Corporation, to make any payment to another person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(ix) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(x) any license agreements pursuant to which the Company or any of its Subsidiaries licenses in any material Intellectual Property Right or licenses out any material Intellectual Property Right owned by the Company or its Subsidiaries (other than, in the first case, license agreements for commercially available off-the-shelf software on standard terms with an annual license fee of less than $25,000 that are not integrated or embedded into any Acquired Corporation Product, and, in the second case, non-exclusive distribution, reseller and end-user customer agreements entered into in the ordinary course of business);

(xi) any agreement with a third party that provides co-location or data hosting services to any Acquired Corporation to fulfill obligations to provide software and data hosting services to end user customers;

(xii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or any of their affiliates (other than any of the Acquired Corporations) or immediate family members;

(xiv) any Company Contract with a reseller of Company products pursuant to which the Company receives payments in excess of $100,000 per annum; and

(xv) any Company Contract for the lease or sublease of any material real property.

(b) As of the date of this Agreement, the Company has either delivered or otherwise made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Except as set forth on Part 2.9(b) of the Company Disclosure Schedule, neither the Acquired Corporations nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Acquired Corporations, or to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Part 2.9(b) of the Company Disclosure Schedule, no Acquired Corporation has received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Acquired Corporations have not waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, since September 30, 2013, the Company has not received, on or prior to the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

(c) Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, none of the Acquired Corporations are nor have been since January 1, 2010 a party to any material agreement with any entity of the United States government or other state, local or foreign government or any subcontract thereunder, nor has any Acquired Corporation since January 1, 2010 been subject to or in violation in any material respect of any requirement imposed by any such agreement or any law, regulation or requirement pertaining to such agreements.

2.10 Liabilities. None of the Acquired Corporations has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Acquired Corporations under Contracts binding upon the Acquired Corporations (other than resulting from any breach or acceleration thereof) either provided or made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business, including non-exclusive distribution, reseller and end user customer and other non-exclusive agreements entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since June 30, 2014; and (v) liabilities that individually or in the aggregate have not and would not reasonably be expected to have a Material Adverse Effect.

2.11 Compliance with Legal Requirements. Each of the Acquired Corporations is, and since June 30, 2012 has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since June 30, 2012, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of, any Legal Requirement except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.12 Certain Business Practices. To the knowledge of the Company, none of the Acquired Corporations or any of their respective employees, representatives or agents (in each case, acting in the capacity of an employee or representative of an Acquired Corporation) has (i) used any material funds (whether of the Company, any Subsidiary or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended and any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since June 30, 2012, none of the Acquired Corporations has received any written, or, to the knowledge of the Company, oral communication that alleges any of the foregoing. The Company utilizes effective controls, procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the aforementioned laws, rules or regulations will be prevented, detected and deterred.

2.13 Governmental Authorizations. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations except where failure to be in compliance would not have a Material Adverse Effect.

2.14 Tax Matters.

(a) Except as disclosed on Part 2.14(a) of the Company Disclosure Schedule, (i) each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Acquired Corporation Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Legal Requirements and are true and correct in all material respects, and (ii) all material Taxes payable by the Acquired Corporations (whether or not shown on the Acquired Corporation Returns to be due) or required to be withheld on or before the Closing Date have been or will be paid or withheld on or before the Closing Date.

(b) The Company’s Balance Sheet has accrued all actual and estimated liabilities for unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP, other than any Taxes the non-payment of which would not have a Material Adverse Effect. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material unpaid Taxes by the Acquired Corporations for the period from the date of the Balance Sheet through the Closing Date.

(c) Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, to the Company’s knowledge, as of the date of this Agreement, (i) there are no current examinations or audits of any Acquired Corporation Return in progress involving material Taxes and (ii) since June 30, 2011, no written claim has been received by any of the Acquired Corporations from any Governmental Body in any jurisdiction where the Acquired Corporations do not file Tax Returns that the Acquired Corporations are or may be subject to Taxes in that jurisdiction. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to Acquired Corporation Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted and is currently in effect.

(d) As of the date of this Agreement, except as set forth in Part 2.14(d) of the Company Disclosure Schedule, to the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending or threatened against or with respect to the Acquired Corporations in respect of any material Tax. Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, no deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, accrued for or been contested in good faith and in accordance with applicable Legal Requirements.

(e) Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will give rise to the payment of any amount in connection with the Merger that would not be deductible pursuant to Section 280G of the Code. Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, the Acquired Corporations are not a party to any Contract that would require, nor do the Acquired Corporations have any obligation (current or contingent), to compensate or otherwise “gross-up” any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f) None of the Acquired Corporations (i) have ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) have incurred, or have the potential to incur, any material liability for the Taxes of any Person (other than the Company or any of the other Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, pursuant to a Contract, or otherwise (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees and non-exclusive distribution, reseller and end-user customer and other non-exclusive agreements, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(g) None of the Acquired Corporations have been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) None of the Acquired Corporations has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, except as would not, individually or in the aggregate, have a Material Adverse Effect, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or (vi) election under Section 108(i) of the Code.

(j) The Acquired Corporations are not, and have not at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii) been, United States real property holding corporations within the meaning of Section 897(c)(2) of the Code.

(k) None of the Acquired Corporations is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries, and none has any current or potential contractual obligation to indemnify any other Person with respect to material Taxes.

(l) No Acquired Corporation is or ever has been a “passive foreign investment company” within the meaning of Code Section 1297(a) or a “controlled foreign corporation” within the meaning of Code Section 957(a).

(m) Part 2.14(m) of the Company Disclosure Schedule lists the federal Tax classification of each Acquired Corporation.

2.15 Employee Matters; Benefit Plans.

(a) Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. Since June 30, 2011, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, material labor dispute, question concerning representation, union organizing activity, or to the knowledge of the Company any threat thereof, or any similar labor activity or dispute, affecting any of the Acquired Corporations. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, material labor dispute, question concerning representation or union organizing activity or any similar labor activity or dispute. Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, since June 30, 2011, there has been no material Legal Proceeding relating to employment matters, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, collective bargaining, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any current or former Company Associate, including charges of unfair labor practices or harassment complaints. Since June 30, 2011 and except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the

Company has complied in all respects with all applicable Legal Requirements related to employment, including employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees and independent contractors for purposes of the Fair Labor Standards Act and cognate state laws), immigration, collective bargaining, workplace safety, employment taxes and other withholdings, and all Legal Requirements in respect of any reductions in force, including notice, information and consultation requirements.

(b) Part 2.15(b) of the Company Disclosure Schedule sets forth a true and complete list of the material Employee Plans (other than any employment, termination or severance agreements for non-officer employees of the Company and its Subsidiaries that provide for at will employment without the payment of $100,000 or more in severance or bonuses and equity grant notices, and related documentation, with respect to employees of the Company and its Subsidiaries that are set forth on Part 2.3(d) of the Company Disclosure Schedule). The Company has made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan true and complete copies of, to the extent applicable: (i) the most recent plan documents and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) the most recent IRS determination or opinion letter for each Employee Plan intended to be qualified under Code Section 401(a), (iii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (iv) the most recent summary plan descriptions and any material modifications thereto and (v) all material correspondence to or from the IRS, the United States Department of Labor, or any other Governmental Body since June 30, 2011.

(c) None of the Acquired Corporations nor any other Person that would have been considered a single employer with an Acquired Corporation under the Code or ERISA has since January 1, 2011 maintained, contributed to, been required to contribute to or had any liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(d) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion or advisory letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been operated in compliance in all respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code, except for noncompliance that would not reasonably be expected to constitute a Material Adverse Effect. There do not exist any pending and served or, to the knowledge of the Company, pending and not served or threatened claims (other than routine undisputed claims for benefits), Legal Proceeding with respect to any Employee Plan other than Legal Proceeding that would not reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth in Part 2.15(e) of the Company Disclosure Schedule or to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits.

(f) Except as set forth in Part 2.15(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of the Acquired Corporations to severance pay, change in control, retention or similar payments, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause the Acquired Corporations to transfer or set aside any material assets to fund any benefits under any Employee Plan or (iv) limit or restrict the right to amend, terminate or transfer any material assets of any Employee Plan on or following the Effective Time.

(g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no material Employee Plan is maintained primarily for the benefit of employees or other service providers who are primarily located outside of the United States (other than any employment, termination or severance agreement for non-officer employees of the Company or the Acquired Corporations, government mandated benefits, including consultation rights or notices, and equity grant notices, and related documentation, with respect to employees of the Company and the Acquired Corporations).

(h) Each Employee Plan or other Contract that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Acquired Corporations. The Acquired Corporations do not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Acquired Corporations for any tax incurred by such service provider pursuant to Section 409A of the Code.

2.16 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (a) each Acquired Corporation is, and since June 30, 2011 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations or the Owned Real Property or Leased Real Property, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws, (d) to the knowledge of the Company, (1) no Person has been exposed to any Hazardous Materials and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Owned Real Property or Leased Real Property, in both cases in a manner and concentration that would reasonably be expected to result in any valid claim against or liability of any of the Acquired Corporations under any Environmental Law, and (e) none of the Acquired Corporations has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in any Material Contracts or leases for real property.

2.17 Insurance. The Company has delivered or otherwise made available to Parent or Parent’s Representatives a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Except as would not reasonably be expected to have a Material Adverse Effect, (a) all such insurance policies are in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

2.18 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, threatened, or pending and not served) against the Acquired Corporations or to the knowledge of the Company, against any present or former officer, director or employee of the Acquired Corporations in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected to have a Material Adverse Effect;

(b) to the Company’s knowledge, there is no order, writ, injunction or judgment to which the Acquired Corporations are subject, including any suspension or debarment from contracting with the federal government, that is reasonably likely to have a Material Adverse Effect; and

(c) to the Company’s knowledge, no investigation or review by any Governmental Body with respect to the Acquired Corporations or their present or former officers, directors or employees is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Material Adverse Effect.

2.19 Authority; Binding Nature of Agreement; Takeover Laws.

(a) The Company has the corporate power and authority to enter into and deliver and, subject to obtaining the Required Company Shareholder Vote, to perform its obligations under this Agreement and to consummate the Transactions.

(b) A committee consisting of only disinterested directors of the Company’s Board of Directors, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA (the “Special Committee”), at a meeting duly called and held, has unanimously: (i) approved this Agreement, the Merger and the other transactions contemplated hereby (including the Voting Agreements), which approval, to the extent applicable, constituted approval for the purposes of Sections 302A.673, and 302A.675 of the MBCA as a result of which this Agreement, the Merger and the other transactions contemplated hereby (including the Voting Agreements), are not and will not be subject to the restrictions on “business combinations” with an “interested shareholder” under the provision of Section 302A.673 of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA or any other Takeover Laws; and (ii) recommended to the Company’s Board of Directors that the Company’s Board of Directors approve this Agreement, the Merger and the other transactions contemplated hereby (including the Voting Agreements) (the “Special Committee Recommendation”). The Company does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement.

(c) The Company’s Board of Directors, at a meeting duly called and held, has duly and unanimously adopted resolutions and not subsequently rescinded or modified in any way (i) declaring that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement and the Transactions (including the Merger) (such approval having been made in accordance with the MBCA); (iii) recommending that the Company’s shareholders approve the Merger; and (iv) directing that the approval of the Merger be submitted to the shareholders of the Company to consummate the Merger under the MBCA.

(d) The Company has amended its articles of incorporation in accordance with the MBCA to render Section 302A.671 of the MBCA inapplicable to the Company and any control share acquisition of capital stock of the Company. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7(b), no further action is required by the Company’s Board of Directors (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Merger, and the other transactions contemplated hereby (including the Voting Agreements) (i) the restrictions on a “control share acquisition” set forth in Section 302A.671 of the MBCA; (ii) the restrictions on “business combinations” with an “interested shareholder” set forth in Section 302A.673 of the MBCA; (iii) the “fair price requirement” set forth in Section 302A.675 of the MBCA; (iv) other similar anti-takeover statute or regulation or Takeover Law in Minnesota; or (v) any anti-takeover provision in the Company Charter Documents and, accordingly, none of the foregoing anti-takeover or similar statute or regulation or any anti-takeover provision in the Articles of Incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations applies to this Agreement, the Merger or any other transactions contemplated hereby (including Voting Agreements).

(e) This Agreement have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20 Vote Required. The Required Company Shareholder Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule and assuming compliance with the applicable provisions of the MBCA, the HSR Act, the Communications Laws, including receipt of the FCC Consent, the rules and regulations of NASDAQ and the receipt of the Required Company Shareholder Vote, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the Articles of Incorporation or bylaws (or similar organizational documents) of any Acquired Corporation; or (b) cause a violation by any Acquired Corporation of any Legal Requirement or order applicable to any Acquired Corporation, or to which any Acquired Corporation is subject; or (c) conflict with, result in breach of, or constitute a default under, any Material Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a material and adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in Part 2.22 of the Company Disclosure Schedule and as may be required by the Exchange Act (including, without limitation, the requirement under the Exchange Act for the Company’s shareholders to approve or disapprove, on an advisory basis, the Merger-related compensation of the Company’s named executive officers and the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement), the MBCA, the Communications Laws, including receipt of the FCC Consent, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, none of the Acquired Corporations is required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

2.22 Fairness Opinion. The Company’s Board of Directors has received the opinion of William Blair & Company as financial advisor to the Company to the effect that, as of the date of such opinion, and subject to the various assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company shareholders (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders of Dissenting Shares). The Company will make available to Parent solely for informational purposes a written copy of the fairness opinion as promptly as practicable following the date of this Agreement.

2.23 Financial Advisor. Except for William Blair & Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any other Acquired Corporation.

2.24 Economic Sanctions. Except as may be set forth in Part 2.24 of the Company Disclosure Schedule, since June 30, 2012:

(a) The Acquired Corporations have been in compliance in all material respects with all applicable economic sanctions and export control laws, regulations and orders, including those administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions Laws”) and have not received any written notice of any governmental Legal Proceeding relating to Sanctions Laws.

(b) None of any Acquired Corporation nor, to the knowledge of the Company any officer or director of the Company, nor any agent acting on behalf of the Company (i) is designated on any economic sanctions or export controls list of any Governmental Body, including OFAC’s Specially Designated Nationals and Blocked Persons List, or (ii) has been involved in any export, reexport or other transaction by any Acquired Corporation involving any Person on such list or any country in violation of any export controls or Sanctions Laws.

2.25 FCC Licenses.

(a) Part 2.25 of the Company Disclosure Schedule lists all licenses and authorizations granted by the FCC and held by the Acquired Corporations (the “FCC Licenses”).

(b) The FCC Licenses constitute all material authorizations from the FCC required for the operation of the business of the Company and each of its Subsidiaries as of the date hereof. Except as set forth in Part 2.25 of the Company Disclosure Schedule, there are no applications filed by Company or its Affiliates that are now pending at the FCC regarding the FCC Licenses. The FCC Licenses are in full force and effect as of the date hereof. The Company and its Affiliates are in compliance in all material respects with the Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated thereunder (collectively, the “Communications Laws”) applicable to the FCC Licenses and have complied in all material respects with all terms and conditions of the FCC Licenses.

(c) There is not pending or, to the knowledge of the Company, threatened against Company or its Subsidiaries any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any of the FCC Licenses, (ii) seeks the imposition of any modification or amendment that would be materially detrimental with respect to any of the FCC Licenses, (iii) would adversely affect the ability of the Company to consummate the transactions contemplated hereunder or (iv) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the FCC Licenses. There is no unsatisfied adverse FCC order or ruling outstanding against the Company or any Affiliate regarding any of the FCC Licenses. Neither the Company nor any Affiliate is a party to any complaint or proceeding at the FCC regarding any of the FCC Licenses. Neither the Company nor any other Acquired Corporation is aware of any fact that reasonably would be expected to delay the grant of the FCC Consent.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Each of Parent and Merger Sub is an Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to Company or Company’s Representatives accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the limited liability company or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Non-Contravention; Consents. Assuming compliance with: (i) the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and (ii) the Communications Laws, including the receipt of the FCC Consent, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) cause a violation of any of the provisions of the articles of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act, state takeover laws, the MBCA or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s equityholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement, other than those which have been previously obtained.

3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.6 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions contemplated hereby. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions contemplated hereby.

3.7 Ownership of Company Capital Stock. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, except as specifically provided in the Voting Agreements. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. Assuming the accuracy of the representations and warranties of the Company in Section 2.19(b), none of Parent, Merger Sub or Parent’s Affiliates is an “interested shareholder” under Section  302A.011, Subd. 49, of the MBCA.

3.8 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, shareholders (or stockholders, as applicable), directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against any of the Acquired Corporations, or any of their respective Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Acquired Corporations, nor any of their respective Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

3.9 Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Funding Letter, will be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 1.8 and Section 1.9 and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses.

3.10 Certain Arrangements. As of the date of this Agreement, Parent has disclosed to the Company all Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub, the Equity Investor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or any of its Subsidiaries or the Transactions or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Offer.

3.11 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Jefferies LLC, whose fees and expenses will be paid by Parent.

3.12 Qualification as Licensee. Parent and Merger Sub each are qualified under present law, including the Communications Laws, to become, following receipt of the FCC Consent, the licensee of the FCC Licenses and Parent and Merger Sub are not aware of any fact that reasonably would be expected to delay the grant of the FCC Consent. No waiver of any Communications Law relating to the qualifications of Parent and Merger Sub is necessary for the FCC Consent to be obtained.

SECTION 4 CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations’ Representatives, personnel and assets, supervised conversations with customers and suppliers and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party), provided that the Company shall use commercially reasonable efforts to obtain any Consents of third parties that are necessary to allow such information to be disclosed to Parent and its Representatives and shall otherwise use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of this clause (ii) or (iii) result in the disclosure of any trade secrets of third parties; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated August 10, 2014, between the Company and Vista Equity Partners III, LLC (the “Confidentiality Agreement”).

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (x) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, or (z) as set forth in Part 4.2 of the Company Disclosure Schedule, the Company shall ensure that each of the Acquired Corporations conducts in all material respects its business and operations in the ordinary course; and (ii) the Company shall promptly notify Parent of (A) any knowledge of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement. The Company shall, and shall cause each of the other Acquired Corporations to, use commercially reasonable efforts to preserve intact the material components of their current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, Governmental Bodies and other material business relations; provided, however, that the Acquired Corporations shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (x) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (z) as set forth in Part 4.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) other than in connection with the payment of any dividend to the holders of Series B Preferred Stock, in accordance with the terms of the Series B COD and as described on Part 4.2(b)(i) of the Company Disclosure Schedule, (1) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock or the Company Preferred Stock), or (2) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock or the Company Preferred Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (A) dividends or distributions between or among any of the wholly owned Acquired Corporations to the extent consistent with past practices (but not from the Company to its shareholders); (B) repurchases of other Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Acquired Corporations; (C) repurchases of Company Options (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option (in effect as of the date hereof) between the Company and an employee, consultant or member of the Company’s Board of Directors only upon termination of such Person’s employment or engagement by the Acquired Corporations; or (D) in connection with withholding to satisfy the Tax obligations with respect to Company Options;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock or the Company Preferred Stock) or other equity interests;

(iii) other than in connection with the payment of any dividend to the holders of Series B Preferred Stock in accordance with the terms of the Series B COD and as described on Part 4.2(b)(i) of the Company Disclosure Schedule, sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that the Company may issue shares of the Company Common Stock as required to be issued upon the valid exercise of Company Options, Company Warrants or Company Preferred Stock);

(iv) except as contemplated by Section 5.3, as required pursuant to an existing employment agreement or Employee Plan as of the date hereof or as otherwise required by applicable Legal Requirements, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof) or grant any employee or director any increase in compensation, bonuses or other benefits (except that the Acquired Corporations: (A) may provide increases in salary, wages or benefits to employees in the ordinary course of business and consistent with past practice; (B) may amend, modify or interpret the 2007 Plan and the Restricted Stock Units to accelerate the vesting of Restricted Stock Units and to provide for the settlement in cash of the Restricted Stock Units, in each case, in accordance with this Agreement; and (C) may make usual and customary annual, semi-annual or quarterly bonus payments, commission payments and profit sharing payments in the ordinary course of business consistent with past practice in accordance with the bonus, commission and profit sharing plans existing on the date of this Agreement and disclosed on the Company Disclosure Schedule);

(v) (A) enter into (x) any change-in-control agreement with any executive officer, employee, director or independent contractor or (y) any retention agreement with any executive officer or director, (B) enter into (aa) any employment, severance or other material agreement with any executive officer or director, (bb) any employment or severance agreement with any non-executive officer employee with an annual compensation opportunity greater than $150,000 or any consulting agreement with any independent contractors with an annual compensation opportunity greater than $150,000 or (cc) any severance agreement with any officer, director or employee on terms materially inconsistent with the Company’s severance policy as in effect on the date hereof, (C) hire any employee with an annual compensation opportunity in excess of $150,000 or (D) enter into any agreement with respect to the voting of its capital stock;

(vi) implement any employee layoffs that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Legal Requirements;

(vii) amend or permit the adoption of any amendment to its Articles of Incorporation or bylaws or other charter or organizational documents;

(viii) form any Subsidiary, acquire any equity interest or other interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(ix) make or authorize any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of all of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $100,000 individually and $200,000 in the aggregate during any fiscal quarter);

(x) acquire, lease, license, pledge, sell, abandon (or permit to lapse, other than any patent expiring at the end of its statutory term), transfer, assign guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property or sell or otherwise dispose of, or lease or license, any material right or other material asset or property to any other Person (other in the ordinary course of business), or sell or otherwise dispose of, divest or spin-off, or lease, license or sublicense, any material right or other material asset or property to any other Person (other than in the ordinary course of business consistent with past practice or pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company, or waive or relinquish, abandon, allow to lapse or encumber (except for any Permitted Encumbrance) any material right or material asset or property (except, in the case of any of the foregoing (A) as provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement and (B) the Acquired Corporations may enter into license agreements for commercially available software on standard terms in the ordinary course of business);

(xi) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for short-term borrowings, of not more than $100,000 in the aggregate, incurred in the ordinary course of business consistent with past practice, advances to employees for travel and other business related expenses in the ordinary course of business consistent with past practices and in compliance in all material respects with the Company’s policies related thereto and intercompany loans, advances, capital contributions or investments between or among the Company and any direct or indirect wholly owned Subsidiary of the Company);

(xii) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim or liability or obligation under, any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any non-exclusive distribution, reseller or end user customer agreements;

(xiii) except as required by applicable Legal Requirement or by GAAP, (a) make any material change to any accounting method or accounting period (or request such a change) in any material respect; (b) make any material Tax election (other a Tax election that is consistent with a Tax election made in a previous period); (c) rescind or change any material Tax election; (d) file an amended Tax Return that could materially increase the Taxes payable by the Acquired Corporations; (e) enter into a closing agreement with any Governmental Body regarding any material Tax; (f) settle, compromise or consent to any Tax claim or assessment or surrender a right to a material Tax refund; or (g) waive or extend the statute of limitations with respect to any material Tax other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of federal, state or local Taxes to prevent the assessment or collection of a Tax;

(xiv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions contemplated hereby and: (A) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $125,000 in the aggregate; or (B) that results solely in a monetary obligation that is funded by an indemnity obligation to or, an insurance policy of, the Acquired Corporations and the payment of monies by the Acquired Corporations that together with any settlement made under subsection “(A)” are not more than $125,000 in the aggregate (not funded by an indemnity obligation or through insurance policies);

(xvi) enter into any collective bargaining agreement or agreement to form a work council or other agreement with any labor organization or works council (except to the extent required by applicable Legal Requirements);

(xvii) adopt or implement any shareholder rights plan or similar arrangement;

(xviii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of the Acquired Corporations, as a whole, as currently conducted;

(xix) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement, or as otherwise required by applicable Legal Requirement, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Benefit Plan or authorize cash payments in exchange for any options granted under any Company Benefit Plan, except as otherwise provided in this Agreement;

(xx) knowingly disclose any material trade secrets of the Acquired Corporations other than pursuant to agreements entered into in the ordinary course of business consistent with past practice that contain confidentiality undertakings with respect to such confidential information and trade secrets;

(xxi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the other Acquired Corporations;

(xxii) except as contemplated by the last sentence of Section 1.3(a), adversely modify in any material respect any of the FCC Licenses or fail to maintain all of the FCC Licenses in full force and effect; or

(xxiii) authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xxii)” of this Section 4.2(b).

During the Pre-Closing Period, without the written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent and Merger Sub shall not, and shall cause the Equity Investor and their respective Affiliates to not, (i) enter into discussions or negotiations of any Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) or (ii) amend or otherwise supplement any agreements, arrangements or understandings (whether oral or written) in existence on the date of this Agreement, in the case of clauses “(i)” and “(ii)” that are between Parent, Merger Sub the Equity Investor or any of their respective Affiliates, on the one hand, and any officer or director of the Company, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transaction.

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

4.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may permit the submission of Acquisition Proposals to the Company’s Board of Directors on a private and confidential basis.

(b) Except as permitted by this Section 4.3, during the Pre-Closing Period the Company shall not and shall cause each of its Subsidiaries not to and shall direct its Representatives not to (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company’s Board of Directors shall be permitted, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be violate its fiduciary duties, to modify, waive, amend or release any existing standstill obligations owed by any Person to the Company or any of its Subsidiaries, in each case, solely in order to allow such Person to present a confidential offer or proposal to the Board without public disclosure.

(c) If at any time on or after the date of this Agreement and prior to obtaining the Required Company Shareholder Vote, the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from any material breach of this Section 4.3, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company’s Board of Directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) Following the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company or any of its Representatives and provide to Parent a summary of the material terms and conditions of any Acquisition Proposal and keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours) and upon the request of Parent shall reasonably inform Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, that making such disclosure under clause (i) or (ii) shall not in any way limit or modify the effect, if any, that any such action has under Sections 4.3 or 5.1.

(f) The Company agrees that in the event any Subsidiary or Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.3, the Company shall be deemed to be in breach of this Section 4.3.

SECTION 5 ADDITIONAL COVENANTS OF THE PARTIES

5.1 Company Board Recommendation; Proxy Statement; Shareholder Approval.

(a) The Company hereby represents that its Board of Directors and its Special Committee, each at a meeting duly called and held, has made the Company Board Recommendation and the Special Committee Recommendation, respectively. Subject to Section 5.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation and the Special Committee Recommendation in the Proxy Statement. During the Pre-Closing Period, neither the Company’s Board of Directors nor any committee (including the Special Committee) thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or the Special Committee Recommendation, as applicable, or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow any Acquired Corporation to execute or enter into any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Required Shareholder Vote:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company’s Board of Directors may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s shareholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation pursuant to this Section 5.1(b)(i) or terminate this Agreement pursuant to Section 7.1(f) at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have provided to Parent the material terms and conditions of the Acquisition Proposal in accordance with Section 4.3(d), (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals (including the Equity Funding Letter and Guaranty) made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(f) would reasonably constitute a breach of fiduciary duties of the Company’s Board of Directors to the Company’s shareholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1. For the avoidance of doubt, the provisions of this Section 5.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days; and

(ii) other than in connection with an Acquisition Proposal, the Company’s Board of Directors may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s shareholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals (including the Equity Funding Letter and Guaranty) made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that the failure to make the Company

Adverse Change Recommendation in response to such Change in Circumstance would reasonably constitute a breach of fiduciary duties of the Company’s Board of Directors to the Company’s shareholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days.

(c) As soon as practicable following the date hereof (and in no event later than ten (10) business days after the date hereof), the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC and the Company and Parent shall timely cooperate with and assist the Company in connection with the preparation of the foregoing. Subject to Section 5.1(b), the Proxy Statement shall reflect the Company Board Recommendation. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or its staff concerning the Proxy Statement. Parent and Merger Sub will provide to the Company upon request any information with respect to Parent and Merger Sub and their respective officers, directors, Affiliates and agents required to be provided in the Proxy Statement under applicable Legal Requirements or as reasonably requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff or any other governmental officials and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent a reasonable opportunity to review and comment on such document or response and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Legal Requirements, and the Company further agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff). Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

(d) The Company shall, as promptly as reasonably practicable after the Proxy Statement Clearance Date, take all action necessary under all applicable Legal Requirements, the Company’s Articles of Incorporation and bylaws and the rules of NASDAQ to establish a record date for (and the Company shall not change such record date without the prior written consent of Parent) and call, and give notice of a meeting of the holders of the Shares to vote on the approval of this Agreement and the Merger (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) and mail to the holders of Shares as of the record date established for the Company Shareholders’ Meeting a Proxy Statement. The Company shall include, in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, a proposal to Shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. The Company shall ensure that all proxies solicited by the Company in connection with the Company Shareholders’ Meeting are solicited in compliance in all material respects with all applicable Legal Requirements. Subject to Sections 4.3 and 5.1, the Company shall use its reasonable best efforts to obtain the Required Company Shareholder Vote. The Company in its sole discretion may adjourn or postpone the Company Shareholders’ Meeting after consultation with Parent, and with Parent’s consent (not to be unreasonably withheld, conditioned or delayed), (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting or (B) if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement and the Merger to its shareholders at the Company Shareholders’ Meeting even if the Company’s Board of Directors shall have made a Company Adverse Change Recommendation.

(e) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the approval of the Agreement at the Company Shareholders’ Meeting.

5.2 Filings, Consents and Approvals.

(a) The Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or other person, so as to enable the Closing to occur expeditiously, but in no case later than the End Date, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Parent or its Subsidiaries and/or those of the Acquired Corporations, provided that the Acquired Corporations will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Acquired Corporations only in the event the Closing occurs; and (ii) provide as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act (or other applicable Antitrust Laws). By way of illustration and not limitation, the Parties agree to promptly take, and cause their affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC, FCC and the DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Closing. The Parties shall defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.

(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than nine (9) business days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c) Without limiting the generality of anything contained in this Section 5.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of any communication to or from the FTC, FCC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto will permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

(d) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to promptly, but in no event later than five (5) business days after the date hereof, jointly file or cause to be filed with the FCC all appropriate applications and notifications to obtain any required approval of the FCC for the transactions contemplated hereunder (collectively, the “FCC Transfer Application”). Each of the Parties hereto shall furnish to the other Parties such necessary information and assistance as each may request in connection with the preparation, filing, and prosecution of the FCC Transfer Application in order to have such applications made as expeditiously as practicable. Any filing fees incurred in connection with the filing of the FCC Transfer Application shall be borne and paid equally by Parent and Merger Sub, on the one hand, and the Company, on the other, and the Parties shall use commercially reasonable efforts to cooperate and prosecute the FCC Transfer Application in good faith and with due diligence before the FCC, and shall furnish to the FCC any documents, materials, or other information requested by the FCC in order to obtain the FCC Consent as expeditiously as practicable. During the Pre-Closing Period, Parent and Merger Sub will not take, or fail to take, any action that reasonably would be expected to disqualify Parent or Merger Sub as the proposed assignee or transferee pursuant to the FCC Transfer Application or as the licensee of the FCC Licenses. If Parent or Merger Sub become aware of any facts or circumstances that would reasonably be expected to cause such disqualification, it will notify the Company as soon as practicable in writing thereof and use its reasonable best efforts to prevent and/or cure any such disqualification.

5.3 Company Options. Prior to the Effective Time, the Company shall use its reasonable best reasonable efforts to take such actions (including obtaining any necessary determinations and/or resolutions of the Company’s Board of Directors or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Options are outstanding or otherwise) to (a) accelerate the vesting and exercisability of each unexpired and unexercised Company Option then outstanding as of immediately prior to the Effective Time so that each such Company Option shall be fully vested and exercisable prior to the Effective Time, (b) terminate each Company Equity Plan (except as otherwise agreed by Parent and the Company) and (c) cause, as of the Effective Time, each unexpired and unexercised Company Option then outstanding as of immediately prior to the Effective Time, whether vested or unvested (and each plan, if any, under which any Company Option may be granted except, with respect to any such plan, as otherwise agreed by Parent and the Company) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 1.8.

5.4 Employee Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Acquired Corporations who are employed by the Acquired Corporations as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any Subsidiary thereof) during such one year period (the “Continuing Employees”) base salary and base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary and base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) provided to such Continuing Employees immediately prior to the execution of this Agreement. Without limiting the foregoing:

(a) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its

Subsidiaries to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the applicable Acquired Corporation.

(b) Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Acquired Corporations’ health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then the Continuing Employees shall be eligible to participate in one or more health and welfare benefit plans sponsored by the Surviving Corporation or the Parent (or an Affiliate) to the extent that coverage under such plans is replacing similar coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant for eligibility or vesting purposes or for the purpose of determining future paid time off accruals under any retirement, health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall ensure that such retirement, health or welfare benefit plan shall, for purposes of eligibility or vesting purposes or for the purpose of determining future paid time off accruals (but not for purposes of benefit accrual under other benefit plans), credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations to the same extent that such service was recognized prior to the Effective Time under the corresponding retirement, health or welfare benefit plan of the Parent or Surviving Corporation (or an Affiliate). Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment. If requested by Parent at least five days prior to the Closing Date, the Company shall terminate the XRS 401(k) Retirement Plan no later than the day prior to the Closing Date and such termination shall be evidenced by Company’s Board of Directors’ consent or resolution adopted no later than the day immediately prior to the Closing Date, the form of which shall have been approved by Parent (whose approval shall not be unreasonably withheld).

(c) The provisions of this Section 5.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

5.5 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Acquired Corporations existing in favor of those Persons who are directors and officers of any Acquired Corporation as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Articles of Incorporation and bylaws of the Acquired Corporations (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Corporations and said Indemnified Persons (as set forth on Part 5.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under the applicable Legal Requirements for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 5.5(a) and the indemnification rights provided under this Section 5.5(a) until disposition of such claim. The Parties acknowledge and agree that the indemnification agreements by and between certain shareholders of the Company, on the one hand, and one or more of the Acquired Corporations, on the other hand, set forth on Part 5.5(a) of the Company Disclosure Schedule (collectively, the “Shareholder Indemnification Agreements”) shall survive the Closing and remain applicable to such shareholders of the Company in accordance with their terms, and subject to the conditions, limitations and time periods set forth therein, in each case, as in effect on the date hereof; provided, that nothing contained in this Section 5.5 shall be deemed to amend, modify or supplement any of such terms, conditions, limitations and time periods as in effect on the date hereof.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Corporation against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of an Acquired Corporation in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of an Acquired Corporation at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.5(b) within fifteen days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (a true and correct copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Acquired Corporations (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 5.5(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.5.

(e) The provisions of this Section 5.5 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such

Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs without the prior written consent of the affected Indemnified Person.

5.6 Securityholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors relating to the Transactions, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.7 Additional Agreements. Subject to the terms and conditions of this Agreement (including Sections 4.3 and 5.1), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

5.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement or the Voting Agreements, each of Parent and the Company and the members of their respective Boards of Directors (in their capacities as directors) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement or the Voting Agreements may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to render such Takeover Laws inapplicable to the Merger, the other Transactions and the Voting Agreements or otherwise lawfully eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement or the Voting Agreements.

(b) The Company will give prompt notice to Parent (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect with respect to it and (ii) is reasonably likely to result in any of the conditions set forth in Sections 6.1 and/or 6.2 not being able to be satisfied prior to the End Date. Parent will give prompt notice to the Company (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Sections 6.1 and/or 6.3 not being able to be satisfied prior to the End Date.

5.10 Section 16 Matters. The Company, and the Company’s Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of Shares and Company Options in the Transactions contemplated hereby by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Financing.

(a) Prior to the Closing, the Company shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to provide and or cause its and its Subsidiaries’ Representatives to provide to Parent and its applicable Affiliates, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the debt financing (if any) to be obtained by Parent, Merger Sub or their Affiliates in connection with the Transactions (the “Debt Financing”) (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) (A) furnishing Parent and its applicable Affiliates and their financing sources under the Debt Financing (if any), as promptly as reasonably practicable following Parent’s reasonable request, with such pertinent and customary information, to the extent reasonably available to the Company or its Subsidiaries, regarding the Company and its Subsidiaries, and any supplements thereto, as may be reasonably requested by Parent to consummate the Debt Financing and (B) furnishing Parent and its financing sources, as promptly as reasonably practicable following Parent’s reasonable request, with information regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Debt Financing, to the extent reasonably available to the Company, its Subsidiaries or its Representatives and reasonably requested in writing by Parent to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans (the information referred to in clauses “(A)” and “(B)” being referred to in this Agreement as the “Required Information”), provided that Required Information shall not include, and Parent shall be responsible for, any pro forma financial statements, including any post-Closing pro forma adjustments, cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, (ii) participating and having senior management and its Representatives participate in a reasonable number of meetings, presentations, confidential information memorandum presentations and meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing (including customary one-on-one meetings with the financing sources under the Debt Financing (if any)), (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iv) taking all reasonably necessary corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (v) executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time and reflecting the Surviving Corporation and/or its Subsidiaries as the obligor) and assisting in preparing schedules thereto as may be reasonably requested by Parent, (vi) assisting in (A) the preparation, execution and delivery of one or more currency or interest hedging agreements or (B) the amendment or modification of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, if any, in each case, on terms that are reasonably requested by Parent in connection with the Debt Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) in connection with the Debt Financing, providing customary authorization letters to the financing sources under the Debt Financing (if any) for the Debt Financing authorizing the distribution of information to prospective lenders (so long as such Persons agree to be bound by customary confidentiality undertakings reasonably satisfactory to Company and of which Company shall be a beneficiary) and containing a customary representation to the financing sources for the Debt Financing that such information to the extent provided by the Company does not contain a material misstatement or omission and containing a representation to the financing sources under the Debt Financing (if any) that the public side versions of such documents, if any, with respect to such information provided by the Company, do not include material non-public information about the Company or its Subsidiaries or their securities, (viii) using commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by this Agreement to be paid off, discharged and terminated on the Closing Date; provided, that neither the Company nor its Subsidiaries shall be required to enter into any agreement that is not contingent upon the Closing, (ix) providing at least three (3) business days prior to the expected Closing Date all documentation and other information about the Company and each of its Subsidiaries as is requested by the financing sources for the Debt Financing (if any) and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested of Company in writing at least ten (10) days in advance of such expected Closing Date, (x) using commercially reasonable efforts to cause accountants to consent to the use of their reports in any material relating to the Debt Financing, (xi) assisting in obtaining corporate and facilities ratings for the Debt Financing, (xii) assisting with the execution, preparing and delivering of original stock certificates and original stock powers for the Company’s Subsidiaries to the financing sources under the Debt Financing (if any) (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, and (xiii) ensuring that there are no competing issues of debt securities or syndicated credit facilities of the Company and its Subsidiaries being offered or arranged between the execution of this Agreement and the Effective Time. Parent shall promptly (but in any event, within five (5) business days), upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants costs and expenses) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.11 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all direct and actual losses (other than lost profits), damages, claims, liabilities, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 5.11(a) and any information used in connection therewith, except, in each case, insofar as such losses, damages, claims, liabilities, costs or expenses (i) arose out of or resulted from the common law fraud, willful misconduct or gross negligence of the Company, its Subsidiaries or their Representatives, (ii) directly resulted from the breach of any of the obligations of the Company, its Subsidiaries or their Representatives under this Agreement or (iii) that were agreed to in a settlement without the written consent of Parent (such consent not to be unreasonably withheld or delayed) and the Guaranty shall guarantee the reimbursement and indemnification obligations of Parent pursuant to this Section 5.11. If the Company at any point believes that it has delivered the Required Information in accordance with this Section 5.11(a), it may deliver to the Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information unless the Parent shall have provided to the Company within three (3) business days a written notice describing in reasonable detail what information that constitutes Required Information the Company has not delivered; provided, further, that the determination as to whether the Required Information has been delivered shall not be contingent upon the availability of Debt Financing.

(b) Notwithstanding anything to the contrary contained in this Section 5.11, (i) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt or approve resolutions or execute consents to approve or authorize the execution of the Debt Financing (other than management letters in order to obtain auditor consent) unless such officers will continue in such positions or in similar positions after the Effective Time and, in each case, such documents shall not become effective until the Effective Time or thereafter, (ii) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time (and nothing contained in this Section 5.11 or otherwise shall require any of the Company’s Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Debt Financing, or require the Company to be an obligor with respect to the Debt Financing), (iii) none of the Company or any of its Subsidiaries or Representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Debt Financing prior to the Effective Time, and (iv) neither the Company nor its Subsidiaries shall be required to, prior to the Closing, (x) approach landlords or any other bailees to discuss landlord waivers, leasehold mortgages, bailee waivers or other agreements limiting the rights of such third parties or (y) consent to the pre-filing of UCC-1s or any other grant of Liens or other encumbrances.

(c) Nothing in this Section 5.11 shall require such cooperation by the Company to the extent it would (i) cause any condition to Closing set forth in Section 6 to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent the right to terminate this Agreement (unless waived by Parent), (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Legal Requirements or result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any Material Contract in any material respect (in each case prior to the Effective Time and in each case with no such restriction, conflict or violation being provided for or entered into under such organizational document in contemplation of this clause (ii)), (iii) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing or (iv) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries.

(d) All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent, Merger Sub and their respective Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement.

(e) For the avoidance of doubt, Parent and Merger Sub’s ability to obtain any Debt Financing described in this Section 5.11 shall not be a condition precedent to Closing.

(f) To the extent Parent or Merger Sub obtain any Debt Financing, it is acknowledged and agreed that no financing source providing any such Debt Financing shall have any liability for any claims or damages to the Company or any of its Affiliates, and neither the Company nor any of its Affiliates shall seek any recourse against any such financing source, in each case in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby.

5.12 FIRPTA Certificate. The Company shall deliver an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

5.13 Termination of Affiliate Agreements. Prior to or contemporaneously with the Closing, the Company shall, and shall cause each of its Subsidiaries to, agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to, terminate, all Contracts (other than (a) the Shareholder Indemnification Agreements, (b) any indemnification agreement by and between any director of any Acquired Corporation and any Acquired Corporation and (c) any Company Warrants (which shall be treated in accordance with Section 1.9)) between any Acquired Corporation, on the one hand, and any equityholder holding more than five percent (5%) of the outstanding Shares (other than John J. Coughlan), on the other hand, such that no party thereto shall have any further rights, duties, obligations or liabilities of any nature whatsoever with respect thereto.

SECTION 6 CONDITIONS PRECEDENT TO THE MERGER

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly approved by the Required Company Shareholder Vote.

(b) The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(c) (i) There shall not have been issued by any court of competent jurisdiction or other Governmental Body or remain in effect any temporary restraining order, preliminary or permanent injunction or other order or action taken by any Governmental Body preventing the consummation of the Merger or indirectly prohibiting, or making illegal, the acceptance for payment of or payment for Shares or the consummation of the Merger, and (ii) except as contemplated by the last sentence of Section 1.3(a), there shall not have been any Legal Requirement promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Merger; provided, however, that a party shall not be permitted to invoke this Section 6.1(c) unless it shall have taken all actions required under this Agreement to have any such order lifted.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of the Company set forth in Sections 2.3(a), 2.3(c) (first sentence), and 2.3(d) (second sentence) (Capitalization) of the Agreement shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Closing Date as if made on and as of such Closing Date, except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate that is more than $1,200,000 (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this Section 6.2(a)) only as of such date;

(b) the representations and warranties of the Company set forth in Sections 2.3 (Capitalization) (other than Sections 2.3(a), 2.3(c) (first sentence) and 2.3(d) (second sentence)), 2.19 (Authority; Binding Nature of Agreement), 2.21 (Vote Required) and 2.24 (Financial Advisor) of the Agreement shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Closing Date as if made on and as of such Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this Section 6.2(b)) only as of such date).

(c) the representations and warranties of the Company set forth in Section 2.5(b) (No Material Adverse Effect) shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Closing Date as if made on and as of such Closing Date (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(d) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses “(a)”, “(b)” or “(c)”) above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Closing Date as if made on and as of such date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(e) the Company shall have performed or complied in all material respects with any covenant or obligation that the Company is required to comply with or to perform under the Agreement prior to the Closing Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(f) Parent and Merger Sub shall have received certificates executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 6.2(a), (b), (c), (d) and (e) have been satisfied; and

(g) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that shall be continuing as of the Closing Date.

6.3 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Section 3.1 (Due Organization), 3.3 (Authority; Binding Nature of Agreement) and 3.9 (Financing) of the Agreement shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Closing Date as if made on and as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(b) The representations and warranties of Parent and Merger Sub set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Closing Date as if made on and as of such date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c) Parent and Merger Sub shall have performed or complied with in all material respects any covenant or obligation that Parent or Merger Sub is required to comply with or to perform under the Agreement prior to the Closing Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured; and

(d) The Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

SECTION 7 TERMINATION.

7.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the approval of this Agreement by the Required Company Shareholder Vote, except as otherwise expressly noted):

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to approve this Agreement and the Merger, and this Agreement and the Merger shall not have been approved at the Company Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if such Party is in breach of its obligations under Section 5.1(c) or (d);

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Merger or making consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent at any time prior to the receipt of the Required Company Shareholder Vote, if, whether or not permitted to do so: (A) the Company’s Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Change Recommendation; or (B) the Company’s Board of Directors shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Acquisition Proposal within the earlier of ten (10) business days after Parent so requests in writing and two (2) business days prior to the Company Shareholders’ Meeting, provided that, Parent may only make such request once every thirty (30) days, provided, further, that if an Acquisition Proposal shall have been publicly disclosed, Parent may make such request up to three (3) times every thirty (30) days;

(e) by either Parent or the Company if the Effective Time shall not have occurred on or prior to the close of business on January 26, 2015 (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure of the Effective Time to occur prior to the End Date was primarily due to the failure of such Party to perform in all material respects any of its obligations under this Agreement;

(f) by the Company, at any time prior to the receipt of the Required Company Shareholder Vote, in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), if (i) the Company has complied in all material respects with the requirements of Section 4.3 and Section 5.1(a) and (ii) prior to such termination (or if the Specified Agreement is executed on a day that is not a business day, the preceding business day), the Company pays the Termination Fee due to Parent under Section 7.3(b);

(g) by Parent at any time prior to the Closing, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of the conditions in Section 6.2(a), (b), (c), (d) or (e) to exist and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have commenced to have been cured within fifteen (15) days of the date Parent gives the Company notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 7.1(h);

(h) by the Company at any time prior to Closing, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred that would cause a failure of the conditions in Section 6.3(a), (b) or (c) to exist and cannot be cured by Parent or Merger Sub by the End Date, or if capable of being cured, shall not have commenced to have been cured within fifteen (15) days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied;

(i) by the Company, if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (B) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Sections 6.1 and 6.2 have been satisfied as of the date of such notice (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and, if there any unsatisfied conditions in Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) that it is willing to waive any unsatisfied conditions in Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (C) the Merger shall not have been consummated within three (3) business days after the delivery of such notice;

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 7.2, Section 7.3, Section 8 and the expense reimbursement and indemnification provisions of Section 5.11(a) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; (c) the Guaranty shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (d) subject to the limitations set forth in Section 7.3, the termination of this Agreement shall not relieve any Party from any liability for willful and material breach of this Agreement prior to the date of termination and common law fraud. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.5(b) in lieu of terminating this Agreement pursuant to Section 7.1.

7.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 7.3, the expense reimbursement and indemnification provisions of Section 5.11(a) and that Parent shall pay the filing fees for any filings made under the HSR Act, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or

(iii) (x) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(g) (as a result of any willful breach), (y) any Person shall have publicly disclosed or shall have made known to the Company’s Board of Directors a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless irrevocably, in good faith and, if such Acquisition Proposal is public, publicly withdrawn prior to such termination), and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “80%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 7.3(b), the Company shall pay to Parent or its designee the applicable Termination Fee plus the Expense Reimbursement (provided, that the aggregate amount of the Expense Reimbursement to be paid pursuant to this Section 7.3(b) shall in no event exceed $2,250,000), by wire transfer of same day funds (x) in the case of Section 7.3(b)(ii), within two (2) business days after such termination, (y) prior to (or if the Specified Agreement is executed on a day that is not a business day, the next business day) such termination if pursuant to Section 7.1(b)(i) or (z) in the case of Section 7.3(b)(iii), prior to the consummation of the Acquisition Proposal referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the applicable Termination Fee or Expense Reimbursement on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $6,600,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.3(b), the receipt of the applicable Termination Fee, the Expense Reimbursement and the expenses referred to in this Section 7.3(b) and Section 7.3(f) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(b) shall limit the rights of Parent and Merger Sub under Section 8.5(b); provided, further, that, subject to the immediately following sentence, nothing in this Section 7.3(b) shall relieve the Company of liability for any willful and material breach of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Termination Fee is paid pursuant to this Section 7.3(b), Parent shall have the right, exercisable by written notice to the Company within one business day after the receipt of payment of such Termination Fee, to irrevocably refund such Termination Fee to the Company, and in that event that the Company actually receives a full refund of the entire Termination Fee within two business days after the delivery of such notice, Parent and Merger Sub shall be entitled to all remedies available as contemplated by Section 7.2(d) and the immediately preceding proviso. For the avoidance of doubt, if, after receiving the Termination Fee, Parent fails to exercise its right to refund the Termination Fee in accordance with the time periods provided for in the foregoing sentence, Parent shall be deemed to have irrevocably waived such right to monetary damages for willful and material breach and the Company shall have no further liability to Parent or Merger Sub under this Agreement except with respect to the payment of the Termination Fee, the Expense Reimbursement and the expenses referred to in this Section 7.3(b) and Section 7.3(f).

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(i), then Parent shall pay to the Company by wire transfer of same day funds, within two (2) business days after such termination, a non-refundable termination fee of $13,200,000 (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that Company shall receive full payment pursuant to this Section 7.3(c), together with indemnification pursuant to Section 5.11(a) and reimbursement of any applicable expenses pursuant to Section 7.3(f), the receipt of the Parent Termination Fee together with such expenses shall be deemed to be the only monetary damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Equity Funding Letter, or the Guaranty (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party (as defined below) arising out of or in connection with this Agreement, the Equity Funding Letter, or the Guaranty, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(d) In the event this Agreement is validly terminated by Parent pursuant to Section 7.1(g) as a result of a willful material breach by the Company, then the Company shall reimburse Parent for all of its actual and reasonable out-of-pocket expenses (the “Expense Reimbursement”), by wire transfer of immediately available funds on the second (2nd) business day following the date of such termination of this Agreement; provided, that the existence of circumstances which would require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.3(b) shall not relieve the Company of its obligations to pay the Expense Reimbursement pursuant to this Section 7.3(d); and provided, further, that the payment by the Company of the Expense Reimbursement pursuant to this Section 7.3(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in Section 7.3(b).

(e) For the avoidance of doubt, (1) under no circumstances shall the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates, for breaches under this Agreement or the Equity Funding Letter exceed $13,200,000 in the aggregate for all such breaches (and any indemnification pursuant to Section 7.3(f), but excluding any indemnification pursuant to Section 5.11(a)) (the “Parent Liability Limitation”) and (2) while the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with Section 8.5(b), under no circumstances shall the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 8.5(b) and any money damages. In no event shall the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) seek or obtain, nor shall they permit any of their Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against Parent, Merger Sub, the Equity Investor, the financing sources under the Debt Financing (if any) or any of their respective former, current or future general or limited partners, shareholders (or stockholders, as applicable), financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”), and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of the Parent Liability Limitation against the Parent Related Parties, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Funding Letter or the Guaranty or the transactions contemplated hereby and thereby (including, any breach by Equity Investor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure. For the avoidance of doubt, to the extent the Company has been awarded specific performance in accordance with Section 8.5(b), the limitations of remedies set forth in this Section 7.3, including Sections 7.3(d) and 7.3(f), shall in no way limit the obligations of Parent, Merger Sub and the Equity Investor to deposit the Payment Fund pursuant to Section 1.6(a) or to pay any amounts to any holders of Restricted Stock Units or Company Options under Section 1.8 or any other amounts owed by Parent, Merger Sub or the Equity Investor under the Merger Agreement or the Equity Funding Letter, in each case, to the extent actually awarded in such order of specific performance.

(f) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Legal Proceeding which results in a judgment against the other Party, with respect to Parent or Merger Sub, or Parties, with respect to the Company, for the payment set forth in this Section 7.3, such paying Party shall pay the other Party or Parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Except as provided in Section 7.3, and subject to Section 8.5(b), as applicable, payment of the fees and expenses described in this Section 7.3 shall constitute the sole and exclusive remedy of the Parties in connection with any termination of this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in no event shall any Non-Recourse Parent Party (as defined in the Equity Funding Letter, which excludes, for the avoidance of doubt, Equity Investor, Parent and Merger Sub) have any liability for monetary damages to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby, other than Equity Investor’s obligations under the Guaranty and the Equity Funding Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided herein. In no event shall the Company seek or obtain, nor shall they permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement, Equity Funding Letter or the Guaranty or the transactions contemplated hereby and thereby (including, any breach by Equity Investor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement, the Equity Investor to the extent expressly provided for in the Guaranty and the Equity Funding Letter.

SECTION 8 MISCELLANEOUS PROVISIONS

8.1 Amendment. Prior to the Effective Time this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after the approval of this Agreement by the Company’s shareholders); provided, however, that after any such approval of this Agreement by the Company’s shareholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

8.4 Entire Agreement; Counterparts. This Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) Except as set forth in Section 8.5(d), this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (B) the provisions set forth in Section 7.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (C) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement, and the Parties agree that each would suffer irreparable harm if this right to specific performance were not enforced. Notwithstanding the foregoing, it is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligation to: (i) consummate the transactions contemplated hereby and (ii) cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Equity Investor under the Equity Funding Letter in order to cause the Equity Financing to be timely completed), in each case, if (1) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, and (2) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Sections 6.1 and 6.2 have been satisfied as of the date of such notice (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and, if there any unsatisfied conditions in Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) that it is willing to waive any unsatisfied conditions in Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing). Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) The effectuation of the Merger and all claims or causes of action (whether in contract or in tort) that may challenge the effectiveness of Section 1.1 (Merger), Section 1.2 (Effect of Merger) and Section 1.3 (Closing; Effective Time; Articles of Merger) of this Agreement or that are otherwise mandatorily governed by the MBCA (including the fiduciary duties of the Company’s Board of Directors and any committee thereof) shall be governed by and construed in accordance with the laws of the State of Minnesota, to the extent required under Minnesota law.

8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Merger Sub may (i) assign this Agreement to any of their Affiliates (provided that such assignment shall not (A) affect the obligations of the Equity Investor under the Equity Funding Letter or the Guaranty or (B) impede or delay the consummation of the Transactions or the receipt of any third party approvals or consents required to be obtained in connection therewith (including the FCC Consent) or otherwise impede the rights of the shareholders of the Company under this Agreement) and/or (ii) pledge its rights hereunder as security to its financing source under the Debt Financing (if any); provided that no such assignment or pledge permitted pursuant to this Section 8.6 shall relieve Parent of its obligations hereunder.

8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Effective Time occurs (A) the right of the Company’s shareholders to receive the Merger Consideration and (B) the right of the holders of Company Options, Restricted Stock Units and/or Company Warrants to receive the Merger Consideration pursuant to Section 1.8 and 1.9, as applicable; (ii) the provisions set forth in Section 5.5 of this Agreement, (iii) the rights of persons who are explicitly provided to be third party beneficiaries of the Guaranty and the Equity Funding Letter to the extent of the rights set forth therein and (iv) the rights of any financing sources providing any Debt Financing set forth in Section 5.11(f).

8.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Sub (or following the Effective Time, the Company):

c/o Vista Equity Partners

401 Congress Avenue

Suite 3100

Austin, TX 78701

Attention:	Brian N. Sheth
Christian Sowul
Email:	BSheth@vistaequitypartners.com
CSowul@vistaequitypartners.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	David Breach
Daniel Wolf
Email:	David.Breach@kirkland.com
Daniel.Wolf@kirkland.com

if to the Company (prior to the Effective Time):

XRS Corporation

965 Prairie Center Drive

Eden Prairie, MN 55344

Attention:	John Coughlan
Email:	jay.coughlan@xrscorp.com

with a copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn:	Michael Coddington
Michael Stanchfield
Facsimile:	(612) 766-1600
Email:	michael.coddington@faegrebd.com
mike.stanchfield@faegrebd.com

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10 Obligation of Parent and the Company. The Company and Parent, as applicable, shall each ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and the Company and Parent, as applicable, shall be jointly and severally liable with its respective Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

XRS CORPORATION

By:	/s/ John J. Coughlan
Name:	John J. Coughlan
Title:	Chief Executive Officer

AMUNDSEN HOLDINGS, LLC

By:	/s/ Marc V. Teillon
Name:	Marc V. Teillon
Title:	Vice President

AMUNDSEN MERGER SUB CORP.

By:	/s/ Marc V. Teillon
Name:	Marc V. Teillon
Title:	Vice President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

2002 Option. “2002 Option” is defined in Section 1.8(b).

2007 Option. “2007 Option” is defined in Section 1.8(b).

2002 Plan. “2002 Plan” means the Company’s 2002 Long-Term Incentive and Stock Plan, as amended.

2007 Plan. “2007 Plan” means the Company’s 2007 Long-Term Incentive and Stock Option Plan, as amended and restated on February 4, 2009.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 4.3(a) of the Agreement.

Acquired Corporation Product. “Acquired Corporation Product” shall mean any product or service licensed or sold, or from which any licensing, maintenance, subscription or other revenue is derived or intended to be derived, by any of the Acquired Corporations on or after the date hereof as well as any product or service in development on or after the date hereof.

Acquired Corporation Returns. “Acquired Corporation Returns” is defined in Section 2.14(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding capital stock of the Company or the outstanding Company Common Stock (on an as-converted basis), (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding capital stock of the Company or the outstanding Company Common Stock (on an as-converted basis) or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding capital stock of the Company or the outstanding Company Common Stock (on an as-converted basis), in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Articles of Incorporation. “Articles of Incorporation” shall mean the Fifth Amended and Restated Articles of Incorporation of the Company, dated March 11, 2013, as amended from time to time.

Articles of Merger. “Articles of Merger” is defined in Section 1.3(b).

Balance Sheet. “Balance Sheet” is defined in Section 2.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Business Systems. “Business Systems” is defined in Section 2.8(g) of the Agreement.

Certificates. “Certificates” is defined in Section 1.6(b) of the Agreement.

C.F.R. “C.F.R.” shall mean the Code of Federal Regulations, as amended.

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that was (i) neither known to the Company’s Board of Directors nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Equity Investor, Parent, Merger Sub or any of their Affiliates, (C) clearance of the Merger under the Antitrust Laws or obtaining the FCC Consent or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (however, the underlying reasons for such events may constitute such material event, development or change in circumstances).

Change of Control Payment. “Change of Control Payment” is defined in Section 2.9(a)(viii) of the Agreement.

Closing. “Closing” is defined in Section 1.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 1.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Common Shares. “Common Shares” shall mean, collectively, the shares of Company Common Stock.

Communications Laws. “Communications Laws” is defined in Section 2.25(b) of the Agreement.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 5.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which any of the Acquired Corporations is a party.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Plans. “Company Equity Plans” shall mean, collectively, any plan or agreement under which any Company Option, Restricted Stock or Restricted Stock Unit has been granted, including the 2002 Plan and the 2007 Plan.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights that are owned or purported to be owned by the Acquired Corporations, (b) all Intellectual Property Rights licensed to the Acquired Corporations and (c) all other Intellectual Property Rights that are used by the Acquired Corporation in the operation of the Company’s business as currently conducted.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which the Acquired Corporations lease or sublease Leased Real Property from another Person.

Company Manufacturer. “Company Manufacturer” shall mean any third party that is a supplier, manufacturer or contractor for the Company with respect to the manufacture of the Company products or services or product components for the Company.

Company Options. “Company Options” shall mean all options to purchase Common Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean, collectively, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock.

Company Related Parties. “Company Related Parties” is defined in Section 7.3(e) of the Agreement.

Company SEC Documents. “Company SEC Documents” is defined in Section 2.4(a) of the Agreement.

Company Shareholders’ Meeting. “Company Shareholders’ Meeting” is defined in Section 5.1(d) of the Agreement.

Company Warrants. “Company Warrants” shall mean, collectively, (i) the Common Stock Warrants, each dated February 12, 2009 issued by the Company to each of Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., Trident Capital Fund-V Principals Fund, L.P., Trident Capital Parallel Fund-V, C.V., GW 2001 Fund, L.P., Weber Capital Partners II, L.P. and certain members of the Company’s management or former management, (ii) the Common Stock Warrant issued by the Company to Williams Executive Search dated as of January 16, 2006, (iii) the Common Stock Warrant issued by the Company to Silicon Valley Bank dated as of January 31, 2008, (iv) the Common Stock Warrants, each dated February 17, 2010, issued by the Company to each of TCV VII, L.P., TCV VII (A), L.P., TCV Member Fund, L.P., Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., Trident Capital Fund-V Principals Fund, L.P., Trident Capital Parallel Fund-V, C.V., Weber Capt. Mgmt - GW 2001 Fund, L.P., and (v) the various Common Stock Warrants, each dated August 29, 2014, issued by the Company to each of Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., Trident Capital Fund-V Principals Fund, L.P., Trident Capital Parallel Fund-V, C.V., GW 2001 Fund, L.P., Weber Capital Partners II, L.P. and certain members of the Company’s management or former management.

Company’s Board of Directors. “Company’s Board of Directors” is defined in Recital A.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 4.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employees. “Continuing Employees” is defined in Section 5.4 of the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

Debt Financing. “Debt Financing” is defined in Section 5.11(a).

Determination Notice. “Determination Notice” is defined in Section 5.1(b)(i) of the Agreement.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 1.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life, retention, change in control or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations or with respect to which any of the Acquired Corporations have any liability.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business shall not be Encumbrances hereunder.

End Date. “End Date” is defined in Section 7.1(e) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equity Financing. “Equity Financing” is defined in Recital E to the Agreement.

Equity Funding Letter. “Equity Funding Letter” is defined in is defined in Recital E to the Agreement.

Equity Investor. “Equity Investor” is defined in Recital E to the Agreement.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expense Reimbursement. “Expense Reimbursement” is defined in Section 7.3(d) of the Agreement.

FCC. “FCC” shall mean the U.S. Federal Communications Commission, including its Bureaus and Offices.

FCC Consent. “FCC Consent” shall mean one or more orders or public notices of the FCC which, considered together, constitute its consent to the transfer of control or assignment of each FCC License.

FCC Licenses. “FCC Licenses” is defined in Section 2.25(a).

FCC Transfer Application. “FCC Transfer Application” is defined in 5.2(d).

Financing. “Financing” is defined in Section 3.9(a) of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 2.4(b) of the Agreement.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license (including any FCC Licenses), certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Guaranty. “Guaranty” is defined in Recital F to the Agreement.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness. “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries and any capital leases, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), or (iv) any guaranty of any such obligations described in clauses “(i)” through “(iii)” of any Person other than the Company or any of its Subsidiaries (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 5.5(a) of the Agreement.

Indemnifying Parties. “Indemnifying Parties” is defined in Section 5.5(b) of the Agreement.

Information Privacy and Security Laws. “Information Privacy and Security Laws” shall mean all laws, statutes, orders, rules, regulations, and administrative rulings or judgments concerning the collection, maintenance, creation, transmission, use, analysis, disclosure, storage, and/or security of Personal Information, including the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, and state consumer protection laws. “Information Privacy and Security Laws” shall also include the Payment Card Industry Data Security Standard.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all intellectual property and other proprietary rights, which may exist or be created under the laws of any jurisdiction in the world, including the following: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know-how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) rights of privacy and publicity; and (f) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after due inquiry, of such Entity’s executive officers and, with respect to the Company, the additional Persons listed on Part A of the Company Disclosure Schedule.

Leased Real Property. “Leased Real Property” is defined in Section 2.7 of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

Material Adverse Effect. An effect, change, event or occurrence will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such effect, change, event or occurrence (whether or not any such matter, considered together with all other matters, would constitute a breach to the representations, warranties, covenants or agreements of the Company set forth in the Agreement) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Transactions in a timely manner; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations for purposes of clause (a) above: (i) any change in the market price or trading volume of the Company’s stock; (ii) any effect, change, event or occurrence directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 2.21 but subject to disclosures in Part 2.21 of the Company Disclosure Schedule), including to the extent so resulting in, any reduction in billings or revenue, any disruption in (or loss of) supplier, distributor, partner, reseller or similar relationships, loss of any customer or any loss of employees; (iii) any effect, change, event or occurrence in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any effect, change, event or occurrence arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any effect, change, event or occurrence arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such effect, change, event or occurrence disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Acquired Corporations to meet internal or analysts’ expectations or projections or the results of operations of the Acquired Corporations; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Acquired Corporations at the written direction of Parent or any action specifically required to be taken by the Acquired Corporations, or the failure of the Acquired Corporations to take any action that the Acquired Corporations are specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (viii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (ix) any effect, change, event or occurrence arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP), or (x) any change or prospective change in the Company’s credit ratings; it being understood that the exceptions in clauses “(i)”, “(vi)” and “(x)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(ix)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 2.9(a) of the Agreement.

MBCA. “MBCA” shall mean the Minnesota Business Corporation Act, as amended from time to time

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Recital B of the Agreement.

Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.

NASDAQ. “NASDAQ” shall mean the NASDAQ Stock Market LLC.

Non-Recourse Parent Party. “Non-Recourse Parent Party” shall have the meaning assigned to such term in the Equity Funding Letter.

OFAC. “OFAC” is defined in Section 2.25(a) of the Agreement.

Option Consideration. “Option Consideration” shall mean, with respect to any share of Company Common Stock issuable under a particular Company Option, whether vested or unvested, an amount (not less than zero) equal to (a) the Merger Consideration, without interest, less (b) the exercise price payable in respect of each share of Company Common Stock issuable under such Company Option.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Liability Limitation. “Parent Liability Limitation” is defined in Section 7.3(e) of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions contemplated by this Agreement.

Parent Related Parties. “Parent Related Parties” is defined in Section 7.3(e) of the Agreement.

Parent Termination Fee. “Parent Termination Fee” is defined in Section 7.3(c) of the Agreement.

Parties. “Parties” shall mean Parent, Merger Sub and the Company.

Paying Agent. “Paying Agent” is defined in Section 1.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 1.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use, utility or value of the applicable real property or otherwise materially impair the present business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report or (e) Encumbrances that, individually or in the aggregate would not reasonably be expected to interfere in any material respect with the use of the assets or the conduct of normal business operations of the relevant party.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” shall mean all financial, health, or other private or personal information that identifies, relates to, describes, is capable of being associated with, or with respect to which there is a reasonable basis to believe the information can be used to identify, an individual. Personal Information shall include genetic information, “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act and any information that is regulated or protected under any Legal Requirements.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 4.1 of the Agreement.

Preferred Shares. “Preferred Shares” shall mean, collectively, all outstanding shares of Company Preferred Stock.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

Proxy Statement Clearance Date. “Proxy Statement Clearance Date” shall mean the date, at least ten (10) calendar days after the filing of the preliminary Proxy Statement with the SEC, on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Required Company Shareholder Vote. “Required Company Shareholder Vote” shall mean the affirmative vote of the holders of a majority of the issued and outstanding Shares (on an as-converted to Company Common Stock basis).

Required Information. “Required Information” is defined in Section 5.11(b) of the Agreement.

Restricted Stock. “Restricted Stock” shall mean means any share of Company Common Stock that has been issued as a restricted stock award to a current or former employee, director or independent contractor of the Company or any predecessor thereof pursuant to any of the Company Equity Plans.

Restricted Stock Unit. “Restricted Stock Unit” is defined in Section 1.8(c) of the Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Series B COD. “Series B COD” shall mean the Certificate of Designation of Preferences of Series B Preferred Stock of the Company.

Series B Preferred Stock. “Series B Preferred Stock” shall mean the preferred stock, no par value, of the Company designated as “Series B Preferred Stock” under the Series B COD.

Series C COD. “Series C COD” shall mean the Certificate of Designation of Preferences of Series C Preferred Stock of the Company.

Series C Preferred Stock. “Series C Preferred Stock” shall mean the preferred stock, no par value, of the Company designated as “Series C Preferred Stock” under the Series C COD.

Series D COD. “Series D COD” shall mean the Certificate of Designation of Preferences of Series D Preferred Stock of the Company.

Series D Preferred Stock. “Series D Preferred Stock” shall mean the preferred stock, no par value, of the Company designated as “Series D Preferred Stock” under the Series D COD.

Series F COD. “Series F COD” shall mean the Certificate of Designation of Preferences of Series F Preferred Stock of the Company.

Series F Preferred Stock. “Series F Preferred Stock” shall mean the preferred stock, no par value, of the Company designated as “Series F Preferred Stock” under the Series F COD.

Series G COD. “Series G COD” shall mean the Certificate of Designation of Preferences of Series G Preferred Stock of the Company.

Series G Preferred Stock. “Series G Preferred Stock” shall mean the preferred stock, no par value, of the Company designated as “Series G Preferred Stock” under the Series G COD.

Shareholder Indemnification Agreements. “Shareholder Indemnification Agreements” is defined in Section 5.5(a) of the Agreement.

Shares. “Shares” shall mean, collectively, the Common Shares and the Preferred Shares.

Special Committee. “Special Committee” is defined in Section 2.19(b) of the Agreement.

Special Committee Recommendation. “ Special Committee Recommendation” is defined in Section Section 2.19(b) of the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 7.1(f) of the Agreement.

SSA. “SSA” shall mean the Social Security Act of 1935, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Company’s Board of Directors determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company’s Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s shareholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), escheat or abandoned property, levy, assessment, tariff, duty (including any customs duty) or other tax of any kind whatsoever, including any charge or amount (including any fine, penalty or interest) related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Fee. “Termination Fee” is defined in Section 7.3(b) of the Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement, and (b) all of the transactions contemplated by this Agreement, including the Merger.

Voting Agreements. “Voting Agreements” is defined in Recital D of the Agreement.

Warrant Consideration. “Warrant Consideration” shall mean, with respect to any Share issuable under a particular Company Warrant, whether vested or unvested, an amount (not less than zero) equal to (a) the Merger Consideration, without interest less (b) the exercise price payable in respect of each such Share issuable under such Company Warrant.

Appendix B

[WILLIAM BLAIR & COMPANY, L.L.C. LETTERHEAD]

August 29, 2014

XRS Corporation

Special Committee of the Board of Directors

965 Prairie Center Drive

Eden Prairie, MN 55344

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than Amundsen Holdings, LLC (“Parent”), a wholly owned subsidiary of Omnitracs, LLC (“Omnitracs”), Amundsen Merger Sub Corp. (“Merger Sub”), any of their respective wholly owned subsidiaries and holders who have properly exercised dissenters’ rights (“Dissenting Shares”)) (collectively the “Shareholders”) of XRS Corporation (the “Company”) of the $5.60 per share in cash (the “Merger Consideration”) proposed to be paid to the Shareholders pursuant to the draft Agreement and Plan of Merger dated as of August 28, 2014 (the “Merger Agreement”) by and among Parent, Merger Sub, a wholly owned direct subsidiary of Parent, and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”) and each share of common stock of the Company, $0.01 par value per share, will be converted into the right to receive the Merger Consideration upon the consummation of the Merger.

We are familiar with the Company, having provided certain investment banking services to the Company from time to time. We also have provided certain investment banking services to Omnitracs from time to time.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement dated August 28, 2014, and we have assumed the final form of the Merger Agreement will not differ from such draft in any material respects; (b) audited historical financial statements of the Company for the three fiscal years ended September 30, 2013, 2012 and 2011; (c) the unaudited financial statements of the Company for the fiscal quarters ended June 30, 2014 and June 30, 2013; (d) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts provided by senior management of the Company. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration payable to the Company’s other Shareholders. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We express no opinion as to the terms or other aspects of the Merger (other than the Merger Consideration to the extent specified herein), including, without limitation, the form or structure of the Merger, or tax or accounting consequences thereof. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Further, in 2013, we provided financial advisory services to Omnitracs in connection with an acquisition unrelated to the Merger.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders of Dissenting Shares) of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Shareholders by the Company with respect to the Merger. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders of Dissenting Shares).

Very truly yours,

/s/ William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

B-2

Appendix C

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(A) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(B) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(C) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(D) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (A) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(B) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (A) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(B) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(C) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (C) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions. (A) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(B) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(C) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(D) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (A) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(B) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (A) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (A) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(B) The corporation may withhold the remittance described in paragraph (A) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(C) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (A) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(B) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(C) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR all Proposals.

1.	Proposal 1 – Approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 29, 2014, by and among XRS Corporation, Amundsen Holdings, LLC (“Parent”) and Amundsen Merger Sub Corp., a wholly owned direct subsidiary of Parent.	☐	For	☐	Against	☐	Abstain

2.	Proposal 2 – Adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of Proposal 1 if there are insufficient votes to establish quorum or to approve Proposal 1 at the time of the special meeting.	☐	For	☐	Against	☐	Abstain

3.	Proposal 3 – Approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement	☐	For	☐	Against	☐	Abstain

Attend meeting? Mark Box  ☐

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

PLEASE SIGN exactly as name appears. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

XRS CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

OCTOBER 30, 2014

9:00 A.M.

XRS Corporation Corporate Headquarters

965 Prairie Center Drive

Eden Prairie, Minnesota 55344

XRS CORPORATION 965 Prairie Center Drive Eden Prairie, MN 55344	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints each of John J. Coughlan and Michael W. Weber as proxy, with full power of substitution, to vote all of the shares of common stock and Preferred Stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of XRS Corporation (the Company) to be held October 30, 2014, at XRS Corporation’s Corporate Headquarters, 965 Prairie Center Drive, Eden Prairie, Minnesota, 55344, at 9:00 a.m. or at any adjournment thereof, upon any and all matters that may properly come before the meeting or any adjournment thereof, hereby revoking all former proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

All common stock and Preferred Stock of the Company held by you will be voted in each class and series for which such stock is entitled to vote as directed in your proxy.

See reverse for voting instructions.